UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

TNI BIOTECH, INC.
(Exact name of registrant as specified in its charter)

Florida
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

618 East South Street #500, Orlando, Florida 32801	20817
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number including area code: 888-613-8802

Securities to be registered pursuant to Section 12(b) of the Act:

None	None
(Title of class)	Name of each exchange on which each class is to be registered

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, par value $0.001	None
(Title of class)	Name of each exchange on which each class is to be registered

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

☐	Large accelerated filer	☐	Accelerated filer
☐	Non-accelerated filer (Do not check if a smaller reporting company)	☑	Smaller reporting company

The Company qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act.

EXPLANATORY NOTE

TNI BioTech, Inc. is filing this General Form for Registration of Securities on Form 10, or this "registration statement," to register its common stock, par value $0.001 per share (“Common Stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934. Unless otherwise mentioned or unless the context requires otherwise, when used in this registration statement, the terms “Company,” “we,” “us,” “our,” “TNI,” and “TNIB” refer to TNI BioTech, Inc.

JUMPSTART OUR BUSINESS STARTUPS ACT

The Company qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we do not have more than $1,000,000,000 in annual gross revenue and did not have such amount as of December 31, 2012, our last fiscal year. We are electing to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

We may lose our status as an emerging growth company on the last day of our fiscal year during which (i) our annual gross revenue exceeds $1,000,000,000 or (ii) we issue more than $1,000,000,000 in non-convertible debt in a three-year period. We will lose our status as an emerging growth company (i) if at any time we are deemed to be a large accelerated filer. We will lose our status as an emerging growth company on the last day of our fiscal year following the fifth anniversary of the date of the first sale of common equity securities pursuant to an effective registration statement.

As an emerging growth company we are exempt from Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934. Such sections are provided below:

Section 404(b) of the Sarbanes-Oxley Act of 2002 requires a public company’s auditor to attest to, and report on, management’s assessment of its internal controls.

Sections 14A(a) and (b) of the Securities and Exchange Act, implemented by Section 951 of the Dodd-Frank Act, require companies to hold shareholder advisory votes on executive compensation and golden parachute compensation.

As long as we qualify as an emerging growth company, we will not be required to comply with the requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002 and Section 14A(a) and (b) of the Securities Exchange Act of 1934.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This following information specifies certain forward-looking statements of management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements.

The market data and other statistical information contained in this registration statement are based on independent industry publications, government publications, reports by market research firms and other published independent sources. Some data is also based on our good faith estimates, which are derived from other relevant statistical information, as well as the independent sources listed herein.

ITEM 1. BUSINESS

Company History

TNI BioTech, Inc., (“TNIB”) was initially incorporated in Florida on December 2, 1993 as Resorts Club International, Inc. (“Resorts Club”). It was formed to manage and market golf course properties in resort markets throughout the United States. Galliano International Ltd. (“Galliano”) was incorporated in Delaware on June 27, 1998. The Company began trading in November 1999 through the filing of a 15C-211. On November 10, 2004, Galliano merged with Resorts Club International, Inc. Resorts Club was the surviving corporation. On February 27, 2012, Resorts Club changed its name to pH Environmental Inc (“pH Environmental”).

On April 23, 2012, pH Environmental completed a name change to TNI BioTech, Inc., and on April 24, 2012, pH Environmental executed a share exchange agreement for the acquisition of all of the outstanding shares of TNI BioTech, Inc. The Company currently operates out of Bethesda, Maryland. In July 2012, the Company’s focus turned to acquiring patents that would protect and advance the development of new uses of opioid-related immunomodulatory therapies, such as low-dose naltrexone (“LDN”) and Met-enkephalin (“MENK”). TNI BioTech’s therapies stimulate and otherwise alter the immune system in such a way that they provide the potential to treat a variety of diseases that can create abnormalities in the immune system as either a central cause of disease development (e.g. HIV infection or autoimmune diseases) or as a secondary cause of increasing deficiencies in the immune system (e.g. cancer) that lead to disease progression and life-threatening situations.

The drugs currently being developed by TNIB, include:(i) Met-enkephalin (“MENK”) which is a small synthetic peptide that is produced in the body; and (ii) naltrexone, a small molecular weight chemical we are developing in low doses under the name “IRT-103,” bind specifically to opioid receptors on many tissues of the body, including the central and peripheral nervous system, gastrointestinal tract, and also to most types of cells of the immune system itself.

Administration of MENK intravenously or through other methods increases levels of this peptide (MENK) in the body. MENK appears to work by triggering opioid receptors on immune cells leading to an activation and expansion of various cells of the immune system (including T cells and natural killer (“NK”) cells), leading to increased ability of the immune system. This is especially important because increased activity of T cells and NK cells help the body respond to diseases such as cancer and HIV/AIDS.

Oral administration of low dose naltrexone (“LDN”) leads to transient (i.e. 3-4 hours) inhibition of opioid receptors, but thereafter induces increased opioid receptors on immune cells as well as other body cells, and changes the levels of cytokines produced by immune cells in diseased tissues and in the blood. Based largely on such modulation of the immune system, TNIB drugs have been shown in clinical trials to have benefits for a variety of diseases including a variety of autoimmune diseases including multiple sclerosis and Crohn’s disease, cancer, and HIV/AIDS.

TNIB’s goal is to benefit patients with chronic and often life-threatening diseases through the activation and rebalancing of the body’s immune system using our patented immunotherapy. Our products, technologies and patents are designed to harness the power of the immune system to improve the treatment of cancer, autoimmune diseases such as HIV/AIDS, and infections such as Crohn’s disease and irritable bowel syndrome.

We are developing active and adoptive forms of immunotherapies:

●
Active immunotherapy involves a drug that upon in vivo administration directly modulates the innate or natural immune system and/or the adaptive arm of the immune system (i.e. specific T cell and/or B cell immunity).

●	Adoptive immunotherapies involve isolation of immune cells or antibodies in the laboratory, which are then transferred to the patient to modulate one or more functions of the immune system.

Our most advanced clinical programs involve immunotherapy using Met-enkephalin (“MENK” or “IRT-101”) and low dose naltrexone (“LDN” or “IRT-103”).

Our Business and Patents

Background

TNI BioTech is focused on the development and commercialization of therapeutic treatments for cancer, HIV/AIDS and autoimmune diseases by combating these fatal diseases through the activation and modulation of the body’s immune system. TNI’s growth strategy includes the near-term commercialization of its existing immunotherapies targeting cancer and HIV/AIDS, as well as a potential future contribution from the Phase III studies of LDN for use in Crohn’s disease, multiple sclerosis and fibromyalgia (tentatively scheduled to begin in 2014), and a Phase III study of MENK for patients with unresectable pancreatic cancer.

Dr. Nicholas Plotnikoff and the late Dr. Bernard Bihari are credited with achieving major breakthroughs in the treatment of certain cancers and HIV/AIDS. Dr. Plotnikoff initiated and completed Phase I and Phase II clinical studies of MENK under Investigational New Drug (“IND”) protocols filed with the Food and Drug Administration (“FDA”). In these clinical trials, MENK has been shown to reduce the symptoms of early AIDS and AIDS Related Complex (“ARC”), a condition also known as pre-AIDS which includes symptoms such as fever, diarrhea, weight loss, swollen lymph nodes and herpes. In addition to the therapeutic effects of the treatments, trial reports indicated an elevation in mood of the patients treated.

A double-blind, randomized controlled Phase II study of 46 patients was performed with ARC (Bihari B and Plotnikoff, 1999) that was designed to measure the effect of a regular weekly dosing schedule of MENK at two different dose levels. The study involved randomized assignment to three arms: (i) patients on the first arm received weekly doses of 60µg/kg (low dose) for 12 weeks; (ii) patients on the second arm received a weekly infusion of 60µg/kg (low dose) for 2 weeks, followed by 10 weekly doses of 125µg/kg) and (iii) the patients on the third arm received a placebo intravenously for 12 weeks.

One month after the last dose of MENK was administered, there was increased “killing activity” (which means the destruction of diseased cells) by both T-cells and natural killer (“NK”) cells. The MENK treatment was generally well tolerated. High dose MENK significantly increased adaptive cell immunity resulting in increased activity of the body’s immune system which helps the body fight disease.  One patient in the high dose group administered by rapid intravenous infusion experienced dizziness, diaphoresis, elevated blood pressure and decreased pulse rate. These signs and symptoms were responded to with supportive measures.

When unable to fund Phase III trials in the United States, clinical work began in 2007 in China, led by Professor Fengping Shan and Dr. Plotnikoff, for the treatment of cancer, using our patented adoptive cell therapies with cells isolated from each patient and stimulated in the laboratory with MENK, and then transfused intravenously back to the patient. This clinical work has shown promising results.

Professor Shan and Dr. Plotnikoff filed a number of patents with the China Patent Office between 2008 and 2010. One patent has received approval and the others are still pending. The Patent Cooperation Treaty (“PCT”) enables the U.S. applicant to file one application, “an international application,” in a standardized format in English in the U.S. Receiving Office of the U.S. Patent and Trademark Office (“USPTO”), and have that application acknowledged as a regular national or regional filing in any state or region that is party to the PCT.

In the last year, Professor Shan and Dr. Plotnikoff have published, in a number of peer-reviewed international journals, that MENK inhibited regulatory T-cells, increasing the functional activities of T cells and NK cells and, thus, is a key to improved cancer therapy. They additionally published results showing that MENK appeared to be more potent than Interleukin-2 (“IL-2”) or Interferon-γ (“IFN-γ”), two widely known cytokines that have been approved by the FDA for marketing.

Research results indicate that MENK, at suitable doses, boosts the immune system through:

●	increasing proliferation and functional activities of CD4+T-cells and CD8+T-cells which will play a role in anti-virus and anti-tumor activities;

●	increasing maturation of dendritic cells which will initiate and intensify T-cell responses;

●	increasing secretion of cytokines such as IL-2, TNF, IL-12 and IFN-γ which will amplify the T-cell response and mediate interaction among immune cells, forming a modulated and balanced immunity;

●	increasing functions of macrophages, resulting in enhanced cellular immunity through secreting a set of cytokines; and

●	increasing activity of NK cells which have the ability to kill cancer cells and virus-infected cells.

Based on these findings, TNI has developed new therapies that are particularly important when a patient’s immune system is compromised due to diseases that suppress the immune system, such as cancer and HIV/AIDS, or from the side effects of chemotherapy.

Patents, Licenses and INDs

The Company has been developing active and adoptive forms of immunotherapies through the acquisition of patents, Investigational New Drugs (“INDs”), clinical data and all proprietary technical information, know-how, procedures, protocols, methods, prototypes, designs, data and reports which are not readily available to others through public means, and which were owned, generated or developed through experiments or testing by Dr. Plotnikoff, Professor Shan, Dr. Bernard Bihari, Dr. Ian S. Zagon, Dr. Jill Smith, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky.

The Company’s Management believed that to be successful, it was imperative to not only acquire all of the intellectual property and patents but also the scientist(s) behind their development. Over the past year, the Company has been able to acquire many of the patents and intellectual property it was seeking, and has also been able to team up with some of the leaders in the field of immunology such as experts the late Dr. Ronald Herberman (1940-2013), Dr. Angus Dalgleish and Dr. Joseph Fortunak.

TNI BioTech’s first acquisition was the patents and intellectual property of Dr. Nicholas P. Plotnikoff and Professor Fengping Shan. While Dr. Plotnikoff was with Oral Roberts University, he was a member of the team that developed and patented the specific application of Met-enkephalin (“MENK”) as a treatment for cancer, HIV/AIDS, and infectious diseases. MENK is a member of the body of hormones known as cytokines which are produced by the immune system. MENK plays an essential role in influencing all components of the immune system. The most important participant in the immune response is a class of white blood cells known as lymphocytes. These cells develop in the bone marrow and are released into general circulation.

Dr. Plotnikoff is the inventor behind a number of patents granted for cancer treatments and an adjunct to patents for autoimmune diseases including: European Patent United Kingdom, Germany, France, Ireland EP 1401471 BI Methods for inducing sustained immune response; Russian Patent Russian Federation patent number 2313364; The Patent Office of the People’s Republic of China, Application No.: 200810165784.8 China Patent CN1015113407 A The Patent Office of the People’s Republic of China ISSN: 1006-2858 CN 21-1349/R; Patent Agencies Government of India Patent, Application number 1627/KOLNP/2003 number 220265 an Enkephalin Peptide Composition; and the US Patent Pending, US Patent Application 10/146.999 e. The Patent Cooperation Treaty (“PCT”) enables a U.S. applicant to file a single application, known as “an international application,” in a standardized format in English in the U.S. Receiving Office (the U.S. Patent and Trademark Office) that is acknowledged as a regular national or regional filing in any state or region that is party to the PCT.

In addition to the above patents, TNI also signed an exclusive licensing agreement for all of the intellectual property developed at Pennsylvania State University by Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith for the treatment of cancer. The patents cover methods and formulations related to the treatment and prevention of cancers, particularly gastrointestinal cancer. More specifically, the present inventions describe the use of drugs that interact with opioid receptors (naltrexone, naloxone and the pentapeptide MENK or otherwise referred to as opioid growth factor (“OGF”) to inhibit and arrest the growth of cancer. Such efficacy has been discovered to be partially due to the functional manipulation of the zeta opioid receptor through exogenous and endogenous MENK. This receptor has been determined to be present in a variety of cancers, including pancreatic, ovarian, liver, head and neck, and colon cancer. US Patent Numbers 6,737,397, CA 2,557,504, US 20010046968, US 6737397, US 6136780, US 20080015211, US 20070053838, US 8003630, US 20110123437, US 7807368, US 7576180, US 7517649, US 20080146512, US 7122651, US 20060073565, US 20050191241, Patent No 8,003,630.

As part of the agreement with TNIB, Dr. Jill Smith has agreed to arrange with the FDA the transfer of the Orphan Drug Designation for the use of MENK/OGF in the treatment of pancreatic cancer to the responsibilities and sponsorship by TNI BioTech.  Dr. Smith has arranged to transfer the IND to TNI BioTech as well as the relevant clinical data set, and the FDA has acknowledged the new sponsorship by TNIB.

The team from Penn State University ("PSU"), led by Dr. Ian Zagon as the senior basic scientist and Dr. Jill Smith as the senior physician scientist, have shown that in addition to the reported immunomodulatory effects of MENK, they have discovered a novel opioid receptor that is highly expressed on cancer cells and on some normal tissue cells, which selectively bind MENK and thereby has been shown to induce direct inhibition of cancer cell growth in the laboratory or in immunodeficient nude mice, and they have decided to refer to MENK as an opioid growth factor (“OGF”)). TNIB’s position is that MENK can have therapeutic activity by both immunomodulatory effects and direct anti-cancer inhibitory effects. Despite some skepticism by the Zagon/Smith team about the importance of the immunomodulatory mechanism of action for the effective treatment of various types of advanced cancer, that team and TNIB are in complete accord regarding the ability of MENK/OGF to be a very promising drug for Phase III clinical development and commercialization. This conclusion is clearly supported by the successful negotiation with PSU and the co-inventors for TNIB to acquire all of the relevant patents, their prior clinical data, and to transfer the IND for the use of MENK/OGF for treatment of pancreatic and other types of advanced cancers.

Based upon published literature, TNIB holds its position that, in oncology in particular, MENK has two possible mechanisms of actions:

1.      Immunomodulatory effects; and

2.      Direct anti-cancer inhibitory effects

The Zagon/Smith team feel the primary factor in the treatment of cancer in particular with MENK is its ability to bind to the opioid receptor on cancer cells, having a direct impact on inhibiting cancer growth. However, the immunomodulatory mechanism of action for MENK exists as well, and is supported by multiple publications.   Details for each rationale are provided below.

Support for the use of MENK as an immunomodulatory treatment:
While Dr. Nicholas Plotnikoff was a faculty member at Oral Roberts University, he discovered that all three of the classical opioid receptors are expressed on most subsets of immune cells, and that either in vitro incubation with MENK or parenteral administration of MENK in vivo increased the number and functional activities of T cells, including cytotoxic CD8+ T cells, and also natural killer (NK) cells (Plotnikoff et. al., 1997). Following those pioneering studies, several other investigators observed that administration of MENK to mice and humans, especially those with immunodeficiencies associated with cancer or HIV/AIDS, increased CD4+ and CD+ T cells, and increased various immune functions, including cytotoxic activities of both T cells and NK cells (Wybran et al., 1991; Wybran et al., 1987; Bihari et al., 1999). More recently, Drs. Fengping Shan and Nicholas Plotnikoff have reported that MENK treatment of mice stimulates the cytotoxic activities of T cells and NK cells and reduces levels of T regulatory cells, and augments therapeutic effects in tumor-bearing immunocompetent mice (Shan et al., 2011).

Support for the use of MENK as an inhibitor of cancer cell growth:
MENK has been found to exert a profound inhibition on the initiation and progression of human pancreatic cancer in vitro and in vivo (Zagon et al., 1997, Zagon et al., 2000). This led to the discovery that MENK interacted with a novel opioid receptor (OGFr) on human cancer cells (ovarian, SCCHN, pancreatic, colorectal) creating a competitive inhibition profile and subcellular location that is different from other well-known “classic” opioid receptors [mu (µ), delta (δ) and kappa (κ)] (Zagon et. al., 2000).  The other “classic” opioid receptors have not been found to have any impact on cell growth; thus there is specificity in the MENK-OGFr interaction which regulates cell proliferation (Zagon et. al., 2009).  In an extensive number of experiments that have been conducted on human pancreatic cancer cells in tissue culture exposed to a variety of opioid-related compounds, MENK was the only compound that inhibited cell proliferation (Zagon et al., 2000). Based upon data from multiple in vivo and in vitro studies conducted by Zagon et al., the onset and/or progression of some cancers may be related to defects in MENK and/or OGFr, which would promote or exacerbate tumorigenesis. These findings show there may be an advantage in up-regulating the peptide (e.g., MENK administration) to enhance anti-cancer activity (Zagon et al., 2009).

Therefore, as opioid receptors are not only found on cancer cells, but also on most subsets of immune cells, MENK has the ability to not only inhibit cancer cell growth, but also have a direct impact on the patient’s immune system by increasing the number and functional activities of T cells and NK cells.

MENK acts directly by binding to a receptor to inhibit proliferation of cells. Some of the cell types known to be a target of MENK are T and B lymphocytes which secret cytokines and other immunomodulating agents. Thus, MENK acts directly as an immunomodulatory agent.

Zagon and McLaughlin have not recorded in any of their animal studies any side effects of MENK/OGF for non-oncological indications such as experimental autoimmune encephalomyelitis (EAE, the mouse model of multiple sclerosis). They just published another paper on relapse-remitting EAE (RR-EAE) with OGF being administered daily. Mice treated with OGF had no signs of relapses following the first clinical flair. They also have additional data being analyzed showing good effects with LDN or OGF of RR-EAE.

Even though there is skepticism regarding the direct mechanism of action for the treatment of cancer in particular, there has not been skepticism in MENK's ability to have a direct impact on cancer treatment.  We do not anticipate any impact with the development of MENK as therapy for oncology, as there is sufficient evidence to prove it enhances the immune system and inhibits cancer cell growth as discussed above.

TNI also acquired the licensing rights to the patent portfolio and intellectual property developed by Dr. Bernard Bihari relating to treatments with drugs that interact with opioid receptors such as low-dose naltrexone and MENK for a variety of diseases and conditions including malignant lymphoma, chronic lymphocyctic leukemia, Hodgkin’s lymphoma, and non-Hodgkin’s lymphoma, chronic herpes virus infections, and chronic infections due to the Epstein-Barr virus and a treatment method for humans infected with HTLV-III (AIDS) virus including patients clinically diagnosed as suffering from HIV/AIDS and those suffering from HIV/AIDS-related complex (“ARC”). The licensed rights include all reissues or modifications, reexaminations, or other related U.S. patent filings directed to the same subject matter and the use of U.S. Patent Number 6,586,443, U.S. Patent Number 6,384,044, U.S. Patent Number 6,288,074, U.S. Patent Number 5,356,900, U.S. Patent Number 5,013,739, U.S. Patent Number 4,888,346.

Once the Company acquired the above patents, it was then able to sign a licensing agreement to acquire the exclusive patent rights for the intellectual property of Dr. Jill Smith and LDN Research Group, LLC, whose members include Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky. The patents cover methods and formulations for the treatment of the inflammatory and ulcerative diseases of the bowel, using naltrexone in low dose as an opioid antagonist. Endogenous opioids and opioid antagonists at low doses have been shown to play a role in stimulating and rebalancing the immune system and the healing and repair of tissues. US Patent No. 6,136,780, Patent No. US 7879870.

TNIB then negotiated with Dr. Jill Smith to arrange the transfer of the Orphan Drug Designation for the use of naltrexone for the treatment of pediatric Crohn’s disease with the FDA. Dr. Smith has made arrangements to transfer the IND to TNI BioTech as well as the relevant clinical data set, and the FDA has acknowledged that TNIB is now the sponsor for this IND.

The Company acquired these patents and intellectual property because Management believes clinical trials involving low-dose naltrexone (“LDN”) hold great promise for the millions of people worldwide with autoimmune diseases, central nervous system disorders or who face a deadly cancer. Management also believes it could be the first low-cost, easy to administer, and side-effect-free therapy for HIV/AIDS and autoimmune diseases, particularly Crohn’s disease, multiple sclerosis, and fibromyalgia.   TNIB intends to market these therapies under the names IRT-101, IRT-102 and Lodonal IRT-103 (LDN). Lodonal is the name of IRT-103 currently in use in Africa and will be the trade name requested in the US and EU.

TNIB is working with a number of additional universities and patent holders regarding additional patents surrounding LDN and MENK. The Company is also working with Professor Shan to acquire exclusive rights to patents that were filed and approved in China.

The FDA approved naltrexone in 1984 in a 50 mg dose for the purpose of helping heroin and opium addicts. It acts by blocking the opioid receptors, and thus the effect of such drugs. Naltrexone also blocks the reception of the naturally produced opioids (the body does make opioids) in the brain and adrenal glands including beta-endorphin and Met-enkephalin. Many body tissues have receptors for these endorphins and enkephalins, including virtually every cell of the immune system.

Investigational New Drugs:

IND #	Indication	Product Name	Status
34,442	HIV/AIDS	MENK	Inactive (1)
67442	Crohn’s Disease	Naltrexone HCL	Active
50987	Pancreatic Cancer	MENK/OGF	Active

(1) Currently inactive but will soon be reactivated and transferred to TNIB sponsorship by September 2013.

Clinical trials under the INDs are anticipated to be conducted in the United States and the EU.

Patents Overview:

Patent:	Title:	Expiration:	License:	Product or Use:
U.S. Patent Number 6,586,443 (Related to US 5,356,900, 5,013,739 and 4,888,346 – all expired) (No related foreign patents)	Multiple sclerosis in a human patient is treated by the administration preferably via a pharmacologically effective route of an essentially pure opiate receptor antagonist.	January 3, 2019	Exclusive License from Jacqueline Young.	IRT-103 (LDN)
U.S. Patent Number 6,384,044 (No related foreign patents)	Cancer of the prostate in human male patients even at an advanced state with metastasis to other organs is preferably treated by administration.	November 8, 2019	Exclusive License from Jacqueline Young.	IRT-103 (LDN)
U.S. Patent Number 6,288,074 (No related foreign patents)
Lymphoproliferative syndrome, including such diseases as malignant lymphoma, chronic lymphocytic leukemia, Hodgkin's lymphoma, and non-Hodgkin's lymphoma, are treated in human patients via administration.

		November 15, 2019	Exclusive License from Jacqueline Young.	IRT-103 (LDN)
US Patent Number 6,136,780 (Related to US 6,737,397) (No related foreign applications)	Control of cancer growth through the interaction of [Met5] - Enkephalin and the zeta (s) receptor.	May 17, 2021	Exclusive License: Penn State University.	IRT-101 (MENK) and IRT-103 (LDN)
US Patent No. 6,737,397 (Related to US 6,136,780) (No related foreign applications)	Control of cancer growth through the interaction of [Met5]-Enkephalin and the zeta receptor.	May 17, 2021	Exclusive license: Penn State University.	IRT-101 (MENK) and IRT-103 (LDN)
US Patent No. 7,879,870 (US PgPub 2008/0015211) (No related foreign patents)	Treatment of inflammatory and ulcerative diseases of the bowel with opioid antagonists.	February 1, 2028	License with Dr. Jill Smith and LDN Research Group, LLC.	IRT-103 (LDN)

Israeli Patent mentioned in license	Treatment of inflammatory and ulcerative diseases of the bowel with opioid antagonists.	Pending	License with Dr. Jill Smith and LDN Research Group, LLC.	Treatment of Crohn’s disease
US Application Number: 11/061,932 (Claims Priority to US60/548,021) Canadian Application Number: 2,557,504 (Pending)	Combinatorial therapies for the treatment of neoplasias using the opioid growth factor receptor.	Pending application	Exclusive license: Penn State University.	IRT-101 (MENK)
US Patent No. 8,003,630 (Application Number: 11/510,682) (US PgPub 2007/0053838) (Claims Priority to US60/548,021)	Combinatorial therapies for the treatment of neoplasias using the opioid growth factor receptor.	May 22, 2028	Exclusive license: Penn State University.	IRT-101 (MENK)
US PgPub 2013/0084242 A1 (Application Number: 13/660,129) (Claims Priority to US60/548,021) Patent Cooperation Treaty (PCT) application: PCT/US2010/030967 (Claims priority to US61/173,351)	Combinatorial therapies for the treatment of neoplasias using the opioid growth factor receptor.	Pending	Exclusive license: Penn State University.	IRT-101 (MENK)
US 7,807,368 (US PgPub 2008-0146512 A1) (No related foreign applications)	Cyclin-dependent kinase inhibitors as targets for opioid growth factor treatment.	October 4, 2027	Exclusive license: Penn State University.	IRT-101 (MENK)
US 7,576,180 (Claims priority to US60/106,879) (There is a related PCT application PCT/US1999/025802, claiming priority to the US60/106,879, but no National Phase applications were filed)	Opioid growth factor receptors.	August 17, 2026	Exclusive license: Penn State University.	IRT-101 (MENK)
US 7,122,651 (No related foreign applications)	Novel nucleic acid molecules encoding opioid growth factor receptors.	October 17, 2023	Exclusive license: Penn State University.	Treatment of cancer
US 7,517,649 (US PgPub 20060073565) (No related foreign applications)	Methods of detecting opioid growth factor receptor (OGFr) in tissue.	April 13, 2026	Exclusive license: Penn State University.	IRT-101 (MENK)

CN 200910011030 (No related US applications)	Shan Fengping, Nikola Polonikov, Lu Changlong: Application of naloxone and composition thereof in preparing drug for treating cancer. Shan Fengping: August 26, 2009.	August 23, 2026	Exclusive license: Nicholas Plotnikoff and Fengping Shan.	IRT-101 (MENK) and IRT-103 (LDN)
CN 200710051586 (No related US applications)	Huang Jianyin, Zhang Ding, Shan Fengping, Luo Zhinong: Application of methionine enkephalin in preparing human or animal vaccination. Huang Jianyin: August, 20 2008.	August 20, 2025	Exclusive license: Nicholas Plotnikoff and Fengping Shan.	IRT-101 (MENK)
CN 200710158742 (No related US applications)
Shan Fengping, Lv Changlong, Nikola Polonikov, Huang Jianyin: Application of compounds Methionine Enkephalin for preparing medicine for curing blood medulla hematopoietic system cancer. Dan Fengping: May 14, 2008.

		May 13, 2025	Exclusive license: Nicholas Plotnikoff and Fengping Shan.	IRT-101 (MENK)
CN 200610046249 (No related US applications)	Shan Fengping, Lv Changlong, Huang Jianyin, Zhang Ding, Luo Zhinong: Aerosol containing Met-Enkephalin. Shan Fengping: November 15, 2006.	November 14, 2023	Exclusive license: Nicholas Plotnikoff and Fengping Shan.	IRT-101 (MENK)
CN 200310120896 (No related US applications)	Shan Fengping, Li Li: Integrated health food for regulating human body immune balance. Liaoning Academy of Microorganism Sciences: July 6, 2005.	July 5, 2022	Exclusive license: Nicholas Plotnikoff and Fengping Shan.	Oncology treatments and cancer treatment
WO 2007/067753 (PCT/US2006/046925	Huang John, Chang Ding, Lo Shi-Lung, Shan Fengping: Methods of reducing side effects in cancer therapy. Penta Biotech: June 14, 2007.	Pending	Exclusive license: Fengping Shan.	IRT-101 (MENK)
CN 200510019964
Huang Jianyin, Zhang Ding, Luo Zhinong, Shan Fengping: Use of Methionine Enkephalin in preparation of medicine for reducing toxic side effects of chemical or radioactive therapy. Huang Jianyin: August 9, 2006.

		August 8, 2023	Exclusive license: Fengping Shan.	IRT-101 (MENK)
US PgPub 2003/0148942 A1 (Application Number: 10/146,999) Our Docket #6463-0101PUS1 (Claims Priority to US60/291,237)	Methods for inducing sustained immune response.	Pending Non Final OA issued April 8, 2013		IRT-101 (MENK)
Russian Application 2003136161/14 (Claims Priority to US60/291,237)	Methods for inducing sustained immune response.	May 16, 2022	Assigned and licensed: Nicholas Plotnikoff.	IRT-101 (MENK)
PCT application PCT/US2002/018529 (Claims priority to the US60/291,237)	Methods for inducing sustained immune response.	May 16, 2022	Assigned and licensed: Nicholas Plotnikoff.	IRT-101 (MENK)
National Phase entries filed off the PCT/US2002/018529 China 02814327.2 (Pending) EP App 2002746503 Granted: November 29, 2006 India Patent No. 220265 (App 01627/KOLNP/2003) Japan App Withdrawn	Methods for inducing sustained immune response.	May 16, 2022	Assigned and licensed: Nicholas Plotnikoff.	IRT-101 (MENK)
China Patent 200810229085
The invention belongs to the technical field of treating tumors by immunization therapy. In particular, a method for treating intestinal cancer and pancreatic cancer cells by Methionine Enkephalin under conditions of in-vivo injection and in-vitro cell culture so as to achieve the treating aim.
		March 21, 2026	Licensed: Fengping Shan.	IRT-101 (MENK)

Overview of Immunotherapy

The role of the immune system in counteracting the development of cancer was initially supported by individual clinical case reports, when it was observed that cancer occurs more frequently in individuals with compromised immune systems. In groundbreaking work in the late 1800s, it was noted that some cancer patients suffering from bacterial infections had regression in their tumors. In trying to fight off the bacterial infection, the patients’ immune systems had become highly activated, thus affording some resistance to the tumor. Since then there have been hundreds of clinical trials conducted to evaluate numerous candidates and decades of research by countless scientists. In April 2010, Provenge became the first cancer immunotherapy to acquire FDA approval.

Antigen Presentation

Antigen presentation is a process in the body’s immune system by which antigen-presenting cells (“APCs”), such as macrophages, B-lymphocytes, dendritic cells and other types of cells, process and present antigens on their surfaces to effector cells in the immune system and enable their recognition, inducing two major types of defense (i.e., adaptive and innate) against the target protein. The adaptive response is thought to be “specific” and is composed of highly specialized, systemic T and B cells and processes that eliminate or prevent disease, whereas the innate response is active spontaneously, is “non-specific,” and reacts against foreign cells immediately. There are several types of cells involved in the innate immune response, especially natural killer (“NK”) cells and dendritic cells which are present in tissues in contact with the external environment and have garnered the most research interest as antigen presenting cells. Tumor cells display a number of proteins on the cell surface that signal to the immune system that these cells are not normal, healthy cells. As a result, cancer patients often have specific anti-tumor antibodies and T-cells circulating in their blood, demonstrating that the immune system detected the tumor cells and mounted a specific response.

In many cases, the immune system response fails due to strategies that tumor cells use to evade immune detection. These strategies range from methods designed to hide tumor cells, to active incapacitation of immune cells by tumor-produced agents that lower the immune system’s responses. Based on the types of antigens and method of their presentation used, the following immunotherapy strategies have been evaluated:

●	Active Immunotherapy by which drugs or vaccines stimulate the body’s own defenses to fight disease;

●	Adoptive Immunotherapy which uses immune system components (e.g., antibodies, cytokines, or immune cells) created outside the body and then administered to patients; and

●	Non-Specific Immunotherapies which stimulate the body’s immune system in general ways, including activity against cancer cells or virus-infected cells.

Brief History of Cancer Immunotherapy Development

More than 100 years after researchers first explored the potential to harness the body’s immune system to fight cancer, many of the field’s leading doctors believe the concept will finally prove itself on a large scale within the next two years. A number of large companies now work on immunotherapy drugs for the treatment of cancer and, if proven successful, could gain a significant share of the global market for oncology drugs. IMS Health estimates the oncology drug market will reach $75 Billion USD by 2015.1 Scores of new immunotherapy vaccines and other immune system modifiers are being tested against a variety of cancers. The new understanding of how immunotherapies work may demand a revised definition of clinical success.

1The Global Use of Medicines: Outlook Through 2015, IMS Institute for Healthcare Informatics (2011), available at http://www.imshealth.com/deployedfiles/ims/Global/Content/Insights/IMS%20Institute%20for%20Healthcare%20Informatics/Global_Use_of_Medicines_Report.pdf.

While extending life is the gold standard, most cancer drug trials have been deemed successful when tumors shrink or when a treatment can demonstrate a delay in tumor growth or in worsening of the disease, known as progression-free survival (“PFS”). New approaches based on more recent knowledge of the immune system include activating a variety of cells to go after tumors and modifying mechanisms that keep either the immune system in check or turn it loose.

Immunotherapy presents a number of potential advantages over approved cancer treatments. The traditional tools for treating cancer have been around for years, including radiation, which has been used since the 1800s; surgery; and chemotherapy, which evolved from the original use of mustard gas after World War I. All of these treatments are based on destroying the cancer cells either by damaging their DNA, selective toxicity or removing them. All of these therapies have a high number of side effects. The goal of immunotherapy is to treat the disease by harnessing the immune system to eliminate or control chronic, life-threatening diseases avoiding the necessity for these traditional treatments.

The immune system is quite diverse and includes major biological functions: (1) immune defense, which works against infectious organisms such as bacteria, viruses, fungi, and parasites; (2) immune homeostasis which works to remove senescent cells and debris; and (3) immune surveillance to clear mutated cells or cancer cells. Researchers discovered that the principal cells in the immune system that attacked viruses and tumors were macrophages, dendritic cells, T-cells, NK cells, NKT cells and gamma/delta T-cells. These cells originate in bone marrow and perform functions in peripheral blood, skin, respiratory and intestinal tracts, and immune organs. The most important participant in the immune response is a class of white blood cells known as lymphocytes. These cells develop in the bone marrow and are released into general circulation. There are different subpopulations of T-Cells including: Helper T-Cells (Th) (CD4+), cytotoxic T-cells (CTL)(CD8+) and CD4+/CD25+T cells (T regulatory cells), and NK cells.

One of the most significant medical advances in the past 30 years has been the discovery of the hormones of the immune system, known as “cytokines.” Cytokines are small proteins or polypeptides produced by certain body cells that interact with other cells of the immune system in order to regulate the body’s response to disease or other disorder. The most famous of these are the interleukins (“IL”) and the interferons (“IFN”), such as IL-2 and IFN-gamma. Another major group includes the enkephalins, such as Met-enkephalin (“MENK”) and endorphins. MENK, the endogenous neuropeptide generated in the adrenal gland and derived from proenkephalin, is suggested to be involved in the regulatory loop between the immune and neuroendocrine systems, with modulation of various functions of cells related to both innate and adaptive immune systems. Clinically, these cytokines have been found to be useful in stimulating the immune system in treating viral infections such as AIDS and hepatitis as well as in a number of different types of cancer. The resulting balance of systems protects the individual from harmful extremes of uncontrolled activity. Diseases such as those caused by viral infections (especially HIV), bacterial infections and cancer tend to result in deficiencies of the immune system response. Thus, it is critical to restore the body’s immunity to its effective level and to restore system balance.

Crohn’s Disease

Management believes the treatments currently available for Crohn’s disease do not control the disease well and there are major side effects associated with virtually all of the currently used drugs. In addition, most of these drugs are very expensive.  Management believes that LDN provides an attractive alternative. There are published randomized controlled phase II trials, one for adults and another for children, that both show considerably better efficacy than the comparator standard of care alone. Based on these results, the Company has placed a very high priority on implementing two pivotal phase III trials within 12 months.  By using the 505(b)(2) pathway and orphan drug designation for pediatric Crohn’s disease, confirmation of efficacy is expected to result in rapid approval by the FDA.

With its increasing recognition in children and adolescents, Crohn’s disease has become one of the most significant chronic diseases that affect young people. Pediatric Crohn’s disease affects approximately 80,000 patients in the United States. In addition to the common GI symptoms due to inflammation in the small and/or large intestine, children often experience growth failure, malnutrition, pubertal delay, bone demineralization, and psychological issues. Crohn’s tends to be both severe and extensive in the pediatric population with a relatively high proportion of pediatric Crohn’s patients having involvement of their small intestine, proximal to the ileum.

505(b)(2)

Traditionally, pharmaceutical drugs had to be approved by the FDA under the standard 505(b)(1) regulatory pathway, which could take as long as 15 years. Now, drugs approved under 505(b)(2) may rely in part on data from existing reference drugs meaning they can be developed and achieve FDA approval in as little as 30 months with only a fraction of the number of required clinical trials and at a much lower cost.

Developing LDN using the 505(b)(2) regulatory pathway lowers the hurdle for FDA approval. As naltrexone is an FDA-approved product for alcohol or opiate dependence, prescriptions are currently being filled for naltrexone in 50 mg doses by hundreds of local pharmacies and mail-order pharmacies around the United States.

The FDA’s 505(b)(2) pathway for approving drugs opens the door for TNIB to gain FDA approval of LDN (which is used at a 4.5 mg dose of naltrexone) for new diseases. A 505(b)(2) drug application contains full reports of clinical investigations of safety and effectiveness, where at least some of the information required for approval comes from studies not conducted by or for the applicant, and for which the applicant has not obtained a right of reference or use, as many of these drugs are now off-patent. With the opportunity to use previous findings of safety, TNIB intends to use the 505(b)(2) pathway to study and gain approval for its own trademark LDN in other diseases, with multiple sclerosis as its first therapeutic indication.

The pediatric Crohn’s disease indication for naltrexone recently received Orphan Drug designation by the FDA. As a result, TNIB is planning a pivotal Phase III trial with LDN for treatment of children with Crohn’s disease, as LDN’s first indication, to be implemented concurrently with another Phase III trial for the treatment of Crohn’s disease in adults.

As there is a sufficient database of information around the safety of this product, and the reference listed drug (NDA 018932 REVIA) is being used, the FDA agreed that a 505(b)(2) application would be an acceptable approach at this time. We anticipate submission of our final protocols and initiation of our Phase III trial in the first half of 2014.

Background on Naltrexone and Endorphins/Enkephalins

Endorphins and enkephalins are endogenous opioid peptides that function as neurotransmitters. They are either produced by the pituitary gland and the hypothalamus (endorphins) which are located in central nervous system (“CNS”) structures in the brain or produced in the thalamus or spinal cord (enkephalins). At least 20 types of endorphins, and two types of enkephalins, have been found in humans. Stress and pain are the two most common factors leading to the release of endorphins/enkephalins which act similarly to drugs such as morphine, codeine, and oxycodone, by interacting with opiate receptors in the brain to reduce our perception of pain. In contrast to opiate drugs, however, activation of opiate receptors by the body’s endorphins/enkephalins does not lead to addiction or dependence. In addition to decreased feelings of pain, secretion of endorphins/enkephalins leads to feelings of euphoria, modulation of appetite, and the release of sex hormones. Opiate receptors are also expressed on immune cells in the peripheral blood, lymphoid organs, and many other body tissues, and triggering of those receptors by enkephalins or endorphins induce activation or modulation of immune response.

Naltrexone is a specific antagonist of opioid receptors, which are endogenous proteins found on the cell surface that bind both exogenous opiates or alcohol and also endorphins and enkephalins, as well as other endogenous opioids such as dynorphins, endomorphins and nociceptin. The mechanisms of action of endorphins/enkephalins and naltrexone are closely related. At low doses, naltrexone is metabolized and excreted within four hours, and there is evidence that subsequent opioid receptors in the brain and immune system are increased, during which time it stimulates production of various cytokines and in some cases endorphins/enkephalins of particular relevance to the use of low dose naltrexone. Administration late in the evening results in increased levels of endorphins and enkephalins during the day, and this appears to be the main basis for LDN’s effects on the immune system and its use as a potential therapy for a variety of chronic diseases.

Brief Drug Development History of Naltrexone

Naltrexone was originally patented in 1967 by the specialty pharmaceutical company Endo Health Solutions Inc. At the time, it seemed unlikely that naltrexone would be developed because the experimental drug had relatively low market potential, and naltrexone’s patent protection would likely expire before the completion of clinical trials. With the assistance of DuPont, a division of Merck & Co. that acquired Endo in 1969, the US government’s National Institute on Drug Abuse (“NIDA”) advanced naltrexone through the FDA approval process, leading to approval for marketing as a treatment for heroin addiction in a 50 mg dose in 1984. Although its patent expired that same year, naltrexone gained seven additional years of marketing exclusivity for DuPont when the FDA designated it (trademarked as Trexan) an Orphan Drug. Marketing exclusivity provides a pharmaceutical company the right to sell its drug for a certain length of time free of competition from generic versions of the drug and is often granted to encourage companies to develop a use for a drug whose patent has expired or to encourage a company to develop an already approved drug for a new use. With market exclusivity, the anticipated returns on investment are higher, improving the profitability of a drug. With funding provided by the US National Institute on Alcohol Abuse and Alcoholism (“NIAAA”) and the potential to gain three additional years of post-approval market exclusivity for naltrexone, DuPont advanced naltrexone through additional clinical trials, and gained FDA approval for a 50 mg dose (trademarked as ReVia) as a treatment for alcohol abuse in 1995. As naltrexone had already been on the market for 10 years as a treatment for heroin addiction, the FDA’s confidence in its safety resulted in approval only six months after naltrexone’s regulatory application was submitted.

Naltrexone has a black box warning for liver toxicity, which was included based on liver enzyme elevations reported with daily dosing at 100 mg-300 mg. These doses were evaluated in clinical trials for obesity; however, they have not been approved for this use. Our review of the literature and adverse effect reports in naltrexone clinical trials did not demonstrate a risk for liver damage with a daily dosing at 50 mg. Although the black box warning does remain, the FDA has stated that naltrexone does not appear to be a hepatotoxin at the recommended doses for the currently approved indications. Recently, naltrexone at 4 mg and 8 mg, in combination with the anti-depression drug, bupropion at 90 mg, was evaluated as an anti-obesity drug by Orexigen Therapeutics Inc. and submitted for FDA approval in 2010. Data from studies with the drug combination (trademarked Contrave) showed potential hepatotoxicity in 1.2% of subjects treated with Contrave (n = 3,239). [Note:  After the FDA requested a long-term study to demonstrate the daily recommended dose of the drug combination (two tablets each with 8 mg naltrexone plus 90 mg bupropion taken twice daily) does not raise the risk of heart attacks, Orexigen initiated a Phase III trial to evaluate Contrave in a study expected to enroll more than 9,000 subjects and is anticipated to be completed in 2017.]  Other than its small potential association with liver toxicity at high doses, the most common adverse effects reported with naltrexone are non-specific gastrointestinal complaints such as diarrhea and abdominal cramping.

The first study conducted was an open-label pilot study to evaluate response, safety, and toxicity to LDN in adult subjects with moderate to severe, active Crohn’s disease.  Patients were treated with LDN orally each evening at a dose of 4.5 mg for 3 months. A total of 17 patients were enrolled, 16 of whom completed the study. No laboratory abnormalities were noted. The most common side effect was sleep disturbances (occurred when dosing at night, at about bed-time), occurring in seven patients (41%) (Smith J. et al., 2007).

A second clinical study was conducted as a randomized double-blind, placebo-controlled study to test the efficacy and safety of LDN for 12 weeks in adults with moderate to severe active Crohn’s disease. Forty subjects with moderate to severe active Crohn’s disease were enrolled in the study. Randomized patients received daily oral administration LDN (4.5 mg/day) or placebo. Fatigue was the only side effect reported of statistical significance, and it was greater in subjects receiving placebo (Smith J. et al., 2011).

A pilot Phase 2 clinical trial was conducted in children with moderate to severe active Crohn’s disease. Fourteen subjects were enrolled, 12 subjects were randomized and treated with a mean age of 12.3 years (range 8-17 years). Children were randomized to placebo or LDN (0.1 mg/kg or 4.5 mg) orally for 8 weeks followed by open-label treatment for an additional 8 weeks of LDN at the same dose of 0.1 mg/kg or 4.5 mg. Oral LDN was well tolerated without any serious adverse events (Smith J. et al., 2013).

Adverse Events reported to date in patients with Crohn’s Disease

Adverse Event	Phase 1 Open-label Study in Adults N=17	Phase 2 Randomized, double-blind, placebo-controlled study in Adults N=40		Phase 2 Pilot study in Children N=12a
	LDN	Placebo	LDN	Placebo	LDN
Sleep disturbance	7	5	5	2	2
Unusual dreams	1	3	2	0	2
Insomnia	5	0	0	0	0
Nausea	1	4	4	0	1
Hair thinning/ Hair loss	1	1	0	1	0
Hair growth	0	0	1	0	0
Blurred vision	1	0	0	0	0
Irritability	1	0	0	0	0
Mood swings	1	0	0	0	0
Mild disorientation	1	0	0	0	0
Twitching	0	0	0	1	1
Headaches	0	2	4	1	0
Decreased appetite/ Loss of appetite	0	0	2	1	0
Fatigue	0	3	0	1	0
Flushed ears	0	0	0	0	1
Papules, rash	0	0	0	1	0
Double vision	0	0	0	0	1
Flatulence	0	5	6	0	0
Vomiting	0	1	3	0	0
Diarrhea	0	5	7	0	0
Abdominal Pain	0	5	5	0	0
Constipation	0	0	2	0	0

a Fourteen (14) subjects were enrolled, 12 subjects were randomized and treated
(Smith J. et al., 2007; Smith J. et al., 2011; Smith J. et al., 2013)

Our Company’s Immunotherapy

Management believes one of the most significant medical advances in the past 20 years has been the discovery of the hormones of the immune system, known as “cytokines.” Met-enkaphalin (“MENK”) is a member of the body of hormones known as cytokines, which are produced by the immune system. MENK plays an essential role in influencing all components of the immune system.

Two of the most important compounds being researched by TNIB are Low-Dose Naltrexone (“LDN”) and MENK. Both LDN and MENK in combination are proven immune-modulating drugs. They boost the immune system by increasing the T and NK cells in the body, thereby activating the body’s own natural defenses against cancer and infections. Dr. Plotnikoff and Professor Shan have published articles proving that MENK plays a very important role in immune restoration. In 21 cancer patients or cancer patients after chemotherapy without side effects, Dr. Plotnikoff and Professor Shan have been able to show that MENK has more advantages in boosting the human immune system than either IFN or IL-2 (interleukin-2). MENK inhibits Treg cells while interferon or interleukin-2 does not. This is a unique discovery by TNIB that supports the company’s strategy to combat cancer with its patented technologies and therapies

The most important participant in the immune response is a class of white blood cells known as lymphocytes. These cells develop in the bone marrow and are released into general circulation.

The lymphocytes (or white blood cells) traveling through the thymus are transformed into T-lymphocytes (or T-Cells) by a hormone known as thymosin. Others, known as B-lymphocytes (or B-Cells), mature in other regions of the body. B-Cells produce specific substances called antibodies that bind to and destroy antigens.

Researchers discovered that the principal cells in the immune system that attack viruses and tumors are T-cells and NK cells. These cells originate in certain body tissues such as the bone marrow and are activated by hormones known as cytokines, which include enkephalins. Several of these are recognized as stress hormones that stimulate the immune system to fight off infections and cancer.

Thus, the immune system acts as a defensive system against infectious organisms such as bacteria, viruses, fungi and parasites and, importantly, tumor cells. The immune system includes many different defense cells such as macrophages, T-cells, NK cells, B-cells and neutrophils. These cells and their produced cytokines communicate with all of the cells in the immune system.

Clinical Trials by Dr. Bihari, conducted in 1996 showed that patients who have regularly taken the prescribed dose of LDN showed no drop in the CD4 cells.  The average CD4 number in these patients before starting LDN was 358, and the average 18 months later was 368. The 55 patients who had not taken LDN or taken it only sporadically showed a drop of the CD4s from an average of 297 to 176 in 18 months. This represented a drop of approximately 90 per year, roughly the usual rate of drop with HIV with no treatment. Thus, low dose naltrexone had completely stopped the CD4 drop. This stabilization of CD4 was accompanied by an arrest of disease progression.  The 55 non-compliant patients experienced 25 opportunistic infections and the 103 compliant patients only 8.  Survival was also significantly different between the groups. There were 13 deaths among the non-compliant patients and only one in the group of 103 compliant patients. Some patients in this study have been on LDN for as long as 7 to 8 years, with no disease progression, CD4 drop and evidence of resistance to the beneficial effects of the drug. None of the patients experienced side effects.

In a second report filed in the New England Journal of Medicine December 21, 1995 (vol. 333, number 25, pg. 1662) reported by an investigator working for Glaxo, none of the patients in both groups had taken AZT previously.  The major difference between the Glaxo group and Dr. Bihari’s group were the simultaneous use of low dose naltrexone in the Dr. Bihari group and non-use in the Glaxo group, and the average number of CD4s at the beginning of treatment.  The naltrexone patients had an average CD4 count before starting these antivirals of 88 while the Glaxo group had an average of 352. The Glaxo patients on Epivir and AZT experienced an average rise of 40 CD4s at 6 months.  This represented an 11.3% increase.  The patients on Epivir, AZT and low dose naltrexone experienced an average rise of 106 CD4s at 6 months, representing a 128% increase.  All 19 of the patients in the naltrexone group had an increase of at least 30%.  In addition there was, in all but one, a significant increase in energy, appetite and mood.  In several underweight patients there were weight gains of 10 to 50 pounds in the first 2 months.  Thus, the data from one placebo-controlled trial and two private-practice based observational studies strongly suggests that low dose naltrexone is an effective immune-enhancing agent. When used alone, it appears to significantly slow disease progression. The report shows that when naltrexone is used in conjunction with newer and more potent antiviral combinations, it accelerates immune system healing.

In addition to the above trials, Dr. Jaquelyn McCandless, and her colleague and husband, Jack Zimmerman PhD., with the support of Hussein Alfa Nafo, and with the work of the local research team led by Dr. Abdel Kader Traore and other health officials at the University Hospital in Bamako, Mali in Africa, completed two separate studies demonstrating successful LDN use in HIV/AIDS published in the October 2011 issue of the peer reviewed Journal of AIDS and HIV Research.2 See Clinical Trials for LDN recently published.3 The Company believes that these scientific studies on LDN as a treatment for HIV-positive individuals clearly demonstrate LDN’s unique ability to strengthen the immune system.

Studies with Low-Dose Naltrexone

Initial clinical trials conducted in patients with HIV/AIDS in 1985 by Bernard Bihari, MD, demonstrated dosing of 3 mg of LDN boosted the immune system. Dr. Bihari also found that patients in his practice with lymphoma, pancreatic cancer or autoimmune disease, such as systemic lupus erythematosis, also showed improvement in symptoms when treated with LDN. After the observation that opioid-related receptors on immune cells have direct effects on the immune system and the inflammatory response, the field of study surrounding LDN exploded, including studies to understand how LDN works. In addition, evidence for a variety of effects on immune cells, by activating delta opioid receptors on cancer cells, endorphins/enkephalins has been shown to induce apoptosis (programmed cell death) of cancer cells.

Significant published clinical trial evidence indicates that LDN, particularly daily dosing at 4.5 mg, stimulates the immune system and is effective in the treatment of some immunodeficiency diseases, such as HIV/AIDS diseases, and advanced cancer as shown in the above-referenced studies by Dr. Bihari. In addition, LDN has been used quite widely for treatment of a variety of autoimmune diseases. The first clinical trial results with LDN for autoimmune diseases, however, were published only recently in a peer-reviewed medical journal in 2007 which evaluated LDN treatment in a pilot phase II study of 17 patients with Crohn’s disease, a form of inflammatory bowel disease that most commonly affects the ileum and the beginning of the colon.4 Two-Thirds of patients in this study went into remission after 4.5 mg daily LDN treatment (p < 0.001), with 89% of patients overall showing some degree of response. 5

Extensive patient data evaluating the safety and activity of LDN in several diseases continues to be compiled outside of FDA-approved clinical studies. The cost of naltrexone is reasonable, making LDN a treatment that is potentially complementary to a large number of treatment regimens.

Our Approach

The purpose of TNI BioTech’s immunotherapy is to increase the production of the immune system by increasing production of dendritic cells, macrophages, CD4+T Cells (CD4), CD8+T cells, NK cells, NKT cell and Gammadelta T-cells and inhibiting Tregulatory cells to allow the body to recognize cancer cells as a foreign invader and thereby remove these cancer cells.
_________________________
2 Traore, et al., Journal of AIDS and HIV Research, vol. 3(10); 180-188 and 189-198.
3 http://www.lowdosenaltrexone.org/ldn_trials.htm#Recent.
4 Jill P. Smith, et al., Low-Dose Naltrexone Therapy Improves Active Crohn’s Disease, American Journal of Gastroenterology, 102, 820-828 (2007), available at http://www.nature.com/ajg/journal/v102/n4/full/ajg2007152a.html
5 Id.

The treatment modality focused on using MENK has been demonstrated to be effective while avoiding certain deleterious effects on the body, as is often the case with traditional chemotherapy. Management believes the costs are reasonable, making this an attractive complement for a large number of cancer patients. The adaptive cell immunity of the immune system consists of 3 different arms:

1)
Helper T Cells (Th1/Th2) (CD4+), CytotoxicT Cells (CTL)(CD8+) and CD4+CD25+T cells (Treg). Th1 cells help the regulation of cellular immunity via secreting cytokines such as Gamma Interferon (IFN-γ), Interleukin-2 (IL-2) and tumor necrosis factor (TNF), playing a role in anti-infection like antivirus (anti-HIV) and anti-cancer. Th2 cells help B cells produce antibodies. CTL mediates in killing tumor cells. Treg cells balance immunity through negative feedback regulation;

2)
Suppressor T-Cells (CD8) slow down the activities of the immune system. The balance between Helper T-Cells and Suppressor T-Cells plays a critical role in regulating the immune system. In AIDS for example, there is a loss of Helper T-Cells and an increase in Suppressor T-Cells resulting in suppression of the immune system; and

3)	Cytotoxic or Killer T-Cells (CD8), which attach to and destroy viruses (HIV, for example) and tumor cells.

Our research results indicate that MENK at suitable doses boosts the immune system through:

●	Increasing proliferation and functional activities of CD4+T cells and CD8+T cells which will play a role in anti-virus and anti-tumor activities;

●	Increasing maturation of dendritic cells which will initiate and intensify T cell responses;

●	Increasing secretion of cytokines such as IL-2, TNF, IL-12 and IFN-γ which will amplify the T cell response and mediate interaction among immune cells, forming a balanced immunity;

●	Increasing functions of macrophages, resulting in concerting cellular immunity through secreting a set of cytokines; and

●	Increasing activity of NK cells which will kill cancer cells.

Based on these findings, we have developed new therapies. Our therapies are especially important when the patient’s immune system is compromised due to treatment or diseases that can initially prevent an adequate cellular response.

The Products

IRT-101 is an active immunotherapy systemic administration of MENK that works by activating a patient’s immune system against infectious diseases and tumor cells. This is accomplished by increasing the number of T-cells and NK cells, NKT and gamma/delta T-cells that destroy infective organisms and tumor cells, while simultaneously inhibiting T regulatory cells.

IRT-102 is an adaptive immunotherapy that works by isolating and elevating a patient’s own immune cells and following an enriching external incubation, transfusing them back into the patient. This provides the patient with a passive immunity containing large amounts of auto-amplified immune cells that combat cancer cells.

TNIB is advancing LDN as an active immunotherapy that works by modulating a patient’s immune system. For treatment against HIV/AIDS or tumor cells, LDN appears to increase enkephalin receptors on immune cells and also increases endogenous levels of enkephalins and endorphins, resulting in an increased number of T cells and NK cells, which are then mobilized to destroy infectious organisms and tumor cells. LDN also modulates the immune system in patients with various autoimmune diseases, such as Crohn’s disease and multiple sclerosis, by reducing pro-inflammatory cells and cytokines in the areas of active disease.

Management considers any condition that results in altered-immune response a target for investigation. However, the Company will most likely pursue additional investigations for MENK as a valuable candidate in the treatment of the following:

●	Autoimmune states such as rheumatoid arthritis and multiple sclerosis;

●	As an adjunct to antibiotics in the treatment of infectious diseases;

●	In patients undergoing chemotherapy, radiation treatments or surgery; and

●	In wound healing, herpes viral infections, and in treatment for the elderly.

In clinical trials there is significant evidence that LDN and MENK stimulate the immune system and are effective in the treatment of some immune-suppressed diseases. The treatment modality has been demonstrated to be effective while avoiding certain deleterious effects on the body, as is often the case with traditional treatments. The costs are reasonable, making this an attractive complement for a large number of cancer patients.

Treatment Focus

Cancer

In clinical trials with MENK, and off-label use of LDN around the world, both of our products are being used to fight cancer.  MENK treatment has been shown in clinical trials to have a substantial degree of efficacy against a wide variety of cancers in patients, with only mild side effects.

In a prospective Phase II open-labeled clinical trial performed by Dr. Jill Smith and her colleagues at the Pennsylvania State University School of Medicine in Hershey, PA, patients with very advanced pancreatic cancer were treated. These patients had failed prior chemotherapy regimens and were either treated with MENK or were entered into a hospice program. Clinical benefits were experienced by 53% of MENK-treated patients, whereas historical controls with similarly advanced disease had only 23.8% and 4.8% for gemcitabine and 5-fluorouracil (5-FU), respectively. Of the MENK-treated patients surviving more than eight weeks, 62% showed either a decrease or stabilization in tumor size by computed tomography. The median survival time for the OGF-treated patients was three times that of the untreated hospice patients (65.5 versus 21 days, p < 0.001). No adverse effects on hematologic or chemistry parameters were noted, and quality of life surveys suggested improvement with MENK.

The use of MENK therapy at earlier stages of disease or in combination with chemotherapeutic agents may further improve the outcome of this very aggressive malignancy.

HIV/AIDS

A first stage portion of a Phase II clinical trial on AIDS has been completed in the United States. A first stage portion of a Phase II clinical trial with MENK for patients with HIV/AIDS was completed in the United States. A Late Phase II program has been approved by the FDA, but requires funding to complete at this time.  The initial results showed great promise.  In addition to the trials with MENK the Company has Phase II clinical trials with LDN for the treatment of   HIV/AIDS.

In these clinical trials, MENK has been shown to have a beneficial impact on early symptoms of HIV/AIDS and AIDS-Related Complex (“ARC”), also known as pre-AIDS, such as fever, diarrhea, weight loss, swollen lymph nodes, and herpes. In addition to the therapeutic effects of treatments, trial reports indicate the patients who were treated experienced an elevation in mood.

A double-blind Phase II study led by Dr. Nicholas P. Plotnikoff and Dr. Bernard Bihari measured the effect of a regular dosing schedule of MENK for 12 weeks on CD8+ T cell levels in HIV-infected patients. Sustained levels of cytotoxic T cells were found to increase one month after the last dose of MENK.  A late Phase II program has been approved by the FDA, and TNI BioTech plans to begin further trials in the US and Europe in 2014, and to also begin treatments with LDN for HIV/AIDS patients in sub-Saharan Africa during the second half of 2013.

Clinical trials by Dr. Bihari, conducted in 1996 showed that patients who have taken the regularly as prescribed dose showed no drop in the CD4 cells. The average CD4 number in these patients before starting LDN was 358, and the average 18 months later was 368.  The 55 patients who have not taken LDN or taken it only sporadically showed a drop of the CD4s from an average of 297 to 176 in 18 months.  This represented a drop of approximately 90 per year, roughly the usual rate of drop with HIV with no treatment.  Thus, low dose naltrexone had completely stopped the CD4 drop. This stabilization of CD4s was accompanied by an arrest of disease progression. The 55 non-compliant patients experienced 25 opportunistic infections and the 103 compliant patients only 8.  Survival was also significantly different between the groups. There were 13 deaths among the non-compliant patients and only one in the group of 103 compliant patients.  Some patients in this study have been on LDN for as long as 7 to 8 years, with no disease progression CD4 drop or evidence of resistance to the beneficial effects of the drug.  None of the patients experienced side effects.

In a second report filed in the New England Journal of Medicine December 21, 1995 (vol. 333, number 25, pg. 1662) reported by an investigator working for Glaxo, in both groups none of the patients had taken AZT previously.  The major difference between the Glaxo group, and Dr. Bihari’s group was the simultaneous use of low dose naltrexone in the Dr. Bihari group and not in the Glaxo group, and the average number of CD4s at the beginning of treatment.  The naltrexone patients had an average CD4 count of 88 before starting these antivirals, while the Glaxo group had an average of 352. The Glaxo patients on Epivir and AZT experienced an average rise of 40 CD4s at 6 months.  This represented an 11.3% increase. The patients on Epivir, AZT and low dose naltrexone experienced an average rise of 106 CD4s at 6 months, representing a 128% increase.  All 19 of the patients in the naltrexone group had an increase of at least 30%.  In addition there was, in all but one, a significant increase in energy, appetite and mood.  In several underweight patients there were weight gains of 10 to 50 pounds in the first 2 months.  Thus, the data from one placebo-controlled trial and two private-practice based observational studies strongly suggests that low dose naltrexone is an effective immune-enhancing agent. When used alone, it appears to significantly slow disease progression. When naltrexone is used in conjunction with newer and more potent antiviral combinations, it accelerates immune system healing.

Two separate studies with LDN treatment of HIV/AIDS have been published in the October 2011 issue of the peer reviewed Journal of AIDS and HIV Research.6 This was made possible by the financial support and guidance of Dr. Jacquelyn McCandless and her colleague husband, Dr. Jack Zimmerman; the support of Hussein Alfa Nafo, and with the work of the local research team led by Dr. Abdel K. Traore and colleagues at the University Hospital in Bamako, Mali in Africa.  The Company believes that these scientific studies with LDN as a treatment for HIV-positive individuals clearly demonstrated LDN’s ability to strengthen the immune system, while avoiding substantial side effects. In these clinical trials, MENK has been shown to reduce early symptoms such as fever, diarrhea, weight loss, swollen lymph nodes, and herpes in patients with AIDS and Aids Related Complex (“ARC”), a condition also known as pre-AIDS. In addition to the therapeutic effects of treatments, trial reports indicate the patients who were treated with MENK experienced an elevation in mood.

6 http://www.academicjournals.org/jahr/contents/2011Content/October.htm.

Crohn’s Disease

Crohn’s disease is an inflammatory bowel disease (“IBD”) marked by chronic inflammation potentially involving any location of the gastrointestinal tract (“GI”) causing abdominal pain, diarrhea, GI bleeding, and weight loss. Crohn’s disease can be both painful and debilitating, and sometimes may lead to life-threatening complications. Current therapies for the condition reduce the inflammation but can be expensive and may incur rare but serious side effects, including infections and lymphoma. Prior research has suggested that endorphins and enkephalins may play a role in the development or continuation of inflammation.

References are as follows (conducted by Penn State University Hershey Medical Center (“PSU”)):

1.
Smith JP, Bingaman SI, Ruggiero F, Mauger DT, Mukherjee A, McGovern CO, Zagon IS. Therapy with the Opioid Antagonist Naltrexone Promotes Mucosal Healing in Active Crohn’s Disease: A Randomized Placebo-Controlled Trial. Dig Dis Sci. 2011 July; 56(7): 2088-2097.

2.
Smith JP, Field D, Bingaman SI, Evans R, Mauger DT.  Safety and Tolerability of Low-dose Naltrexone Therapy in Children With Moderate to Severe Crohn’s Disease A Pilot Study. J Clin Gastroenterol. 2013 Apr; 47(4):339-45.

3.	Smith JP, Stock H, Bingaman SI, Mauger DT, Rogosnitzky M, Zagon IS. Low-Dose Naltrexone Therapy Improves Active Crohn’s Disease. Am J Gastroenterol. 2007; 102:820-828.

To date the comparator used in the clinical trials has been stable doses of standard of care in combination with LDN or with placebo.  However, patients enrolled in these trials had significantly elevated CDAI (Crohn’s Disease Activity Index) and PCDAI (Pediatric Crohn’s Disease Activity Index) scores upon enrollment despite maintenance standard of care drugs and other concomitant medications. CDAI is an index utilized to determine an adult patient’s progress, or lack of progress with their disease state and PCDAI is the corresponding pediatric index. The CDAI and PCDAI are utilized to provide a common scoring method of disease state across multiple sites.  This scoring method takes into account symptoms such as abdominal pain and frequency of liquid or very soft stools.  In addition to the CDAI or PCDAI, the Simple Endoscopic Score for Crohn’s Disease (SES-CD) will be utilized to determine endoscopic disease state and changes in endoscopic activity pre- and post-treatment.

In our Phase II and Phase III trials in Crohn’s disease with LDN, we will not have a standard of care comparative arm; however, all patients will be required to be on stable doses of medications for Crohn’s disease; during the preceding 4 weeks for aminosalicylates and steroids, and preceding 12 weeks for azathioprine or 6-mercaptopurine for adults and stable doses during the preceding 2 weeks for steroids, 4 weeks for aminosalicylates and 8 weeks for immunomodulators (i.e. azathioprine, mercaptopurine (6MP), methotrexate) for children.

TNI BioTech concluded a Type C Meeting with the FDA on June 26, 2013 to discuss moving into Phase III and the protocol designs. Based on the guidance from the FDA, the Company plans to submit final protocols for the IND in the fourth quarter of 2013 or the first half of 2014.

LDN was efficacious as is detailed in the publications:

Randomized, Double-Blind, Placebo-Controlled Study in Adults

Results: 88% of those treated with naltrexone had at least a 70-point decline in CDAI scores compared to 40% of placebo-treated patients (p = 0.009). After 12 weeks, 78% of subjects treated with naltrexone exhibited an endoscopic response as indicated by a 5-point decline in the Crohn’s disease endoscopy index severity score (CDEIS) from baseline compared to a 28% response in placebo-treated controls (p = 0.008), and 33% achieved remission with a CDEIS score <6, whereas only 8% of those on placebo showed the same change. Fatigue was the only side effect reported that was significantly greater in subjects receiving placebo.

Randomized, Double-Blind, Placebo-Controlled Study in Children

Results: When contrasting the condition end points, we observed a significantly greater reduction of baseline pain in those taking low-dose naltrexone than in those taking placebo (28.8% reduction versus 18.0% reduction; P = 0.016). Low-dose naltrexone was also associated with improved general satisfaction with life (P = 0.045) and with improved mood (P = 0.039), but not improved fatigue or sleep. Thirty-two percent of participants met the criteria for response (defined as a significant reduction in pain plus a significant reduction in either fatigue or sleep problems) during low-dose naltrexone therapy, as contrasted with an 11% response rate during placebo therapy (P = 0.05). Low-dose naltrexone was rated equally tolerable as placebo, and no serious side effects were reported.

Regulatory Status

IRT-101: The request for an EOP1 meeting will be submitted in June 2013. Phase II studies are to initiate in the first half of 2014. Indications include pancreatic cancer (± gemcitabine), ovarian cancer, hepatocellular cancer, and HIV/AIDS.

IRT-103: A type C meeting was held with the FDA on June 26, 2013. Phase III studies are to initiate in the first quarter 2014. Indications include MS, Crohn’s disease, UC, fibromyalgia, advanced cancers and HIV (in combination with antivirals in asymptomatic HIV patients).

IRT-103 is our lead candidate as we are about to enter Phase III, and anticipate an accelerated approval pathway.

Management anticipates NDA filing in 2015.

EOP1 is an End-of-Phase 1 meeting, which occurs with the FDA after completion of Phase 1 studies, and where guidance is sought prior to moving into Phase 2 clinical trials.  This type of meeting is considered a Type B meeting.  Type B meetings are typically scheduled to occur within 60 days of FDA receipt of the official written meeting request.

A Type C is any meeting requested with the FDA that does not fall into the category of a Type A or Type B meeting.  Type C meetings are typically scheduled to occur within 75 days of FDA receipt of the official written meeting request.

A Type A meeting is a meeting needed to help an otherwise stalled product development program proceed.

Type B meetings are: (i) pre-investigational new drug application (pre-IND) meetings (ii) certain End-of-Phase 1 meetings (iii) End-of-Phase 2 and Pre-Phase 3 meetings and (iv) pre-new drug application/biologics license application meetings.

The FDA review staff participates in meetings with sponsors and applications who seek guidance relating to the development and review of INDs and biologics and drug or biological product marketing applications. These meetings are often at critical points in the regulatory process and are helpful for applicants to help them continue to make progress toward FDA approval.

Business Strategy

The Company’s business strategy focuses on several key areas:

●
The establishment of treatment facilities throughout Africa, the Caribbean and South America for cancer, HIV/AIDS and other autoimmune diseases that can benefit from IRT-101 and IRT-103 patented technology and therapies. At this time the Company has delayed further development of IRT-102 as all work to date has been done in China by Professor Shan. Where the work shows great promise, both TNIB and Hubei Qianjiang Pharmaceutical have agreed that it is the best interest of the Company to move forward both in the US and China using the US IND for pancreatic cancer using IRT-101;

●	The large scale treatment in emerging nations for HIV/AIDS as an immune-enhancing therapy using IRT-103 LDN;

●	The distribution of IRT-103 LDN marketed under the name Lodonal through various distribution agreements;

●
TNIB has decided to outsource manufacturing IRT-103 LDN, either in pill form, or cream for those unable to tolerate the medication in pill form, throughout Africa and expanding to other developing nations; and

●
The Joint Venture with the Hubei Qianjiang Pharmaceutical Company that will provide the funding required for the Phase III trials in China in exchange for TNIB providing exclusive licensing rights in China. TNIB will also receive 6% of the gross revenue from sales in China.

The Company has entered into a relationship with a number of groups including: GB Oncology & Imaging Group, LLC, the Brewer Group, American Hospitals and Resorts, as well as a number of United States doctors that own and operate clinics in the United States and Nigeria. American Hospitals and Resorts operates a private health maintenance organization in Nigeria.

The Brewer Group, Inc. is an international business advisory firm engaged in the business of identifying and capitalizing on opportunities with international governments, non-government organizations and professional athletes. Under the Engagement Agreement for Corporate Advisory Services dated effective February 5, 2013, the Brewer Group agreed to evaluate the Company’s options for expansion and growth into certain international markets, including Africa and, upon request, markets in Haiti, the Dominican Republic and/or Panama. Pursuant to the Engagement Agreement, the Brewer Group agreed to endorse the Company publicly and assist the Company in securing strategic partnership deals to enhance brand and market awareness. The term of the Engagement Agreement is 12 months, with an option for either party to terminate upon 30 calendar days with written notice to the other party. The Company agreed to issue the Brewer Group 500,000 shares of its common stock upon execution of the Engagement Agreement. The CEO of The Brewer Group is also the founder and Executive Director of The Jack Brewer Foundation. The Jack Brewer Foundation is trying to help provide the Company with medical equipment where it is needed.

American Hospitals and Resorts Limited (“AHR”) is an advanced surgical and medical facility. The contract between TNIB and AHR has not been finalized yet, but will be an exclusive contract to provide marketing and distribution of TNI BioTech products in Nigeria.  The agreement will be for the retail market and will be distributed through the hospital in Nigeria.  The Agreement has a tentative launch through the end of 2013 and plans an increase to 500,000 patients per day by the end of December 2014.  TNI BioTech will be paid $1.00 dollar per dose for LDN with the company paying distribution fees of $.25 cents per dose.

The Government of Malawi has been remodeling a section of the Queens's Hospital as an oncology center. Once it is complete, TNI BioTech, with the assistance of GB Oncology & Imaging Group, LLC and the other groups, is ready to ship the equipment to the oncology center within the next 90 to 120 days.  Once the facility is operational, American Hospital Resort has agreed to assist in the operation of the clinic in Malawi and the implementation of TNI BioTech therapies. In the case of Malawi, a number of not-for-profits are funding the project through donations. There is no need to build a facility as we are currently working with known operators.

Operations in Nigeria will be operational within 90 days and operations in Malawi should be operational by 2014.

TNIB, in conjunction with GB Energie LLC, under the leadership of Dr. Gloria B. Herndon, established GB Oncology and Imagining Group LTD (“GBOIB”) to meet the demands for oncological and infectious diseases expertise. Dr. Herndon has been involved in healthcare related issues in Africa since the mid 1990s and is a consulting resource for the National Institute of Health (“NIH”) regarding the impact of the HIV/AIDS pandemic on the insurance industry and the dissemination of AIDS-related information to the United States Department of State. The goal of TNIB/GBOIG, together with the ministries of health across Africa, is to provide better access to and public awareness of the prevention, diagnosis and treatment of cancer and chronic infectious diseases. TNIB plans to work with onsite clinics which will permit TNIB to complete patient assessments at little or no cost and prescribe treatments used to modulate the immune system of the patients with various chronic diseases, especially HIV/AIDS and/or cancer so that it decreases the inflammatory attack on normal cells and allows an improvement in normal functions of the nerves or gastrointestinal cells. As a result, treatment with LDN is potentially synergistic in combination with current drugs for autoimmune diseases such as Crohn’s disease. In advanced cases, the patients can be transferred to TNIB’s offsite treatment facility for further evaluation and treatment, where they can benefit from TNIB’s patented technology and therapies.

Through these clinics, TNIB intends to begin delivery of Lodonal IRT-103, the Company’s proprietary LDN, for the treatment of HIV/AIDS and/or cancer in 2013. The contract with the Republic of Malawi calls for 25,000 pills a day, increasing to 500,000 pills a day within 24 months. TNIB anticipates people will take IRT-103 365 days a year. The contracts with Equatorial Guinea will begin with about 10,000 people per day growing to about 125,000 people per day over the next two years.

In November, TNIB signed an exclusive distributor agreement with G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings LLC for the Federal Republic of Nigeria. Under the terms of the agreement, G-Ex Technologies/St. Maris Pharma & GB Pharma Holdings LLC will have exclusive marketing and distribution rights to IRT-103 LDN and LDN cream in Nigeria. TNIB will be responsible for the manufacture and supply, initially funded by a revolving letter of credit from G-Ex Technologies/St. Maris Pharma. TNIB will be responsible for the minimum monthly purchase of 25,000 doses of IRT-103 LDN or LDN cream, beginning March 1, 2013, and increasing to 500,000 doses per day within the following 24 months. TNIB intends to charge $1.00 per daily dose with an estimated profit of $0.40 per dose. As a result, TNIB stands to realize near-term revenues by providing services and distributing its own version of an approved product. The Company anticipates the strong revenue growth projected from sales by its partners in China, Africa, and other countries of the developing world will be adequate to offset clinical development of its LDN and MENK immunotherapy in the United States.

Management believes the pharmaceutical industry is eager to acquire advanced clinical-phase and approved products. However, despite the strong demand for advanced clinical-phase products, nearly 4,000 known compounds have had their development suspended in phase II or earlier. Many of these are promising therapeutic drug candidates, but their development was discontinued because of strategic or financial constraints rather than for clinical reasons.

TNIB is focused on our lead therapies designed for the treatment of cancer, HIV/AIDS, Crohn’s disease, fibromyalgia and MS. Management believes there are clear market opportunities with a significant amount of unmet needs and a robust potential for partnering activities.

Distribution and Production

TNIB has entered into a contract for the supervision and inspection of manufacturing processes with ViPharma. The supervision and manufacturing agreement provides ViPharma with exclusive rights to supervise and inspect all manufacturing processes of IRT-103 low-dose naltrexone (“LDN”) in Latin America. The initial term of the agreement is ten years with automatic five-year renewal terms provided neither party is in breach. The agreement may be terminated by (i) mutual agreement, (ii) in the event of a breach after a 45 day cure period or (iii) by either party upon provision of written notice at least 90 days before the end of the agreement, provided however that if TNI terminates the contract without cause it will be required to pay ViPharma a penalty.

The Company executed a manufacturing agreement with Laboratorios Ramos, a current good manufacturing practice (“cGMP”) facility for IRT-103 LDN effective August 16, 2013. Under the agreement, Laboratorios Ramos will produce LDN tablets, capsules and cream in accordance with the technical specifications provided by TNI, the FDA’s good manufacturing practices and the practices of Nicaragua and of any other regulatory body of the countries where the products will be exported to. Laboratorios Ramos must obtain all permits and licenses necessary to carry out the manufacturing and packaging of LDN.

The manufacturing agreement has a one-year term, renewable by a signed agreement by the parties at least 60 days before the expiration of the agreement. The agreement may be terminated earlier through mutual agreement or upon expiration of a 30-day cure period following notice from the non-breaching party to the breaching party of a material failure of the obligations under the agreement. Additionally, TNI may terminate the agreement upon at least 30 days written notice if Laboratorios Ramos does not act in strict accordance with the technical specifications provided by TNI and with the FDA’s good manufacturing practices or those of any regulatory body of the importing countries. The Company will pay Laboratorios Ramos a low single digit cent amount per tablet or capsule and a low double-digit cent amount per each cream produced.

Under signed agreements with the Republic of Malawi, TNIB will begin shipping 25,000 doses a day increasing to 500,000 a day within 24 months. The Company is in negotiations with a number of other African Nations as well as major corporations in Africa and believes we will have contracts for the delivery of over 1,000,000 doses a day by 2014.

TNIB anticipates opening our first cancer treatment center by the last quarter of 2013 and Management believes continued preclinical and clinical development of the company’s drug compounds will drive most expenses.

Raw Materials and Principal Suppliers

The Company has decided to enter into third party manufacturing agreements; accordingly, we rely on third parties for clinical production of our products and product candidates.

The API for initiating the two Phase III trials will be sourced from a cGMP established vendor (possibly outside of the US) that has filed or will file a Type II Drug Master File in the United States.  A quality due diligence/vendor qualification will be completed and will include, but is not limited to, a review of the vendor’s inspection and compliance history with the FDA and, as relevant, the vendor’s inspection and compliance history with other regulatory bodies (i.e. EMA).

The Finished Pharmaceutical Product (“FPP”) for initiating the two proposed Phase III trials will be prepared by a US vendor with extensive cGMP experience, a strong record of compliance with FDA regulations as evidenced by a site Quality Audit, and an extensive history of manufacturing products administered to humans in the US.

Competition

The pharmaceutical industry is characterized by rapidly evolving technology and intense competition. A large number of companies of all sizes, including major pharmaceutical companies and specialized biotechnology companies, engage in activities similar to ours. Many of our competitors have substantially greater financial and other resources available to them. In addition, colleges, universities, governmental agencies and other public and private research organizations continue to conduct research and are becoming more active in seeking patent protection and licensing arrangements to collect royalties for use of technologies that they have developed. Some of our competitors’ current or future products and technologies may be in direct competition with ours. We also must compete with these institutions in recruiting highly qualified personnel.

Established pharmaceutical companies that currently sell or are developing drugs in our markets of interest include, for example; Abbott Laboratories, Amgen, AstraZeneca, Biogen Idec, Bayer, Elan, Johnson & Johnson, Merck, Merck Serono, Takeda, Novartis, Pfizer, Reata, Sanofi-Aventis and Teva. Many or all of these established competitors are also involved in research and drug development regarding various OGF receptors. Pharmaceutical and biotechnology companies which are known to be involved in immuno therapy research and related drug development include Pfizer, Bristol-Myers Squibb, Merck, Takeda, Sanofi-Aventis, Incyte, and UCB Pharma, among others.

There are also comparable companies focused on advancing drugs for various diseases using the FDA’s 505(b)(2) pathway including Akorn Inc., Chelsea Therapeutics Inc., MAP Pharmaceuticals Inc., Pain Therapeutics Inc., Rexahn Pharmaceuticals Inc., Santarus Inc., Ventrus Biosciences Inc., and XenoPort Inc.

Analysis

All revenue is based upon sale of IRT-103 and one cancer treatment center.

Customers

TNIB is dependent on its contracts with Malawi, Nigeria, and Equatorial Guinea. The Company is in negotiations with other potential customers.

Government Regulations

United States

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug products are subject to extensive regulation by the United States Food and Drug Administration (“FDA”) and other regulatory authorities in the United States and other countries with regulations differing from country to country. Neither we nor our collaboration partners are permitted to market our drug candidates in the United States until we receive approval of a New Drug Application (“NDA”) from the FDA. Neither we nor our collaboration partners have submitted an application for or received marketing approval for any of our drug candidates. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process.

Prior to receiving approval to commercialize any of our drug candidates in the United States or abroad, we and our collaboration partners must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities abroad, that such drug candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Regulatory approval of an NDA or NDA supplement is not guaranteed, and the approval process is expensive and may take several years.

Before a drug can be tested in people, the Sponsor (in this case TNI BioTech) performs laboratory and animal tests to discover how the drug works and whether it's likely to be safe and work well in humans. For TNI, as LDN and MENK have previously been used in clinical trials, this phase of development was not necessary to initiate clinical trials under our applications.

Next, a series of tests in people (i.e. clinical trials) is begun to determine whether the drug is safe when used to treat a disease and whether it provides a real health benefit.  The clinical phase typically starts at Phase 1 and progresses to Phase 3.  TNI BioTech will have an abbreviated list of clinical trials that need to be conducted due to published literature on previously conducted studies, as well as utilizing the approval of naltrexone previously at 50 mg by the US FDA.

Upon completion of the clinical trials, the Company will send the FDA and/or EMA the evidence from these tests to prove the drug is safe and effective for its intended use (New Drug Application (NDA) in the US or Marketing Authorisation Application in the EU).  The regulatory bodies will review these data and determine if the Sponsor has approval to market the product at the specified dose(s) and formulation(s) for the specified indication(s).7

Once regulatory approval has been granted, the approved product and its manufacturer are subject to continual review by the FDA and/or non-U.S. regulatory authorities. Any regulatory approval that we or our collaboration partners receive for our drug candidates may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the product. In addition, if the FDA and/or non-U.S. regulatory authorities approve any of our drug candidates, we will be subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities with regard to the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for our products. In addition, manufacturers of our drug products are required to comply with current cGMP regulations which include requirements related to quality control and quality assurance, as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must approve these manufacturing facilities before they can be used to manufacture our drug products, and these facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations.

European Union

We intend to seek a distribution and marketing partner for IRT-101, IRT-102 and IRT-103 (LDN) outside North America and may market future products in international markets. In order to market our future products in the European Economic Area (“EEA”) (which is comprised of the 27 member states of the European Union (“EU”) plus Norway, Iceland and Liechtenstein) and many other foreign jurisdictions, we must obtain separate regulatory approvals. More concretely, in the EEA, medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”).

●
The Community MA is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use of the European Medicines Agency (“EMA”), and is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

●
National MAs, which are issued by the competent authorities of the member states of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a member state of the EEA, this National MA can be recognized in another member state through the Mutual Recognition Procedure. If the product has not received a National MA in any member state at the time of application, it can be approved simultaneously in various member states through the Decentralized Procedure.

Under the procedures described above, before granting the MA, the EMA or the competent authorities of the member states of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

Our IND is being conducted per 21 Code of Federal Regulations Title 21, Part 312. In addition, we follow ICH guidelines, including good clinical practices (ICH E6) and current good manufacturing practice (ICH Q7) throughout the development process. After completion of Phase III clinical trials, TNI will file our NDA for LDN (IRT-103) as a 505(b)(2) application.  IRT-103 products will follow the 505(b)(2) pathway relying on the Reference Listed Drug (RLD) REVIA to support the safety of the product. Efficacy will be submitted by TNI BioTech directly to the LDN NDA.  IRT-101 products will follow the traditional approval pathway as a RLD is not available for MENK/OGF.  However, published literature will support this program.
_________________________
7.http://www.fda.gov/Drugs/DevelopmentApprovalProcess/default.htm

Nigeria

The National Agency for Food and Drug Administration and Control (NAFDAC) is the equivalent in Nigeria of the US FDA. It undertakes registration of food, drugs, medical devices, cosmetics, agrochemicals and other similar products in Nigeria. At the end of the process, a registration number is given to the product and a registration certificate is issued to the applicant.  The process is much faster then the USFDA as we are only required to follow the process as stated below:

NAFDAC Registration Process

The Registration process is considered a cumbersome procedure by all applicants. The process should take three months if all requirements are met as and when due.

Steps in NAFDAC Registration:

Step 1 - Documentation
The documents required include Power Of Attorney, Certificate of Manufacture and Free Sale or Certificate of Pharmaceutical Product, Comprehensive Certificate of Product Analysis, Certificate of Business Incorporation, Certificate of Registration of Brand Name/ Trademark, Completed Application Form, Application Letter for Import Permit.

Step 2 – Import Permit
The import permit authorizes the applicant to import samples for registration.

Step 3 – Product Vetting
The products to be registered are submitted for vetting with the following documents: letter of invitation to inspect the factory, copy of the permit to import samples and receipt of payment for the permit, certificate of analysis and three well labeled vetting samples,

Step 4 – Laboratory Analysis
The products are submitted for analysis once they have been successfully vetted, accompanied by proof of receipt of vetting samples and the payment of the necessary charges.

Step 5 – Product Approval
The product with all the documents passes through a series of approval meetings at the end of which a NAFDAC Registration number is assigned to it.

Product registration by NAFDAC in Nigeria ensures that genuine importers are issued NAFDAC Registration numbers for their products which in turn enhances consumer confidence.

Many of the African countries do not have a local FDA equivalent organization or agency.  TNI BioTech plans to use the NAFDAC Registration as the guideline for submission in Africa for countries that do not have their own application and approval procedures.

Malawi

No formal governmental agency is in place to govern the application of a new drug. Malawi is a member of the Southern Africa Development Community (“SADC”). The SADC has been making efforts to synchronize the regulation of medication in the SADC countries. The SADC published Guidelines for Submitting Application for Registration of a Medicine, the full text is available at: https://app.box.com/s/097805fff01a45c97d83.

The guidelines require filing an application prior to approval of registration. However, these guidelines are preliminary. The Regional Indicative Strategic Development Plan (“RISDP”) is a comprehensive development and implementation framework guiding the Regional Integration agenda of the SADC over a period of fifteen years (2005-2020). It is designed to provide clear strategic direction with respect to SADC programmes, projects and activities in line with the SADC Common Agenda and strategic priorities, as enshrined in the SADC Treaty of 1992.8
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8.http://www.sadc.int/about-sadc/overview/strategic-pl/regional-indicative-strategic-development-plan/

Equatorial Guinea

Equatorial Guinea does not have procedures for the official approval of traditional medical practices or remedies.9

China

China pharmaceutical regulations are still under going changes in an attempt to be streamlined and more consistent with international standards. One of the major concerns from the global pharmaceutical companies has been the lengthy approval process in China. The process has been improving, following major revisions since October 2007, including the addition of the On-site Inspection for Drug Registration, the Special Drug Review Approval Process and the Registration of Imported Drugs.   The Company is allowing our partner to handle all local regulatory matters; this process is very similar to the USFDA and will require the same time frame for approval.

TNIB is not responsible for any of the permitting in China.

In China, the drug registration process under the China Food and Drug Administration (“CFDA”) (formerly known as China State Food and Drug Administration or “SFDA”) is fairly similar to the United States. The process includes two applications, before and after the clinical trial.

The first step is to submit an application to the CFDA for a Clinical Trial Application (“CTA”). The CFDA will conduct a preliminary review of the submission package and then transfer the dossier to the Center for Drug Evaluation (“CDE”). Reviewers with background in pharmaceuticals, pharmacology and clinical study will run a technical review, while local sample testing will also be conducted in parallel. Few CTAs pass through the CDE review in one round. However, most applications will receive supplement notice(s) in writing to request additional information for further assessment. In such case, CDE will allow a 4-month period for the applicant to gather and submit additional requested information to CDE. This entire CTA step usually takes at least 125 working days. A CTA is similar to an IND in the United States.

The second step in drug registration is Production Application (or Imported Drug License Application), which involves submitting a clinical report and other relevant files to obtain an imported drug license. The process itself is basically the same as the CTA step. This second step will take approximately 145 days. A Product Application is similar to an NDA.

Nicaragua

A license from the Ministry of Health is required in order to manufacture and export pharmaceuticals in Nicaragua.10 The licensing procedure requires a written request to the Director of Pharmacy detailing who the manufacturer is, and where they are located, as well as the active ingredients in the pharmaceutical products, and details about the owner of the pharmaceuticals and the country they are from.11 The cost of an Export Guarantee Application of Drugs is Fifty Cordobas (C $50).12

Research and Development

Prior to the Company’s purchase of its patents and licenses, the Company did not incur research and development costs. The individuals or companies TNIB acquired the licenses from had previously borne research and development costs. TNIB reimbursed some patent holders for their costs upon TNIB’s acquisition of the patent or license. Going forward, TNIB intends to grow its patents and licenses by allocating funds directly to research and development.
_________________________
9 Legal Status of Traditional Medicine and Complementary/Alternative Medicine: A Worldwide Review, World Health Organization: http://apps.who.int/medicinedocs/en/d/Jh2943e/4.14.html#Jh2943e.4.14
10 See Act No. 292, Drug and Pharmacies Act. Arto. 7
11 See 6-99 Regulations Decree Law No. 292, Law Drug Pharmacies Arto. 35, Arto. 56; Reform Decree 23-2002 6-99 Decree Rules of Law No. 292, Law Drug and Pharmacies Arto. 44.
12 See Ministerial Resolution No. 340-2010, issued on October 20, 2010.

Employees

As of December 31, 2012, TNIB had 12 full time employees and 3 part time employees and a number of consultants.

Reports to Security Holders

Once the Company is subject to the reporting requirements of Section 13 and Section 15(d) of the Exchange Act, it intends to file all required disclosures.

You may read and copy any materials the Company files with the SEC in the SEC’s Public Reference Section, Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Section by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov.

ITEM 1A. RISK FACTORS.

RISK FACTORS

An investment in our Common Stock is highly speculative and involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described below together with all of the other information included in this Form 10. The statements contained in or incorporated into this Form 10 that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the value of our Common Stock could decline, and an investor in our securities may lose all or part of their investment.

Risks Related to the Issuer

We will see losses from our clinical trials for the foreseeable future, and if we fail at one or more of our clinical trials, it could affect the value of the Company’s stock.

We do not anticipate that we will generate revenue from the sale of our products for the foreseeable future. In addition, if approved, we expect to incur significant costs to commercialize our drug candidates and our drugs may never gain market acceptance. If our drug candidates fail to demonstrate safety and efficacy in clinical trials, do not gain regulatory approval, or do not achieve market acceptance, we may never become profitable. Even if we achieve profitability in the future, we may not be able to sustain profitability in subsequent periods. If we are unable to achieve and sustain profitability, the market value of our common stock will likely decline. Because of the numerous risks and uncertainties associated with developing pharmaceutical products, we are unable to predict the extent of any future losses or whether we will become profitable.

Since inception, we have invested a significant portion of our time and financial resources in the acquisition and development of our most advanced drug candidate, IRT-103 low-dose naltrexone (“LDN”). While we currently have other drug candidates in clinical trials, we anticipate that our ability to generate significant product revenues in the near term will depend primarily on the successful development, regulatory approval, marketing and commercialization of IRT-103 (LDN) by us or by one of our potential partners. It is uncertain whether IRT-103 (LDN) will have successful results in its development, regulatory approval, marketing and commercialization.

We rely on our private placement to fund and conduct the current pivotal phase III trials with respect to IRT-103 (LDN). Any of the following events or factors could have a material adverse effect on our ability to generate revenue from the commercialization of IRT-103 (LDN):

●	TNIB may be unable to successfully complete the clinical development of IRT-103 (LDN);

●	TNIB must comply with any possible additional requests and recommendations from the United States Food and Drug Administration (“FDA”), including additional clinical trials;

●	TNIB may not obtain all necessary approvals from the FDA and similar foreign regulatory agencies;

●	TNIB may not commit sufficient resources to the development, regulatory approval, marketing and distribution of IRT-103 (LDN);

●	IRT-103 (LDN) must be manufactured in compliance with requirements of the FDA and similar foreign regulatory agencies and in commercial quantities sufficient to meet market demand;

●	IRT-103 (LDN) may not achieve market acceptance by physicians, patients and third party payors;

●	IRT-103 (LDN) may not successfully compete against alternative products and therapies; and

●	TNIB or any other pharmaceutical organization may independently develop products that compete with IRT-103 (LDN).

In order to obtain approval from the FDA of a New Drug Application (“NDA”), for IRT-103 (LDN), TNIB will need to demonstrate through evidence of adequate and well-controlled clinical trials that IRT-103 (LDN) is safe and effective for each proposed indication. However, IRT-103 (LDN) may not be approved even though it achieved its specified endpoints in the current and/or future pivotal Phase III clinical trials intended to support an NDA, which may be conducted by TNIB. The FDA may disagree with the trial design and the interpretation of data from clinical trials, may ask the Company to conduct additional costly and time consuming clinical trials in order to obtain marketing approval or approval to enter into an advanced phase of development, or may change the requirements for approval even after it has reviewed and commented on the design for our clinical trials. The FDA may also approve IRT-103 (LDN) for fewer or more limited indications than TNIB may request, or may grant approval contingent on the performance of costly post-approval clinical trials. In addition, the FDA may not approve the labeling claims that we believe are necessary or desirable for the successful commercialization of IRT-103 (LDN).

If TNIB or any of our future collaboration partners does not perform in the manner we expect or fulfill its responsibilities in a timely manner, or at all, the clinical development, regulatory approval, and commercialization efforts related to IRT-103 (LDN) could be delayed or terminated. It may be necessary for us to assume the responsibility at our own expense for the development of IRT-103 (LDN). In that event, we would likely be required to limit the size and scope of one or more of our programs or increase our expenditures and seek additional funding. If we had to limit the scope of our programs or seek additional funding the potential to generate future revenue from IRT-103 (LDN) will be significantly reduced and our business will be materially and adversely harmed.

The Company estimates spending $7,000,000 on clinical trials from summer 2013 through 2014.

The development of new drugs is a highly risky undertaking which involves a lengthy process, and therefore our drug discovery and development activities may not result in products that are approved by the applicable regulatory authorities on the time schedule we have planned, or at all.

Our drug candidates are in early stages of drug discovery or clinical trials and are prone to the risks of failure inherent in drug development. As of the date of this Form 10, only 3 of our current drug candidates, IRT-103 (LDN), IRT-101 and IRT-102 have been tested on human beings. We will need to conduct additional clinical trials before we can demonstrate that our drug candidates are safe and effective to the satisfaction of the FDA and other regulatory authorities. Clinical trials are expensive and uncertain processes that can take multiple years to complete. We cannot assure you that our ongoing clinical trials or any future clinical trial of any of our other drug candidates, will be completed on schedule, or at all, or whether our planned clinical trials will start in a timely manner. The commencement of our planned clinical trials could be substantially delayed or prevented by a number of factors, including:

●	delays or failures in obtaining sufficient quantities of the Active Pharmaceutical Ingredient (“API”) and/or drug product;

●	delays or failures in reaching an agreement on acceptable clinical trial agreement terms or clinical trial protocols with prospective sites;

●	delays or failures in obtaining Institutional Review Board (“IRB”) approval to conduct a clinical trial at a prospective site;

●	the need to successfully complete, on a timely basis, preclinical safety pharmacology studies;

●	the limited number of, and competition for, suitable sites to conduct the clinical trials;

●	the limited number of, and competition for, suitable patients for enrollment in the clinical trials; and

●	delays or failures in obtaining regulatory approval to commence a clinical trial.

The completion of our clinical trials could also be substantially delayed or prevented by a number of factors, including:

●	slower than expected rates of patient recruitment and enrollment;

●	failure of patients to complete the clinical trials;

●	failure of our third party vendors to timely or adequately perform their contractual obligations relating to the clinical trials;

●	inability or unwillingness of patients or medical investigators to follow our clinical trial protocols;

●	inability to monitor patients adequately during or after treatment;

●	termination of the clinical trials by one or more clinical trial sites;

●	unforeseen safety issues;

●	lack of efficacy demonstrated during clinical trials;

●	lack of adequate funding to continue the clinical trials;

●	the need for unexpected discussions with the FDA or other foreign regulatory agencies regarding the scope or design of our clinical trials or the need to conduct additional trials;

●	unforeseen delays by the FDA or other foreign regulatory agencies after submission of our results;

●	an unfavorable FDA inspection of our contract manufacturers of APIs or drug products; and/or

●	inspection of the clinical trial operations or trial sites by the FDA or other regulatory authorities resulting in the imposition of a clinical hold.

Any failure or significant delay in completing clinical trials for our drug candidates will harm the commercial prospects for our drug candidates and adversely affect our financial results.

Additionally, changes in regulatory requirements and guidance may occur and we may need to amend clinical trial protocols to reflect these changes. Amendments may require us to resubmit our clinical trial protocols to IRBs for reexamination, which may impact the costs, timing or successful completion of a clinical trial. If we experience delays in completion of a clinical trial, or if we terminate any of our clinical trials, the commercial prospects for our drug candidates may be harmed and our ability to generate product revenues will be delayed. In addition, many of the factors that cause, or lead to, a delay in the commencement or completion of clinical trials may also ultimately lead to the denial of regulatory approval of a drug candidate.

If we are required to suspend or discontinue clinical trials due to side effects or other safety risks, or if we are required to conduct studies on the long-term effects associated with the use of our drug candidates, our efforts to commercialize our products could be delayed or halted.

Our clinical trials may be suspended or terminated at any time for a number of safety-related reasons. For example, administering any drug candidate to humans may produce undesirable side effects. We may voluntarily suspend or terminate our clinical trials if at any time we believe that our drug candidates present an unacceptable safety risk to the clinical trial patients. In addition, IRBs or regulatory agencies may order the temporary discontinuation or termination of our clinical trials at any time if they believe that the clinical trials are not being conducted in accordance with applicable regulatory requirements, including if they present an unacceptable safety risk to patients. The existence of undesirable side effects resulting from our drug candidates could cause us or regulatory authorities, such as the FDA, to interrupt, delay or halt clinical trials of our drug candidates and could result in the FDA or other regulatory agencies denying further development or approval of our drug candidates for any or all targeted indications.

Further, cytokine receptors and opiate growth factor receptors are a novel class of targets. As a result, we may experience unforeseen adverse side effects with our existing and future drug candidates, including IRT-101 and IRT-103. As of the date of this Form 10, 3 of our current drug candidates have been tested in human beings. Although we have not observed significant harmful side effects in prior studies of IRT-103 low-dose naltrexone (“LDN”), IRT-101 or Met-enkephalin (“MENK”), or our other drug candidates, later trials could reveal such side effects. The pharmacokinetic profile of preclinical studies may not be indicative of results in any clinical trial.

We have not conducted studies on the long-term effects associated with the use of our drug candidates. Studies of these long-term effects may be required for regulatory approval and would delay introduction of our therapies or our other drug candidates into the market. These studies could also be required at any time after regulatory approval of any of our drug candidates. Absence of long-term data may also limit the approved uses of our products, if any, to short-term use. Some or all of our drug candidates may prove to be unsafe for human use.

Even if our drug candidates do obtain regulatory approval they may never achieve market acceptance or commercial success.

Even if we obtain FDA or other regulatory approval, our drug candidates may not achieve market acceptance among physicians, patients and third party payors or they may be used only in applications more restricted than we anticipate, and ultimately, may not be commercially successful. Our treatments, if successfully developed, will compete with a number of traditional products manufactured and marketed by major pharmaceutical and biotechnology companies. Our treatments may also compete with new products currently under development by such companies and others. Physicians will prescribe a product only if they determine, based on experience, clinical data, side effect profiles and other factors, that it is beneficial as compared to other products currently available and in use. Physicians also will prescribe a product based on their traditional preferences. Market acceptance of our drug candidates for which we receive approval depend on a number of factors, including:

●	the efficacy and safety of our drug candidates as demonstrated in clinical trials;

●	the clinical indications for which the drug is approved;

●	acceptance by physicians, major operators of clinics and patients of the drug as a safe and effective treatment;

●	the potential and perceived advantages of our drug candidates over alternative treatments;

●	the safety of drug candidates seen in a broader patient group, including its use outside the approved indications;

●	the cost of treatment in relation to alternative treatments;

●	the availability of adequate reimbursement and pricing by third parties and government authorities;

●	relative convenience and ease of administration;

●	the prevalence and severity of adverse side effects; and

●	the effectiveness of our sales and marketing efforts.

If our drug candidates that obtain regulatory approval fail to achieve market acceptance or commercial success, the Company’s financial results will be adversely affected.

The commercial success of IRT-101, IRT-102 and IRT-103 depends, in part, on our ability to develop and market the drug in North America, and if we fail in these initiatives, our ability to generate future revenue in the United States could be significantly reduced.

If we successfully complete the Phase III program for our lead independent drug candidate, IRT-103 (LDN), we plan to retain commercial rights to IRT-103 as we have exclusive licensing rights. The Company may look to a partner for co-development and commercialization outside North America. Any of the following events or factors could have a material adverse effect on our ability to generate revenue from the commercialization of IRT-103:

●	we may be unable to successfully complete the clinical development of IRT-103;

●	our lack of experience in commercializing and marketing drug products;

●	we may not have or be able to obtain sufficient financial resources to develop and commercialize IRT-103;

●	we may not be able to identify a suitable co-development partner;

●
we, or any of our future partners, may fail to fulfill our responsibilities in a timely manner or fail to commit sufficient resources to the development, regulatory approval, and commercialization efforts related to IRT-103;

●	we, or any of our future partners, must comply with additional requests and recommendations from the FDA, including additional clinical trials;

●	we, or any of our future partners, may not obtain all necessary approvals from the FDA and similar foreign regulatory agencies;

●	IRT-103 must be manufactured in compliance with requirements of the FDA and similar foreign regulatory agencies and in commercial quantities sufficient to meet market demand;

●	IRT-103 may not achieve market acceptance by physicians, patients and third party payors;

●	IRT-103 (LDN) may not compete successfully against alternative products and therapies; and

●	we, or any pharmaceutical company, may independently develop products that compete with IRT-103 (LDN).

Changes in pharmaceutical and biotechnology industry trends could adversely affect TNIB’s operating results.

Industry trends, economic and political factors that affect pharmaceutical, biotechnology, medical device companies and academic/government entities sponsoring clinical research directly affect TNIB’s business. For example, many companies in such industries and government organizations have been hiring companies (like TNIB) to conduct large development projects. TNIB’s operations, financial condition and growth rate could be materially and adversely affected if these industries reduce outsourcing of such projects. In the past, mergers, product withdrawals, liability lawsuits and other factors in the pharmaceutical industry have slowed decision making by pharmaceutical companies and correlating government bodies significantly delaying and/or halting drug development projects. Continuation or increases in such trends could have an adverse effect on TNIB’s business. Additionally, numerous government agencies have undertaken efforts to control growing healthcare costs through legislation, regulation and voluntary agreements with medical care providers and pharmaceutical companies. If future regulatory cost-containment efforts limit potential profits derived from new drugs, TNIB’s clients may reduce their drug discovery and development spending. A reduction in drug discovery and development spending could have a material adverse effect on the Company’s results and operations creating a significant reduction of TNIB’s revenue.

We rely on third parties to conduct all our clinical trials. If these third parties do not successfully carry out their contractual duties or meet expected deadlines, we may be unable to obtain regulatory approval for or commercialize any of our drug candidates.

We currently do not have the ability to independently conduct clinical trials. We rely on medical institutions, clinical investigators, contract laboratories, collaborative partners and other third parties, such as clinical research organizations (“CROs”), to conduct clinical trials on our drug candidates. The third parties with which we contract for execution of our clinical trials play a significant role in the conduct of these trials and the subsequent collection and analysis of data. These third parties are not our employees, and except for contractual duties and obligations, we have limited ability to control the amount or timing of resources that they devote to our programs. In particular, we rely on outside sources and our own revenue to fund and conduct the current pivotal Phase III trials with respect to IRT-103 (LDN). Although we rely on these third parties to conduct our clinical trials, we remain responsible for ensuring that each of our preclinical studies and clinical trials is conducted in accordance with its investigational plan and protocol. Moreover, the FDA and foreign regulatory authorities require us to comply with regulations and standards, commonly referred to as current Good Clinical Practices (“cGCPs”) for conducting, monitoring, recording and reporting the results of clinical trials to ensure that the data and results are scientifically credible and accurate and that the trial subjects are adequately informed of the potential risks of participating in clinical trials.

In addition, the execution of preclinical studies and clinical trials, and the subsequent compilation and analysis of the data produced, requires coordination among various parties. In order for these functions to be carried out effectively and efficiently, it is imperative that these parties communicate and coordinate with one another. Moreover, these third parties may also have relationships with other commercial entities, some of which may compete with us. In most cases, these third parties may terminate their agreements upon a material breach by us that is not cured within 30 days by providing us with 30 days’ prior written notice. Many of these agreements may also be terminated by such third parties under certain other circumstances, including our insolvency or our failure to comply with applicable laws. In general, these agreements require such third parties to reasonably cooperate with us at our expense for an orderly winding down of services of such third parties under the agreements. If the third parties conducting our clinical trials do not perform their contractual duties or obligations, experience work stoppages, do not meet expected deadlines, terminate their agreements with us or need to be replaced, or if the quality or accuracy of the clinical data they obtain is compromised due to their failure to adhere to our clinical trial protocols or cGCPs, or for any other reason, we may need to enter into new arrangements with alternative third parties, which could be costly, and our clinical trials may be extended, delayed or terminated or may need to be repeated, and we may not be able to obtain regulatory approval for or commercialize the drug candidate being tested in such trials.

If any of our drug candidates receive marketing approval, and the Company or others later identify undesirable side effects caused by the drug candidate, our ability to market and derive revenue from the drugs could be compromised.

If the Company or others identify undesirable side effects caused by one of our drug candidates, any of the following adverse events could occur:

●	regulatory authorities may withdraw approval of the drug or seize the drug;

●	we may be required to recall the drug or change the way the drug is administered;

●	additional restrictions may be imposed on the marketing or the manufacturing processes of the particular drug;

●	we may be subject to fines, injunctions or the imposition of civil or criminal penalties;

●	regulatory authorities may require the addition of labeling statements, such as a “black box” warning or a contraindication;

●	we may be required to create a medication guide outlining the risks of such side effects for distribution to patients;

●	we could be sued and held liable for harm caused to patients;

●	the drug may become less competitive; and

●	our reputation may suffer.

Any of these could result in the loss of significant revenues, which would materially and adversely affect our results of operations and business.

We may need additional financing and may be unable to raise capital on acceptable terms, or at all, when needed, which could force us to delay, reduce or eliminate our research and development programs and other operations or commercialization efforts.

We are advancing multiple drug candidates through discovery and development and will require substantial funds to conduct development, including preclinical studies and clinical trials, of our drug candidates. Commercialization of any drug candidate will also require substantial expenditures. To further the development and commercialization efforts of our drug candidates, we may need additional financing to hire additional employees to co-promote drug candidates or to commercialize drug candidates that may not be covered by our current collaboration agreements.

As of December 31, 2012, we had approximately $313,000 in cash and cash equivalents. We believe that our available cash and cash equivalents will not be sufficient to fund our anticipated level of operations for the next 12 months. Our future financing requirements will depend on many factors, some of which are beyond our control, including:

●	the rate of progress and cost of our clinical trials, preclinical studies and other discovery and research and development activities;

●	the timing of, and costs involved in, seeking and obtaining FDA and other regulatory approvals;

●	the continuation and success of our strategic alliances and future collaboration partners;

●	the exercise of remaining options under current collaborative agreements;

●	the costs of preparing, filing, prosecuting, maintaining and enforcing any patent claims and other intellectual property rights, including litigation costs and the results of such litigation;

●	our ability to enter into additional collaboration, licensing, government or other arrangements and the terms and timing of such arrangements;

●	potential acquisition or in-licensing of other products or technologies; and

●	the emergence of competing technologies or other adverse market developments.

Future capital requirements will also depend on the extent to which we acquire or invest in additional complementary businesses, products and technologies. We currently have no understandings, commitments or agreements relating to any of these types of transactions.

Until we can generate a sufficient amount of product revenue to finance our cash requirements, which we may never do, we expect to finance future cash needs primarily through public or private equity offerings, debt financings, government grants and contracts and/or strategic collaborations. Additional financing may not be available to us when we need it or it may not be available on favorable terms, if at all. If we are unable to obtain adequate financing when needed, we may have to delay, reduce the scope of or eliminate one or more of our clinical trials or research and development programs or our commercialization efforts. We may be required to enter into collaborative partnerships for one or more of our drug candidate programs at an earlier stage of development or on less favorable terms, which may require us to relinquish rights to some of our drug candidates that we would otherwise have pursued on our own.

We may form additional strategic alliances in the future with respect to our independent programs, and we may not realize any benefits of such alliances.

We may form strategic alliances, create joint ventures or collaborations or enter into licensing arrangements with third parties with respect to our independent programs that we believe will complement or augment our existing business. For example, we plan to find a partner to co-develop and commercialize IRT-101, IRT-102 and IRT-103 (LDN) outside North America upon completion of clinical development of IRT-103 (LDN) CCX140 for the treatment of patients with pediatric Crohn’s disease and Crohn’s disease. We face significant competition in seeking appropriate strategic partners. The negotiation process is time-consuming and complex. Moreover, we may not be successful in our efforts to establish a strategic partnership or other alternative arrangements for any future product candidates and programs because our research and development pipeline may be insufficient, our product candidates and programs may be deemed to be at too early a stage of development for collaborative effort and/or third parties may not view our product candidates and programs as having the requisite potential to demonstrate safety and efficacy. We cannot be certain that, following a strategic transaction or license, we will achieve the revenues or specific net income that justifies such transactions. Any delays in entering into new strategic partnership agreements related to our product candidates could also delay the development and commercialization of our product candidates and reduce their competitiveness even if they reach the market.

TNI BioTech intends to manufacture LDN and therefore must rely on third party manufacturing to supply the drug for clinical trials. If one of our suppliers or manufacturers fails to perform adequately or fulfill our needs, we may be required to incur significant costs and devote significant efforts to find new suppliers or manufacturers. We may also face delays in the development and commercialization of our drug candidates.

The manufacture of pharmaceutical products in compliance with cGMPs requires significant expertise and capital investment, including the development of advanced manufacturing techniques and process controls. Manufacturers of pharmaceutical products often encounter difficulties in production, including difficulties with production costs and yields, quality control, including stability of the drug candidate and quality assurance testing, shortages of qualified personnel, as well as compliance with strictly enforced FDA cGMP requirements, other federal and state regulatory requirements, and foreign regulations. If our manufacturers were to encounter any of these difficulties or otherwise fail to comply with their obligations to us or under applicable regulations, our ability to provide study drugs in our preclinical studies and clinical trials would be jeopardized. Any delay or interruption in the supply of preclinical study or clinical trial materials could delay the completion of our preclinical studies and clinical trials, increase the costs associated with maintaining our preclinical study and clinical trial programs and, depending upon the period of delay, require us to commence new trials at significant additional expense or terminate the studies and trials completely.

All manufacturers of our drug candidates must comply with cGMP requirements enforced by the FDA through its facilities inspection program. These requirements include, among other things, quality control, quality assurance and the maintenance of records and documentation. Manufacturers of our component materials may be unable to comply with these cGMP requirements and with other FDA, state and foreign, regulatory requirements. The FDA or similar foreign regulatory agencies at any time may also implement new standards, or change their interpretation and enforcement of existing standards for manufacture, packaging or testing of products. We have little control over our manufacturers’ compliance with these regulations and standards. A failure to comply with these requirements may result in fines and civil penalties, suspension of production, suspension or delay in product approval, product seizure or recall, or withdrawal of product approval. If the safety of any product supplied is compromised due to our manufacturers’ failure to adhere to applicable laws or for other reasons, we may not be able to obtain regulatory approval for or successfully commercialize our products, and we may be held liable for any injuries sustained as a result. Any of these factors could cause a delay of clinical trials, regulatory submissions, approvals or commercialization of our drug candidates or entail higher costs or impair our reputation.

We have assumed responsibility for supplying the Active Pharmaceutical Ingredient (“API”) for IRT-103 (LDN). Another pharmaceutical company currently manufactures the API for IRT-101 and IRT-102. Our current agreements with our suppliers do not provide for the entire supply of the API necessary for additional clinical trials or for full-scale commercialization. In the event that we and our suppliers cannot agree to the terms and conditions for them to provide some or all of our API clinical and commercial supply needs, or if any single source supplier terminates the agreement in response to a breach by us, we would not be able to manufacture the API on a commercial scale until a qualified alternative supplier is identified, which could also delay the development of, and impair our ability to commercialize, our drug candidates.

Although alternative sources of supplies exist, the number of third party suppliers with the necessary manufacturing and regulatory expertise and facilities are limited, and it could be expensive and take a significant amount of time to arrange for alternative suppliers, which could have a material adverse effect on our business. New suppliers of any API would be required to qualify under applicable regulatory requirements and would need to have sufficient rights to the method of manufacturing such ingredients under applicable intellectual property laws. Obtaining the necessary FDA approvals or other qualifications under applicable regulatory requirements and ensuring non-infringement of third party intellectual property rights could result in a significant interruption of supply and could require the new manufacturer to bear significant additional costs which may be passed on to us.

We currently have only a limited distribution organization with no sales and marketing staff. If we are unable to develop sales and marketing and expand distribution capability on our own or through collaborations with marketing partners, we will not be successful in commercializing our future products.

We currently have only a limited distribution organization with no sales or marketing. If our products are approved for sale in the United States we will need to execute a number of sales and marketing agreements, but there can be no assurance that the Company will be able to sign an agreement to market and distribute our products. To the extent we rely on third parties for marketing and distributing our approved products, any revenue we receive will depend upon the efforts of third parties, which may not be successful, and are only partially within our control. Our reliance on third parties makes it likely that our product revenue is likely to be lower than if we directly marketed or sold our products. The Company’s collaborations may fail to develop or effectively commercialize our drug candidates because they cannot obtain necessary regulatory approvals, development or commercialization is not fiscally reasonable, they elect to pursue competitive products outside of the collaboration, or for other reasons. If we are unable to enter into arrangements with third parties to commercialize the approved products on acceptable terms or at all, we may not be able to successfully commercialize our future products or we will have to market these products ourselves, which will be expensive and require us to build our own sales force, which we do not have experience doing. We cannot assure you we will be successful in any of these initiatives. If we are not successful in commercializing our future products, either on our own or through collaborations with one or more third parties, our future product revenue will be materially adversely affected.

Our internal controls are ineffective.

Disclosure controls and procedures are designed to ensure that information required to be disclosed in the reports filed or submitted under the Exchange Act is recorded, processed, summarized and reported, within the time period specified in the SEC's rules and forms. Disclosure controls and procedures include, without limitation, controls and procedures designed to ensure that information required to be disclosed in the reports filed under the Exchange Act is accumulated and communicated to management, including the Chief Executive Officer, as appropriate, to allow timely decisions regarding required disclosure. Based on the evaluation, the CEO and CFO have concluded that our disclosure controls and procedures are ineffective to ensure that information disclosed by us in the reports we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. This determination was based on the lack of segregation of duties and the lack of an auditing committee which creates a material weakness. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the Company’s annual or interim financial statements will not be prevented or detected on a timely basis. A material weakness means there is a risk that our financial reports or other filings may contain an error or inaccuracy or not submitted timely.

We will need to increase the size of our organization, but we may experience difficulties in managing growth.

We will need to continue to expand our managerial, operational, financial and other resources in order to manage our operations and clinical trials, continue our development activities and commercialize our drug candidates. Our current management, personnel systems and facilities may not be adequate to support this future growth. Our need to effectively execute our growth strategy requires that we:

●	manage our clinical trials effectively, including our Phase II clinical trials for IRT-103 (LDN) which are being conducted at numerous trial sites throughout the world;

●	manage our internal development efforts effectively while carrying out our contractual obligations to licensors, contractors, collaborators, government agencies and other third parties;

●	continue to improve our operational, financial and management controls and reporting systems and procedures; and

●	identify, recruit, maintain, motivate and integrate additional employees.

We face substantial competition. Our competitors may discover, develop or commercialize products faster or more successfully than us.

The biotechnology and pharmaceutical industries are highly competitive. We face significant competition from companies in the pharmaceutical, biotechnology and other related markets that are researching and marketing products designed to address Crohn’s Disease, multiple sclerosis, rheumatoid arthritis, other autoimmune diseases and inflammatory disorders, and cancer. Established pharmaceutical companies that currently sell or are developing drugs in our markets of interest include, for example; Abbott Laboratories, Amgen, AstraZeneca, Biogen Idec, Bayer, Elan, Johnson & Johnson, Merck, Merck Serono, Takeda, Novartis, Pfizer, Reata, Sanofi-Aventis and Teva. Many or all of these established competitors are also involved in research and drug development regarding various OGF receptors. Pharmaceutical and biotechnology companies which are known to be involved in immunotherapy research and related drug development include Pfizer, Bristol-Myers Squibb, Merck, Takeda, Sanofi-Aventis, Incyte, and UCB Pharma among others.

We are developing small molecule therapeutics that will compete with other drugs and alternative therapies that are currently marketed or are being developed to treat Crohn’s Disease, HIV/AIDS, rheumatoid arthritis, other autoimmune diseases and inflammatory disorders, and cancer. If approved for marketing by the FDA, IRT-103 (LDN), our lead Inflammatory Bowel Disease (“IBD”) drug candidate, would compete against existing IBD treatments such as Sulfasalazine (Azulfidine); Mesalamine (Asacol, Rowasa) Corticosteroids; Azathioprine (Imuran) and mercaptopurine (Purinethol); Infliximab (Remicade); Adalimumab (Humira); Certolizumab pegol (Cimzia); Methotrexate (Rheumatrex); Cyclosporine (Gengraf, Neoral, Sandimmune) and Natalizumab (Tysabri). Similarly, other future drug candidates we are pursuing would compete against numerous existing and established drugs and potentially against other novel drugs and therapies that are currently in development. We also anticipate that we will face increased competition in the future as new companies enter our target markets and scientific developments surrounding the chemokine system continue to develop.

Many of our competitors have greater name recognition and financial, manufacturing, marketing, research and drug development resources than we do. Additional mergers and acquisitions in the biotechnology and pharmaceutical industries may result in even more resources being concentrated in our competitors. Large pharmaceutical companies in particular have extensive expertise in preclinical and clinical testing and in obtaining regulatory approvals for drugs. In addition, academic institutions, government agencies, and other public and private organizations conducting research may seek patent protection with respect to potentially competitive products or technologies. These organizations may also establish exclusive collaborative or licensing relationships with our competitors

We may be subject to costly product liability claims related to our clinical trials and drug candidates and, if we are unable to obtain adequate insurance or are required to pay for liabilities resulting from a claim excluded from, or beyond the limits of, our insurance coverage, a material liability claim could adversely affect our financial condition.

Because we conduct clinical trials with human patients, we face the risk that the use of our drug candidates may result in adverse side effects to patients and to otherwise healthy volunteers in our clinical trials. We face even greater risks upon any commercialization of our drug candidates. Although we have product liability insurance for clinical trials, our insurance may be insufficient to reimburse us for any expenses or losses we may suffer, and we will be required to increase our product liability insurance coverage for the advanced clinical trials that we plan to initiate. We do not know whether we will be able to continue to obtain product liability coverage and obtain expanded coverage on acceptable terms, or at all. We may not have sufficient resources to pay for any liabilities resulting from a claim excluded from, or beyond the limits of, our insurance coverage. There is also a risk that third parties that we have agreed to indemnify could incur liability. An individual may bring a product liability claim against us if one of our drug candidates or products cause, or is claimed to have caused, an injury or is found to be unsuitable for consumer use. Any product liability claim brought against us, with or without merit, could result in:

●	withdrawal of clinical trial volunteers, investigators, patients or trial sites;

●	the inability to commercialize our drug candidates;

●	decreased demand for our drug candidates;

●	regulatory investigations that could require costly recalls or product modifications;

●	loss of revenues;

●	substantial costs of litigation;

●	liabilities that substantially exceed our product liability insurance, which we would then be required to pay ourselves;

●	an increase in our product liability insurance rates or the inability to maintain insurance coverage in the future on acceptable terms, if at all;

●	the diversion of management’s attention from our business; and

●	damage to our reputation and the reputation of our products.

Our business involves the use of hazardous materials. As a result, we, including our third party manufacturers, must comply with environmental laws and regulations, which may be expensive and restrict how we do business.

Our third party manufacturers’ activities and our own activities involve the controlled storage, use and disposal of hazardous materials, including the components of our pharmaceutical products, test samples and reagents, biological materials and other hazardous compounds. We and our manufacturers are subject to federal, state and local, and foreign laws and regulations governing the use, generation, manufacture, storage, handling and disposal of these hazardous materials. We currently carry no insurance specifically covering environmental claims relating to the use of hazardous materials. Although we believe that our safety procedures for handling and disposing of these materials and waste products comply with the standards prescribed by these laws and regulations, we cannot eliminate the risk of accidental injury or contamination from the use, storage, handling or disposal of hazardous materials. In the event of an accident, state or federal or other applicable authorities may curtail our use of these materials and/or interrupt our business operations. In addition, if an accident or environmental discharge occurs, or if we discover contamination caused by prior operations, including by prior owners and operators of properties we acquire, we could be liable for cleanup obligations, damages and fines. The substantial unexpected costs we may incur could significantly harm our financial condition and results of operations.

Future financings may adversely affect our stockholders or impose restrictions on our assets or operations, which may harm our business.

If we raise additional capital by issuing equity securities or convertible debt securities, our existing stockholders’ ownership will be diluted and the terms of any new equity securities may have preferences over our common stock. If we raise additional capital through the issuance of debt securities, the debt will have rights senior to the holders of our common stock and may contain covenants that restrict our operational flexibility or impose liens or other restrictions on our assets. In addition, the terms of future financings may restrict our ability to raise additional capital, which would delay or prevent the further development or commercialization of our drug candidates.

If we raise additional funds through collaboration, licensing or other similar arrangements, it may be necessary to relinquish potentially valuable rights to our current drug candidates, potential products or proprietary technologies, or grant licenses on terms that are not favorable to us. If adequate funds are not available, our ability to achieve profitability or to respond to competitive pressures would be significantly limited and we may be required to delay, significantly curtail or eliminate the development of one or more of our drug candidates.

We may be adversely affected by the current economic environment.

Our ability to attract and retain collaboration partners or customers, invest in and grow our business and meet our financial obligations depends on our operating and financial performance, which, in turn, is subject to numerous factors, including the prevailing economic conditions and financial, business and other factors beyond our control, such as the rate of unemployment, the number of uninsured persons in the United States and inflationary pressures. We cannot anticipate all the ways in which the current economic climate and financial market conditions could adversely impact our business.

We are exposed to risks associated with reduced profitability and potential financial instability of our collaboration partners or customers, many of which may be adversely affected by volatile conditions in the financial markets. For example, unemployment and underemployment, and the resultant loss of insurance, may decrease the demand for healthcare services and pharmaceuticals. If fewer patients are seeking medical care because they do not have insurance coverage, our collaboration partners or customers may experience reductions in revenues, profitability and/or cash flow that could lead them to reduce their support of our programs or financing activities. If collaboration partners or customers are not successful in generating sufficient revenue or are precluded from securing financing, they may not be able to pay, or may delay payment of, accounts receivable that are owed to us. This, in turn, could adversely affect our financial condition and liquidity. In addition, if economic challenges in the United States result in widespread and prolonged unemployment, either regionally or on a national basis, prior to the effectiveness of certain provisions of the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act (collectively, the “Affordable Care Act”), a substantial number of people may become uninsured or underinsured. To the extent economic challenges result in fewer individuals pursuing or being able to afford our products once commercialized, our business, results of operations, financial condition and cash flows could be adversely affected.

Our internal computer systems, or the computer systems of other contractors or consultants, may fail or suffer security breaches, which could result in a material disruption of our drug development programs.

Despite the implementation of security measures our internal computer systems and the computer systems of other contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, it could result in a material disruption of our drug development programs. For example, the loss of clinical trial data from completed or ongoing clinical trials for any of our drug candidates could result in delays in our regulatory approval efforts and significantly increase our costs to recover or reproduce the data. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our drug candidates could be delayed.

Clients may terminate or delay contracts for a variety of reasons, including but not limited, to the following:

●	testing products that fail to satisfy safety requirements;

●	products having undesirable clinical results;

●	the client deciding to forego a particular study;

●	inability to enroll enough patients for a study;

●	inability to recruit enough investigators for a study;

●	production problems causing shortages of the drug; and

●	actions by regulatory authorities.

The loss or reduction of business from the termination or delay of a contract could have a material and adverse effect on the overall results of TNIB’s operations.

Dependence on and availability of Management.

TNIB’s future success depends on the efforts and abilities of principal members of its senior management and scientific staff to provide strategic direction, business development, operations management and maintenance of a cohesive and stable work environment. TNIB relies on the services of Dr. Nicholas P. Plotnikoff and Professor Fengping Shan. If we lost their services or the services of any other key member of management, it could be impossible to replace them

Scientists.

TNIB’s ability to maintain, expand and renew existing business with its clients and maximize potential business opportunities from new clients (in both the drug development and the drug discovery areas) depends on its ability to hire and retain scientists with necessary skills. The scientists working for TNIB must have the ability to lead ahead of continuing changes and trends in drug discovery and development technologies to create the most innovative products on the market in order to remain competitive within the drug development industry. TNIB faces risks, challenges and competition attracting and retaining experienced scientists and healthcare providers.

TNIB’s inability to hire qualified personnel may increase the workload for both existing and new personnel. TNIB may not be successful in attracting new healthcare providers, scientists and management or in retaining/motivating existing personnel. The shortage of experienced healthcare providers and scientists or other factors may lead to increased recruiting, relocation and compensation costs for the Company. Such increased costs may reduce profit margins or make hiring necessary experts (i.e. healthcare providers or scientists) impracticable. If TNIB is unable to attract or retain any of its key personnel its ability to execute a competitive and profitable business plan will be adversely affected. Services and products will be less competitive if not obsolete. If competing companies introduce superior technologies that compete with TNIB’s services and products, TNIB may not be able to make the necessary enhancements to its services and products that will maintain a competitive position in the marketplace. TNIB’s competitive position, business, revenues and financial condition will be materially and adversely affected.

Any failure by TNIB to comply with existing health care and drug regulations could harm its reputation, operating results, the quality of TNIB’s business strategy and the quality of TNIB’s products.

The company has not experienced any failure to comply and has not received any notice or violation of either good clinical practices, laboratory practices or good manufacturing practices.  Any future failure by TNIB to comply with existing health care and drug regulations could result in the termination of ongoing research and/or the disqualification of data for submission to regulatory authorities. Failure to comply with existing regulations will harm TNIB’s reputation, brand name, its prospects for immediate and future work and its operating results. For example, if TNIB fails to verify that informed consent is obtained from patient participants in connection with a particular clinical trial or grant deviations from the inclusion/exclusion criteria in a study protocol, the data collected from that trial could be disqualified at which point TNIB may be required to conduct the trial again at no further cost to its client. Furthermore, the issuance of a FDA notice based on a finding of a material violation of good clinical practice, good laboratory practice or good manufacturing practice requirements could materially and adversely affect TNIB.

Proposed and future legislation or regulation may increase the cost of TNIB’s business or limit its service and product offerings.

Federal, state, and/or international authorities might adopt healthcare legislation or regulation that are more burdensome than existing regulations. For example, recent product safety concerns and the creation of the Drug Safety Oversight Board could change the regulatory environment for drug products including the process for FDA product approval and post-approval safety surveillance. Such changes and other possible changes in regulation could increase TNIB’s expenses or limit its ability to offer some of its services or products. For example, the confidentiality of patient-specific information and the circumstances under which it may be released for inclusion in TNIB’s databases or used in other aspects of business are subject to substantial government regulation. Additional legislation or regulation governing the possession, use and dissemination of medical record information or other personal health information may require TNIB to implement new security measures requiring substantial expenditures or limiting the ability to offer services and products. These regulations might also increase costs by creating new privacy requirements for TNIB’s business mandating additional privacy procedures for its clinical research business. To Management’s knowledge, TNIB has not experienced any failure to comply with existing regulations or received an FDA notice indicating a finding of a material violation of good clinical practice, good laboratory practice, or good manufacturing practice requirements.

Requirements associated with being a public company will increase our costs significantly, as well as divert significant company resources and management attention.

Prior to this Form 10, we have not been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We are working with our legal, independent accounting and financial advisors to identify those areas in which changes should be made to our financial and management control systems to manage our growth and our obligations as a public company. These areas include corporate governance, corporate control, internal audit, disclosure controls and procedures and financial reporting and accounting systems. We have made, and will continue to make, changes in these and other areas. However, the expenses that will be required in order to adequately prepare for being a public company could be material. Compliance with the various reporting and other requirements applicable to public companies will also require considerable time and attention of management. In addition, the changes we make may not be sufficient to allow us to satisfy our obligations as a public company on a timely basis.

In addition, being a public company could make it more difficult or more costly for us to obtain certain types of insurance, including directors’ and officers’ liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these events could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers.

If we are required to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and are not able to implement procedures in a timely manner or with adequate compliance, we may be subject to sanctions by regulatory authorities.

Section 404 of the Sarbanes-Oxley Act of 2002 requires that we evaluate and determine the effectiveness of our internal controls over financial reporting, beginning with our annual report for fiscal year 2013, which provides a management report on the internal controls over the Company’s financial reporting. If we have a material weakness in our internal controls over financial reporting, we may not detect errors on a timely basis and our consolidated financial statements may be materially misstated. When we are required to evaluate our internal control systems to allow management to report on, our independent auditors will have to attest to our internal controls. When required, we will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We cannot be certain as to the timing of completion of our evaluation, testing and remediation actions or the impact of the same on our operations. If we are unable to implement the requirements of Section 404 in a timely manner or with adequate compliance, we may be subject to sanctions or investigation by regulatory authorities, such as the Securities and Exchange Commission (the “SEC”) or the NASDAQ Stock Market (“NASDAQ”). Any such action could adversely affect our financial results or investors’ confidence in us and could cause our stock price to fall. Moreover, if we are not able to comply with the requirements of Section 404 in a timely manner, or if we or our independent registered public accounting firm identifies deficiencies in our internal controls that are deemed to be material weaknesses, we could be subject to sanctions or investigations by NASDAQ, the SEC or other regulatory authorities, which would entail expenditure of additional financial and management resources and could materially adversely affect our stock price.

If TNIB is unable to attract suitable and willing investigators and volunteers for clinical trials and product development, business may suffer.

TNIB’s clinical research studies rely on the accessibility and participation of physician investigators and volunteer subjects. Investigators are typically located at hospitals, clinics or other sites and supervise administration of the study drug to patients during the course of a clinical trial. Volunteer subjects generally include individuals from the locale where the studies are conducted. TNIB’s clinical research development business could be adversely affected if it is unable to attract suitable and willing investigators or volunteers on a consistent basis.

The nature of TNIB’s business creates potential liability for personal injury claims that could affect the Company’s financial condition.

TNIB’s business involves the testing of new drugs and medical devices on human volunteers. If marketing approval is given to permit patients to use experimental drugs, TNIB is exposed to the risk of liability for personal injury or death to patients resulting from (among other things) possible unforeseen adverse side effects or improper administration of a drug or device. Many of these volunteers and patients are already seriously ill, thus at risk of further illness or death. TNIB could be materially and adversely affected both financially and reputationally if required to pay damages or incur defense costs in connection with a claim outside the scope of indemnification agreements TNIB has with its clients and collaborative partners. If any indemnification agreement is not performed in accordance with its terms and TNIB’s liability exceeds the amount of any applicable indemnification limits, or the amount of money awarded a potential defendant exceeds the amount of insurance coverage, TNIB may face large costs and untenable insurance rate risks in the future.

TNIB may not obtain government approval for its products and/or uses.

The development and commercialization of pharmaceutical products are subject to extensive governmental regulation in the United States and foreign countries. Government approvals are required to develop, market and sell potential drug candidates. Obtaining government approval to develop, market and sell drug candidates is time-consuming and expensive. The clinical trial results for a particular drug candidate might not satisfy necessary requirements to obtain government approvals. Even if TNIB is successful in obtaining all required approvals to market and sell a drug candidate, post-approval requirements and the failure to comply with other regulations could result in suspension or limitation of government approvals.

In connection with drug discovery activities outside of the United States, TNIB and its strategic partners will be subject to foreign regulatory requirements governing testing, approval, manufacturing, labeling, marketing and sale of pharmaceutical products. These requirements vary with location. Even if approval has been obtained for a product in the United States, approval in a foreign country must be obtained prior to marketing the product. The approval process in foreign countries may be more or less rigorous than the United States and the time required for approval may be longer or shorter. Clinical studies conducted outside of a specific country may not be acceptable. The approval of a pharmaceutical product in one country does not guarantee approval in another.

Even if approved, the products TNIB may develop and market may be later withdrawn from the market or subject to promotional limitations.

We may not be able to obtain the labeling claims necessary or desirable for the promotion of our treatments if approved. We may also be required to undertake post-marketing clinical trials. If the results of such post-marketing studies are not satisfactory or if adverse events or other safety issues arise after approval, the FDA or a comparable regulatory agency in another country may withdraw marketing authorization or may condition continued marketing on commitments from us that may be expensive and/or time consuming to complete. In addition, if we or others identify adverse side effects after any of our products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn and reformulation of our products, additional clinical trials, changes in labeling of our products and additional marketing applications may be required. Any reformulation or labeling changes may limit the marketability of our products if approved.

TNIB may not have enough trained personnel.

The novel nature of our products may result in fewer people being trained in or experienced with products of this type, which may make it difficult to recruit, hire and retain capable personnel for the research, development and manufacturing positions that will be required to continue development and commercialization of our treatment.

TNIB may incur substantial expenses by developing products that will never be successful, fully developed and/or commercialized.

TNIB has incurred, and expects to continue incurring, substantial research, development and other costs in connection with compound partnering agreements. In 2012, the Company incurred cash expenses of $181,190 for research and development. The Company issued stock for research and development related services totaling $4,495,000. The Company estimates it will spend approximately $4,000,000 in research and development costs in 2014.

TNIB’s operations may be affected by the occurrence of a natural disaster or other catastrophic event.

TNIB depends on its clients, investigators, collaboration partners, laboratories and other facilities for the continued operation of business. Although TNIB has contingency plans in effect for natural disasters or other catastrophic events, these events, including terrorist attacks, pandemic flu, hurricanes, ice storms, etc., could disrupt operations or prevent TNIB’s clients, investigators and collaboration partners from performing their necessary roles within TNIB. Although TNIB carries business interruption insurance policies and has provisions in its contracts for protection during certain natural disasters and other catastrophic events, TNIB might suffer a loss resulting in business interruptions exceeding the available coverage under such insurance policies or from events in which TNIB does not have coverage. Any natural disaster or catastrophic event affecting TNIB or its clients, investigators or collaboration partners could have a significantly negative impact on operations and financial performance.

Florida Law and our Articles of Incorporation may protect our Directors from certain types of lawsuits.

Florida law provides that our officers and directors will not be liable to us or our stockholders for monetary damages for all but certain types of conduct as officers and directors. Our Bylaws permit us broad indemnification powers to all persons against all damages incurred in connection with our business to the fullest extent provided or allowed by law. The exculpation provisions may have the effect of preventing stockholders from recovering damages against our officers and directors caused by their negligence, poor judgment or other circumstances. The indemnification provisions may require us to use our limited assets to defend our officers and directors against claims, including claims arising out of their negligence, poor judgment or other circumstances.

We may seek to grow our business through acquisitions of or investments in new or complementary businesses, products or technologies, and the failure to manage acquisitions or investments, or the failure to integrate them with our existing business, could have a material adverse effect on us.

From time to time we expect to consider opportunities to acquire or make investments in other technologies, products and businesses that may enhance our capabilities, complement our current products or expand the breadth of our markets or customer base. Potential and completed acquisitions and strategic investments involve numerous risks, including:

●	problems assimilating the purchased technologies, products or business operations;

●	issues maintaining uniform standards, procedures, controls and policies;

●	unanticipated costs associated with acquisitions;

●	diversion of management’s attention from our core business;

●	adverse effects on existing business relationships with suppliers and customers;

●	risks associated with entering new markets in which we have limited or no experience;

●	potential loss of key employees of acquired businesses; and

●	Increased legal and accounting compliance costs.

We have no current commitments with respect to any acquisition or investment. We do not know if we will be able to identify acquisitions we deem suitable, whether we will be able to successfully complete any such acquisitions on favorable terms or at all, or whether we will be able to successfully integrate any acquired business, product or technology into our business or retain any key personnel, suppliers or distributors. Our ability to successfully grow through acquisitions depends upon our ability to identify, negotiate, complete and integrate suitable target businesses and to obtain any necessary financing. These efforts could be expensive and time-consuming, and may disrupt our ongoing business and prevent management from focusing on our operations. If we are unable to integrate any acquired businesses, products or technologies effectively, our business, results of operations and financial condition will be materially adversely affected.

We may expend our limited resources to pursue a particular opportunity and fail to capitalize on current research and products that may be more profitable or for which there is a greater likelihood of success.

Because we have limited financial and managerial resources, we have focused on specific research programs, treatments, and products. As a result, we may forego or delay pursuit of opportunities with other products or research that later may prove to have greater commercial potential. Our resource allocation decisions may cause us to fail to capitalize on viable commercial treatments or profitable market opportunities. Our spending on current and future research and development programs may not yield any commercially viable treatments.

We are subject to risks associated with our non-U.S. operations.

The Foreign Corrupt Practices Act (“FCPA”) and similar worldwide anti-bribery laws in non-U.S. jurisdictions generally prohibit companies and their intermediaries from making improper payments to non-U.S. officials for the purpose of obtaining or retaining business. The FCPA also imposes accounting standards and requirements on publicly traded U.S. corporations and their foreign affiliates which are intended to prevent the diversion of corporate funds to the payment of bribes and other improper payments, and to prevent the establishment of “off books” slush funds from which such improper payments can be made. Because of the predominance of government-sponsored healthcare systems around the world, many of our customer relationships outside of the United States are with governmental entities and are therefore subject to such anti-bribery laws. Our internal control policies and procedures may not always protect us from reckless or criminal acts committed by our employees or agents. Violations of these laws, or allegations of such violations, could disrupt our operations, involve significant management distraction and result in a material adverse effect on our business, results of operations and financial condition. We also could suffer severe penalties, including criminal and civil penalties, disgorgement and other remedial measures, including further changes or enhancements to our procedures, policies and controls, as well as potential personnel changes and disciplinary actions.

Furthermore, we are subject to the export controls and economic embargo rules and regulations of the United States, including, but not limited to, the Export Administration Regulations and trade sanctions against embargoed countries, which are administered by the Office of Foreign Assets Control within the Department of the Treasury, as well as the laws and regulations administered by the Department of Commerce. These regulations limit our ability to market, sell, distribute or otherwise transfer our products or technology to prohibited countries or persons. A determination that we have failed to comply, whether knowingly or inadvertently, may result in substantial penalties, including fines and enforcement actions and civil and/or criminal sanctions, the disgorgement of profits, the imposition of a court-appointed monitor, the denial of export privileges and/or an adverse effect on our reputation.

These and other factors may have a material adverse effect on our international operations or on our business, results of operations and financial condition generally.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern.

Due to our net losses, negative cash flow and negative working capital, in their report on our audited financial statements for the year ended December 31, 2012, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

We have incurred substantial losses in the year ended December 31, 2012. Because of these losses, we will require additional working capital to develop our business operations. We intend to raise additional working capital through private placements, public offerings, bank financing and/or advances from related parties or shareholder loans.

There are no assurances that we will be able to achieve a level of revenues adequate to generate sufficient cash flow from operations. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or, if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

Risks Related to Intellectual Property

TNIB’s inability to adequately protect its intellectual property rights could hurt business.

Our commercial success will depend in part on obtaining and maintaining intellectual property protection for our products, formulations, processes, methods and other technologies. We will only be able to protect these technologies and products from unauthorized use by third parties to the extent that valid and enforceable intellectual property rights, including patents or other market exclusionary rights apply.

The patent positions of pharmaceutical companies, like ours, can be highly uncertain and involve complex legal and factual questions for which important legal principles remain unresolved. No consistent policy regarding the breadth of claims allowed in such companies’ patents has emerged to date in the United States. The general environment for pharmaceutical patents outside the United States also involves significant uncertainty. Accordingly, we cannot predict the breadth of claims that may be allowed or enforced, or that the scope of these patent rights could provide a sufficient degree of future protection that could permit us to gain or keep our competitive advantage with respect to these products and technologies. For example, we cannot predict:

●
the degree and range of protection any patents will afford us against competitors, including whether third parties will find ways to make, use, sell, offer to sell or import competitive products without infringing our patents;

●	if and when patents will issue;

●	whether or not others will obtain patents claiming inventions similar to those covered by our patents and patent applications; or

●	whether we will need to initiate litigation or administrative proceedings in connection with patent rights, which may be costly whether we win or lose.

Some of our patents we have licensed may be subject to challenge and possibly invalidated or rendered unenforceable by third parties. Changes in either the patent laws or in the interpretations of patent laws in the United States or other countries may diminish the value of our intellectual property.

In addition, others may independently develop similar or alternative products and technologies that may be outside the scope of our intellectual property. Furthermore, others may have invented technology claimed by our patents before our licensors or we did so, and they may have filed patents claiming such technology before we did so, weakening our ability to obtain and maintain patent protection for such technology. Should third parties obtain patent rights to similar products or technology, this may have an adverse effect on our business.

We may also rely on trade secrets to protect our technology, especially where we do not believe patent protection is appropriate or obtainable. Trade secrets, however, are difficult to protect. While we believe that we will use reasonable efforts to protect our trade secrets, our own or our strategic partners’ employees, consultants, contractors or advisors may unintentionally or willfully disclose our information to competitors. We seek to protect this information, in part, through the use of non-disclosure and confidentiality agreements with employees, consultants, advisors and others. These agreements may be breached, and we may not have adequate remedies for a breach. In addition, we cannot ensure that those agreements will provide adequate protection for our trade secrets, know-how or other proprietary information or prevent their unauthorized use or disclosure.

If competitors that have greater experience and financial resources learn our trade secrets, the competitors may copy or use our trade secrets and other proprietary information in the advancement of their products, methods or technologies. If we were to prosecute a claim that a third party had illegally obtained and was using our trade secrets, it could be expensive and time consuming and the outcome could be unpredictable. In addition, courts outside the United States are sometimes less willing to protect trade secrets than courts in the United States. Moreover, if our competitors independently develop equivalent knowledge, we would lack any legal or contractual claim to prevent them from using such information, and our business could be harmed.

The Company’s most important patents include:

●
For IRT-103 for Crohn’s disease, Patent Number 7879870, filed April 16, 2007, issued February 1, 2011, Methods for the treatment of inflammatory and ulcerative diseases of the bowel (e.g., Crohn’s disease and ulcerative colitis) with low dose opioid antagonists (e.g., naltrexone, nalmefene or naloxone), pharmaceutical compositions for use in such methods, and methods for the manufacture of such pharmaceutical compositions.

●
Our license agreement with Dr. Jill Smith and LDN Research owned by Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky. The license may be terminated if we materially breach the agreement and fail to cure our breach during an applicable cure period. Our failure to use commercially reasonable efforts to develop and commercialize naltrexone (oral) and IRT-103 in the United States and certain other specified countries or to perform our other diligence obligations under the license agreement would constitute a material breach of the license agreement. In the event our license agreement with Dr. Jill Smith and LDN Research is terminated, we will lose all of our rights to develop and commercialize the drug candidates covered by such license, which would significantly harm our business.  TNI BioTech owns a number of other patents having to do with the development of naltrexone in low dose which would allow us to continue our development of those indications.

●
We depend significantly on our license agreement with Pennsylvania State University for the development of IRT-101 for pancreatic cancer covered by patents US Patent Numbers 6,737,397, CA 2,557,504, US 20010046968, US 6737397, US 6136780, US 20080015211, US 20070053838, US 8003630, US 20110123437, US 7807368, US 7576180, US 7517649, US 20080146512, US 7122651, US 20060073565, US 20050191241, Patent No 8,003,630. issued between 2001 and 2011. Our license agreement with Pennsylvania State University may be terminated if we materially breach the agreement and fail to cure our breach during an applicable cure period. Our failure to use commercially reasonable efforts to develop and commercialize OGF sometimes referred to as MENK (intravenous) and IRT-101 in the United States and certain other specified countries or to perform our other diligence obligations under the license agreement would constitute a material breach of the license agreement. In the event our license agreement with Pennsylvania State University is terminated, we will lose all of our rights to develop and commercialize the drug candidates covered by such license, which would harm our business and future prospects. TNI BioTech owns a number of other patents having to do with the development of MENK which would allow us to continue our development of those indications.

The drug discovery and development industry has a history of patent and other intellectual property litigation; thus, TNIB may be involved in costly intellectual property lawsuits.

There has been substantial litigation and other proceedings regarding patent and other intellectual property rights in the pharmaceutical and biotechnology industries. We or one of our collaborators may be subject to third party claims in the future that would cause us to incur substantial expenses and, if successful against us, could cause us to pay substantial damages, including treble damages and attorney’s fees if we are found to be willfully infringing a third party’s patents. Further, if a patent infringement suit were brought against us or our collaborators, we or they could be forced to stop or delay research, development, manufacturing or sales of the product or drug candidate that is the subject of the suit. As a result of patent infringement claims, or in order to avoid potential claims, we or our collaborators may choose to seek, or be required to seek, a license from the third party and would most likely be required to pay license fees or royalties or both. These licenses may not be available on acceptable terms, or at all. Even if we or our collaborators were able to obtain a license, the rights may be nonexclusive, which would give our competitors access to the same intellectual property. Ultimately, we could be prevented from commercializing a product, or forced to redesign it, or to cease some aspect of our business operations if, as a result of actual or threatened patent infringement claims, we or our collaborators are unable to enter into licenses on acceptable terms. This could harm our business significantly.

In addition to infringement claims against us, if third parties prepare and file patent applications in the United States that also claim technology to which we have rights, we may have to participate in interference proceedings with the United States Patent and Trademark Office (“USPTO”) to determine the priority of invention. We may also become involved in similar opposition proceedings in the European Patent Office regarding our intellectual property rights with respect to our products and technology.

Restrictions on our patent rights may limit our ability to prevent third parties from competing against us.

Our success will depend, in part, on our ability to obtain and maintain patent protection for our drug candidates, preserve our trade secrets, prevent third parties from infringing upon our proprietary rights and operate without infringing upon the proprietary rights of others. Composition of Matter patents on APIs are generally considered to be the strongest form of intellectual property protection for pharmaceutical products, as they apply without regard to any method of use. Entirely new individual chemical compounds, often referred to as new chemical entities, are typically entitled to Composition of Matter coverage. However, we cannot be certain that the current law will remain the same, or that our drug candidates will be considered novel and non-obvious by the USPTO and courts.

In addition to Composition of Matter patents and patent applications, we also have filed Method of Use patent applications. This type of patent protects the use of the product only for the specified method. However, this type of patent does not prevent a competitor from making and marketing a product that is identical to our product for an indication that is outside the scope of the patented method. Moreover, even if these competitors do not actively promote their product for our targeted indication, physicians may prescribe these products “off-label.” Although off-label prescriptions may infringe or contribute to the infringement of Method of Use patents, the practice is common and such infringement is difficult to prevent or prosecute.

Patent applications in the United States and most other countries are confidential for a period of time until they are published. The publication of discoveries in scientific or patent literature typically lags actual discoveries by several months or more. As a result, we cannot be certain whether the Company or another inventor were the inventors of the issued patents and applications or that the Company or another inventor were the first to conceive of the inventions covered by such patents and pending patent applications or that the Company or another inventor were the first to file patent applications covering such inventions.

We have numerous issued patents and some patent applications pending before the USPTO. The protection may lapse before we manage to obtain commercial value from the patents, which might result in increased competition and materially affect our position in the market.

We may be subject to claims that we or our employees or consultants have wrongfully used or disclosed alleged trade secrets of our employees’ or consultants’ former employers or their clients. These claims may be costly to defend and if we do not successfully do so, we may be required to pay monetary damages and may lose valuable intellectual property rights or personnel.

Many of our employees were previously employed at universities, biotechnology or pharmaceutical companies, including our competitors or potential competitors. Although no claims against us are currently pending, we may be subject to claims that these employees or we have inadvertently or otherwise used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. If we fail in defending such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel. A loss of key research personnel or their work product could hamper our ability to commercialize, or prevent us from commercializing our drug candidates, which could severely harm our business. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.

Some of our intellectual property that was discovered through government funded programs may be subject to federal regulation such as “march-in” rights, certain reporting requirements, and a preference for United States industry. Compliance with such regulations may limit our exclusive rights, subject us to expenditure of resources with respect to reporting requirements, and limit our ability to contract with foreign manufacturers.

Some of our existing drug candidates, including LDN and MENK, and some of the research and development work conducted before we had licensing rights may have been funded, at least in part, by the U.S. government and therefore would be subject to certain federal regulations.  Under the “march-in” provisions of the Bayh-Dole Act, the government may have the right under limited circumstances to require the patent owners to grant exclusive, partially exclusive or non-exclusive rights to third parties for intellectual property discovered through the government-funded program. The government can exercise its march-in rights if it determines that action is necessary because the patent owner fails to achieve practical application of the new invention or because action is necessary to alleviate health concerns or address the safety needs of the public. Intellectual property discovered under the government-funded program is also subject to certain reporting requirements, compliance with which may require us to expend substantial resources. Such intellectual property is also subject to a preference for U.S. industry, which may limit our ability to contract with foreign product manufacturers for products covered by such intellectual property. We may apply for additional U.S. government funding, and it is possible that we may discover compounds or drug candidates as a result of such funding. Intellectual property under such discoveries would be subject to the applicable provisions of the Bayh-Dole Act.

Risks Related to Government Regulation

The regulatory approval process is expensive, time consuming and uncertain and may prevent us or our collaboration partners from obtaining approvals for the commercialization of some or all of our drug candidates.

The research, testing, manufacturing, labeling, approval, selling, import, export, marketing and distribution of drug products are subject to extensive regulation by the FDA and other regulatory authorities in the United States and other countries which regulations differ from country to country. Neither we nor our collaboration partners are permitted to market our drug candidates in the United States until we receive approval of a NDA from the FDA. Neither we nor our collaboration partners have submitted an application for or received marketing approval for any of our drug candidates. Obtaining approval of an NDA can be a lengthy, expensive and uncertain process. In addition, failure to comply with FDA and other applicable U.S. and foreign regulatory requirements may subject us to administrative or judicially imposed sanctions, including:

●	warning letters;

●	civil and criminal penalties;

●	injunctions;

●	withdrawal of approved products;

●	product seizure or detention;

●	product recalls;

●	total or partial suspension of production; and

●	refusal to approve pending NDAs or supplements to approved NDAs.

Prior to receiving approval to commercialize any of our drug candidates in the United States or abroad, we and our collaboration partners must demonstrate with substantial evidence from well controlled clinical trials, and to the satisfaction of the FDA and other regulatory authorities abroad, that such drug candidates are safe and effective for their intended uses. Results from preclinical studies and clinical trials can be interpreted in different ways. Even if we and our collaboration partners believe the preclinical or clinical data for our drug candidates are promising, such data may not be sufficient to support approval by the FDA and other regulatory authorities. Administering any of our drug candidates to humans may produce undesirable side effects, which could interrupt, delay or halt clinical trials of our drug candidates and result in the FDA or other regulatory authorities denying approval of our drug candidates for any or all targeted indications.

Regulatory approval of an NDA or NDA supplement is not guaranteed, and the approval process is expensive and may take several years. The FDA also has substantial discretion in the approval process. Despite the time and expense exerted, failure can occur at any stage, and we could encounter problems that cause us to abandon or repeat clinical trials, or perform additional preclinical studies and clinical trials. The number of preclinical studies and clinical trials that will be required for FDA approval varies depending on the drug candidate, the disease or condition that the drug candidate is designed to address, and the regulations applicable to any particular drug candidate. The FDA can delay, limit or deny approval of a drug candidate for many reasons, including, but not limited to, the following:

●	a drug candidate may not be deemed safe or effective;

●	FDA officials may not find the data from preclinical studies and clinical trials sufficient;

●	the FDA might not approve our or our third party manufacturer’s processes or facilities; or

●	the FDA may change its approval policies or adopt new regulations.

If any of our drug candidates fail to demonstrate safety and efficacy in clinical trials or do not gain regulatory approval, our business and results of operations will be materially and adversely harmed.

Even if we receive regulatory approval for a drug candidate, we will be subject to ongoing regulatory obligations and continued regulatory review which may result in significant additional expense and subject us to penalties if we fail to comply with applicable regulatory requirements.

Once regulatory approval has been granted, the approved product and its manufacturer are subject to continual review by the FDA and/or non-U.S. regulatory authorities. Any regulatory approval that we or our collaboration partners receive for our drug candidates may be subject to limitations on the indicated uses for which the product may be marketed or contain requirements for potentially costly post-marketing follow-up studies to monitor the safety and efficacy of the product. In addition, if the FDA and/or non-U.S. regulatory authorities approve any of our drug candidates, we will be subject to extensive and ongoing regulatory requirements by the FDA and other regulatory authorities with regard to the labeling, packaging, adverse event reporting, storage, advertising, promotion and recordkeeping for our products. In addition, manufacturers of our drug products are required to comply with current cGMP regulations which include requirements related to quality control and quality assurance as well as the corresponding maintenance of records and documentation. Further, regulatory authorities must approve these manufacturing facilities before they can be used to manufacture our drug products, and these facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with cGMP regulations. If we or a regulatory authority discover previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory authority may impose restrictions on that product, the manufacturer or us, including requiring withdrawal of the product from the market or suspension of manufacturing. If we, our drug candidates or the manufacturing facilities for our drug candidates fail to comply with regulatory requirements of the FDA and/or other non-U.S. regulatory authorities, we could be subject to administrative or judicially imposed sanctions, including:

●	warning letters;

●	civil or criminal penalties;

●	injunctions;

●	suspension of or withdrawal of regulatory approval;

●	suspension of any ongoing clinical trials;

●	voluntary or mandatory product recalls and publicity requirements;

●	refusal to approve pending applications for marketing approval of new drugs or supplements to approved applications filed by us;

●	restrictions on operations, including costly new manufacturing requirements; or

●	seizure or detention of our products or import bans.

The regulatory requirements and policies may change and additional government regulations may be enacted for which we may also be required to comply. We cannot predict the likelihood, nature or extent of government regulation that may arise from future legislation or administrative action, either in the United States or in other countries. If we are not able to maintain regulatory compliance, we will not be permitted to market our future products and our business will suffer.

The availability of adequate third-party coverage and reimbursement for newly approved drugs is uncertain, and failure to obtain adequate coverage and reimbursement from third-party payors could impede our ability to market any future products we may develop and could limit our ability to generate revenue.

There is significant uncertainty related to the third-party payor coverage and reimbursement of newly approved drugs. The commercial success of our future products in both domestic and international markets depends on whether such third-party coverage and reimbursement is available for our future products. Governmental payors, including Medicare and Medicaid, health maintenance organizations and other third-party payors are increasingly attempting to manage their healthcare expenditures by limiting both coverage and the level of reimbursement of new drugs and, as a result, they may not cover or provide adequate reimbursement for our future products. These payors may not view our future products as cost-effective, and coverage and reimbursement may not be available to our customers or may not be sufficient to allow our future products to be marketed on a competitive basis. Third-party payors are exerting increasing influence on decisions regarding the use of, and coverage and reimbursement levels for, particular treatments. Such third-party payors, including Medicare, are challenging the prices charged for medical products and services, and many third-party payors limit or delay coverage and reimbursement for newly approved healthcare products. In particular, third-party payors may limit the covered indications. Cost-control initiatives could cause us to decrease the price we might establish for products, which could result in lower than anticipated product revenues. If the prices for our drug candidates decrease or if governmental and other third-party payors do not provide adequate coverage or reimbursement, our prospects for revenue and profitability will suffer.

Failure to obtain regulatory approvals in foreign jurisdictions will prevent us from marketing our products internationally.

We intend to seek a distribution and marketing partner for IRT-101, IRT-102 and IRT-103 (LDN) outside North America that may market future products in international markets. In order to market our future products in the European Economic Area (“EEA”) (which is comprised of the 27 member states of the European Union (“EU”) plus Norway, Iceland and Liechtenstein) and many other foreign jurisdictions, we must obtain separate regulatory approvals. More concretely, in the EEA, medicinal products can only be commercialized after obtaining a Marketing Authorization (“MA”). There are two types of marketing authorizations:

●
The Community MA is issued by the European Commission through the Centralized Procedure, based on the opinion of the Committee for Medicinal Products for Human Use of the European Medicines Agency (“EMA”), and is valid throughout the entire territory of the EEA. The Centralized Procedure is mandatory for certain types of products, such as biotechnology medicinal products, orphan medicinal products, and medicinal products indicated for the treatment of AIDS, cancer, neurodegenerative disorders, diabetes, auto-immune and viral diseases. The Centralized Procedure is optional for products containing a new active substance not yet authorized in the EEA, or for products that constitute a significant therapeutic, scientific or technical innovation or which are in the interest of public health in the EU.

●
National MAs, which are issued by the competent authorities of the Member States of the EEA and only cover their respective territory, are available for products not falling within the mandatory scope of the Centralized Procedure. Where a product has already been authorized for marketing in a Member State of the EEA, this National MA can be recognized in another Member State through the Mutual Recognition Procedure. If the product has not received a National MA in any member state at the time of application, it can be approved simultaneously in various member states through the Decentralized Procedure.

Under the procedures described above, before granting the MA, the EMA or the competent authorities of the member states of the EEA make an assessment of the risk-benefit balance of the product on the basis of scientific criteria concerning its quality, safety and efficacy.

We have had limited interactions with foreign regulatory authorities. The approval procedures vary among countries, can involve additional clinical testing, and require time to obtain approval that may differ from that required to obtain FDA approval. Clinical trials conducted in one country may not be accepted by regulatory authorities in other countries. Approval by the FDA does not ensure approval by regulatory authorities in other countries, and approval by one or more foreign regulatory authorities does not ensure approval by regulatory authorities in other foreign countries or by the FDA. However, a failure or delay in obtaining regulatory approval in one country may have a negative effect on the regulatory process in others. The foreign regulatory approval process may include all of the risks associated with obtaining FDA approval. We may not obtain foreign regulatory approvals on a timely basis, if at all. We may not be able to file for regulatory approvals and even if we file we may not receive necessary approvals to commercialize our products in any market.

The Company is working with the Minister of Health in Nicaragua, Drug Regulatory Authorities and in those African Nations where an FDA equivalent exists, the Company is working with the agencies to obtain local approval for the therapies for each modality that we intend to market for.  We believe this will reduce the risk to TNI BioTech due to The Agreement on Trade Related Aspects of Intellectual Property Rights (“TRIPS”) which is an international agreement administered by the World Trade Organization (“WTO”). TRIPS allows emerging nations to manufacture drugs around existing patents.

The National Agency for Food and Drug Administration and Control (NAFDAC) is the equivalent in Nigeria of the USFDA. It undertakes registration of food, drugs, medical devices, cosmetics, agrochemicals and other similar products in Nigeria. At the end of the process, a registration number is given to the product and a registration certificate is issued to the applicant.  The process is much faster then the USFDA as we are only required to follow the process as stated below.

NAFDAC Registration Process
The Registration process is considered a cumbersome procedure by all applicants. The process should take three months if all requirements are met as and when due.

Steps in NAFDAC Registration:

Step 1 - Documentation
The documents required include Power Of Attorney, Certificate of Manufacture and Free Sale or Certificate of Pharmaceutical Product, Comprehensive Certificate of Product Analysis, Certificate of Business Incorporation, Certificate of Registration of Brand Name/ Trademark, Completed Application Form, Application Letter for Import Permit.

Step 2 – Import Permit
The import permit authorizes the applicant to import samples for registration.

Step 3 – Product Vetting
The products to be registered are submitted for vetting with the following documents: letter of invitation to inspect the factory, copy of the permit to import samples and receipt of payment for the permit, certificate of analysis and three well labeled vetting samples,

Step 4 – Laboratory Analysis
The products are submitted for analysis once they have been successfully vetted, accompanied by proof of receipt of vetting samples and the payment of the necessary charges.

Step 5 – Product Approval
The product with all the documents passes through a series of approval meetings at the end of which a NAFDAC Registration number is assigned to it.

Product registration by NAFDAC in Nigeria ensures that genuine importers are issued NAFDAC Registration numbers for their products which in turn enhances consumer confidence.

Many of the African countries do not have a local FDA equivalent organization or agency.  TNI BioTech plans to use the NAFDAC Registration as the guideline for submission in Africa for countries that do not have their own application and approval procedures.

Malawi

No formal governmental agency is in place to govern the application of a new drug. Malawi is a member of the Southern Africa Development Community (“SADC”). The SADC has been making efforts to synchronize the regulation of medication in the SADC countries. The SADC published Guidelines for Submitting Application for Registration of a Medicine, the full text is available at: https://app.box.com/s/097805fff01a45c97d83.

The guidelines require filing an application prior to approval of registration. However, these guidelines are preliminary. The Regional Indicative Strategic Development Plan (“RISDP”) is a comprehensive development and implementation framework guiding the Regional Integration agenda of the SADC over a period of fifteen years (2005-2020). It is designed to provide clear strategic direction with respect to SADC programmes, projects and activities in line with the SADC Common Agenda and strategic priorities, as enshrined in the SADC Treaty of 1992.13

Equatorial Guinea

Equatorial Guinea does not have procedures for the official approval of traditional medical practices or remedies.14

China

China pharmaceutical regulations are still under going changes in an attempt to be streamlined and more consistent with international standards. One of the major concerns from the global pharmaceutical companies has been the lengthy approval process in China. The process has been improving, following major revisions since October 2007, including the addition of the On-site Inspection for Drug Registration, the Special Drug Review Approval Process and the Registration of Imported Drugs.   The Company is allowing our partner to handle all local regulatory matters; this process is very similar to the USFDA and will require the same time frame for approval.

TNIB is not responsible for any of the permitting in China.

In China, the drug registration process under the China Food and Drug Administration (“CFDA”) (formerly known as China State Food and Drug Administration or “SFDA”) is fairly similar to the United States. The process includes two applications, before and after the clinical trial.

The first step is to submit an application to the CFDA for a Clinical Trial Application (“CTA”). The CFDA will conduct a preliminary review of the submission package and then transfer the dossier to the Center for Drug Evaluation (“CDE”). Reviewers with background in pharmaceuticals, pharmacology and clinical study will run a technical review, while local sample testing will also be conducted in parallel. Few CTAs pass through the CDE review in one round. However, most applications will receive supplement notice(s) in writing to request additional information for further assessment. In such case, CDE will allow a 4-month period for the applicant to gather and submit additional requested information to CDE. This entire CTA step usually takes at least 125 working days. A CTA is similar to an IND in the United States.

The second step in drug registration is Production Application (or Imported Drug License Application), which involves submitting a clinical report and other relevant files to obtain an imported drug license. The process itself is basically the same as the CTA step. This second step will take approximately 145 days. A Product Application is similar to an NDA.

Nicaragua

 A license from the Ministry of Health is required in order to manufacture and export pharmaceuticals in Nicaragua.15 The licensing procedure requires a written request to the Director of Pharmacy detailing who the manufacturer is, and where they are located, as well as the active ingredients in the pharmaceutical products, and details about the owner of the pharmaceuticals and the country they are from.16 The cost of an Export Guarantee Application of Drugs is Fifty Cordobas (C $50).17

Healthcare policy changes may have a material adverse effect on us.

Our business may be affected by the efforts of government and third-party payors to contain or reduce the cost of healthcare through various means. For example, the Patient Protection and Affordable Care Act and the Health Care and Education Affordability Reconciliation Act of 2010 (collectively, the Affordable Care Act or ACA), enacted in March 2010, substantially changed the way healthcare is financed by both governmental and private insurers, and significantly impacted the pharmaceutical industry. With regard to pharmaceutical products, among other things, ACA is expected to expand and increase industry rebates for drugs covered under Medicaid programs and make changes to the coverage requirements under the Medicare D program. ACA has been held constitutional. This adds to the uncertainty of the legislative changes enacted as part of ACA, and we cannot predict the impact that ACA or any other legislative or regulatory proposals will have on our business.  We expect both government and private health plans to continue to require healthcare providers, including healthcare providers that may one day purchase our products, to contain costs and demonstrate the value of the therapies they provide.
____________________
13 http://www.sadc.int/about-sadc/overview/strategic-pl/regional-indicative-strategic-development-plan/
14 Legal Status of Traditional Medicine and Complementary/Alternative Medicine: A Worldwide Review, World Health Organization: http://apps.who.int/medicinedocs/en/d/Jh2943e/4.14.html#Jh2943e.4.14
15 See Act No. 292, Drug and Pharmacies Act. Arto. 7
16 See 6-99 Regulations Decree Law No. 292, Law Drug Pharmacies Arto. 35, Arto. 56; Reform Decree 23-2002 6-99 Decree Rules of Law No. 292, Law Drug and Pharmacies Arto. 44.
17 See Ministerial Resolution No. 340-2010, issued on October 20, 2010.

If we fail to comply with healthcare regulations, we could face substantial penalties and our business, operations and financial condition could be adversely affected.

Even though we do not and will not control referrals of healthcare services or bill directly to Medicare, Medicaid or other third-party payors, certain federal and state healthcare laws and regulations pertaining to fraud and abuse and patients’ rights are and will be applicable to our business. We could be subject to healthcare fraud and abuse and patient privacy regulation by both the federal government and the states in which we conduct our business. The regulations that may affect our ability to operate include, without limitation:

●
the federal healthcare program Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, to induce either the referral of an individual for an item or service or the purchasing or ordering of a good or service, for which payment may be made under federal healthcare programs such as the Medicare and Medicaid programs;

●
the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements to obtain payment from the federal government, and which may apply to entities like us which may provide coding and billing advice to customers;

●	federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters; and

●
the federal Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, which governs the conduct of certain electronic healthcare transactions and protects the security and privacy of protected health information; and state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers.

If our operations are found to be in violation of any of the laws described above or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and the curtailment or restructuring of our operations. Any penalties, damages, fines, curtailment or restructuring of our operations could adversely affect our ability to operate our business and our financial results. Any action against us for violation of these laws, even if we successfully defend against it, could cause us to incur significant legal expenses and divert Management’s attention from the operation of our business. Moreover, achieving and sustaining compliance with applicable federal and state privacy, security and fraud laws may prove costly.

Risks Related to our Common Stock

Because of their significant stock ownership, our chief executive officer, our other executive officers, and our directors and principal stockholders may be able to exert control over us and our significant corporate decisions.  Our other stockholders will have limited ability to influence corporate actions or decisions.

This concentration of ownership may harm the value of our common stock by, among other things:

●	delaying, deferring or preventing a change in control of our company;

●	impeding a merger, consolidation, takeover or other business combination involving our company; or

●	causing us to enter into transactions or agreements that are not in the best interests of all stockholders

As a group, our officers and directors own 40.5% of the outstanding common stock of the Company. Our other stockholders will have limited ability to influence corporate actions or decisions.

The price of our common stock may be volatile, and you may not be able to resell your shares.

An active and liquid trading market for our common stock may not develop or be sustainable. Shareholders may be unable to sell shares of common stock at or above their purchase price due to fluctuations in the market price of our common stock. The market price of our Common Stock may fluctuate significantly in response to factors, some of which are beyond our control. Factors that could cause volatility in the market price of our common stock include, but are not limited to:

●
results from, and delays in, clinical trial programs relating to our drug candidates, including the ongoing and planned clinical trials for IRT-103 (LDN), IRT-101 and IRT-102 and other drug candidates;

●	announcements of regulatory approvals or disapprovals of our drug candidates including IRT-103 (LDN), IRT-101 and IRT-102 or delays in any regulatory agency review or approval processes;

●	failure or discontinuation of any of our research programs;

●	loss of significant clients or customers;

●	loss of significant strategic relationships;

●	announcements relating to future collaborations or our existing collaborations;

●	our failure to achieve and maintain profitability;

●	changes in earnings estimates and recommendations by financial analysts;

●	changes in market valuations of similar companies;

●	wholesalers’ buying patterns;

●	addition or termination of clinical trials or funding support;

●	regulatory developments affecting our drug candidates or those of our competitors;

●	the Company’s sales decrease internationally;

●	variations in the level of expenses related to our drug candidates or future development programs;

●	ability to secure new government contracts and allocation of our resources to or away from performing work under government contracts; and

●	general economic conditions in the United States and abroad;

●	acquisitions and sales of new products, technologies or business;

●	delays

●	market conditions in the pharmaceutical, biopharmaceutical and biotechnology sectors;

●	the issuance of new or changed securities analysts’ reports or recommendations regarding us, our competitors or our industry in general;

●	actual and anticipated fluctuations in our quarterly operating results;

●	disputes concerning our intellectual property or other proprietary rights;

●	introduction of technological innovations or new products by us or our competitors;

●	manufacturing issues related to our drug candidates for clinical trials or future products for commercialization;

●	market acceptance of our future products;

●	deviations in our operating results from the estimates of analysts;

●	third party payor coverage and reimbursement policies;

●	new legislation in the United States relating to the sale or pricing of pharmaceuticals;

●	FDA or other U.S. or foreign regulatory actions affecting us or our industry;

●	product liability claims or other litigation or public concern about the safety of our drug candidates or future drugs;

●	our ability to obtain necessary intellectual property licenses including, if necessary, those relating to IRT-103 (LDN) and other drug candidates;

●	the outcome of any future legal actions to which we are a party;

●	sales of our common stock by our officers, directors or significant stockholders;

●	frequent, irregular, under market, or large sales of shares of our common stock by any shareholder;

●	additions or departures of key personnel; and

●	external factors, including natural disasters and other crises.

In addition, the stock markets in general, and the markets for pharmaceutical, biopharmaceutical and biotechnology stocks in particular, have experienced extreme volatility that has often been unrelated to the operating performance of the issuer. These broad market fluctuations may adversely affect the trading price or liquidity of our common stock. In the past, when the market price of a stock has been volatile, holders of that stock have sometimes instituted securities class action litigation suits against the issuer. If any of our stockholders were to bring such a lawsuit against us, we could incur substantial costs defending the lawsuit and the attention of our management would be diverted from the operation of our business.

Future sales of our common stock or securities convertible or exchangeable for our common stock may depress our stock price.

If our existing stockholders or holders of our convertible notes, options or warrants sell, or indicate an intention to sell substantial amounts of our common stock in the public market, the trading price of our common stock could decline. The perception in the market place that these sales may occur could also cause the trading price of our common stock to decline.

Certain holders of shares of our common stock, warrants to purchase our common stock, and shares of common stock issuable upon exercise of warrants will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of these shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates. In addition, our directors may, and we expect that our executive officers will establish programmed selling plans under Rule 10b5-1 of the Exchange Act, for the purpose of effecting sales of our common stock. Any sales of securities by these stockholders, or the perception that those sales may occur, including the entry into such programmed selling plans, could have a material adverse effect on the trading price of our common stock.

If we sell shares of our common stock in future financings, common stockholders may experience immediate dilution and, as a result, our stock price may decline.

We may from time to time issue additional shares of common stock at a discount from the current trading price of our common stock. As a result, our common stockholders would experience immediate dilution upon the purchase of any shares of our common stock sold at such a discount. In addition, as opportunities present themselves, we may enter into financing or similar arrangements in the future, including the issuance of debt securities, preferred stock or common stock.

Provisions of our charter documents or Florida law could delay or prevent an acquisition of our company, even if the acquisition would be beneficial to our stockholders, and could make it more difficult for you to change management.

Provisions of our amended and restated certificate of incorporation and amended and restated bylaws may discourage, delay or prevent a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. In addition, these provisions may frustrate or prevent any attempt by our stockholders to replace or remove our current management by making it more difficult to replace or remove our board of directors.

We do not anticipate paying any cash dividends on our capital stock in the foreseeable future, therefore capital appreciation, if any, of our common stock will be your sole source of gain for the foreseeable future.

We have never declared or paid cash dividends on our capital stock. We do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain all available funds and any future earnings to fund the development and growth of our business. As a result, capital appreciation, if any, of the common stock will be your sole source of gain for the foreseeable future.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us or our business. Securities and industry analysts do not currently, and may never, publish research on our company. If no securities or industry analysts commence coverage of our company, the trading price for our stock would likely be negatively impacted. In the event securities or industry analysts initiate coverage, if one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our operating results fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our stock could decrease, which might cause our stock price and trading volume to decline.

Our board of directors is authorized to issue and designate shares of our preferred stock in additional series without stockholder approval.

Our amended and restated certificate of incorporation authorizes our board of directors, without the approval of our stockholders, to issue shares of our preferred stock, subject to limitations prescribed by applicable law, rules and regulations and the provisions of our amended and restated certificate of incorporation, as shares of preferred stock in series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The powers, preferences and rights of these additional series of preferred stock may be senior to or on parity with our common stock, which may reduce its value. We do not currently have any class of preferred stock authorized.

Our shares may be subject to the “penny stock” rules, which may subject you to restrictions on marketability and limit your ability to sell your shares.

Broker-dealer practices in connection with transactions in “Penny Stocks” are regulated by certain penny stock rules adopted by the Securities and Exchange Commission (the “SEC”). Penny stocks generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risk associated with the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer must make a written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. The Company’s securities may be subject to the penny stock rules, and investors may find it more difficult to sell their securities.

We will need additional capital, which we may be unable to obtain; should we fail to obtain sufficient financing, our potential revenues will be negatively impacted.

We may have insufficient revenues to cover our operating costs or be unable to obtain financing in the amounts needed or on terms acceptable to us, if at all, which will negatively affect our ability to complete development of our business, establish a marketing platform and revenue generating operations. Additionally, we will have legal and accounting costs associated with being an SEC reporting company should our registration statement be declared effective. You should consider the risks that we will be unable to obtain adequate capital financing, which will delay our operations, lead to accumulated losses, and negatively affect our ability to complete development of our services and to generate revenues.

Our Common Stock is quoted on the OTC Market, which may have an unfavorable impact on our stock price and liquidity.

Our Common Stock is currently quoted on the OTC Market under the trading symbol “TNIB.” The OTC Market is a significantly more limited market than the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Pink Market may result in a less liquid market available for existing and potential shareholders to trade shares of our Common Stock, could depress the trading price of our Common Stock and could have a long-term adverse impact on our ability to raise capital in the future.

If we fail to remain current on our SEC reporting requirements, we could be removed from any market on which our common stock trades, which may limit the liquidity of our stock and the price of our stock.

Companies trading on the OTCQB or OTC Bulletin Board must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13 of the Exchange Act, in order to maintain price quotation privileges on the OTCQB or OTC Bulletin Board. If we fail to remain current on our reporting requirements, we could be removed from the OTCQB or OTC Bulletin Board. As a result, the market liquidity and the stock price for our securities would be adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of shareholders to sell their securities in the secondary market.

We may not be able to operate our business or implement our operating policies and strategies successfully.

The results of our operations are dependent on many factors, including, without limitation, readily accessible funding in the financial markets and our ability to cost-effectively manage and produce events and productions as well as overall economic conditions. We may not be able to maintain any agreements with our lenders on favorable terms or at all. Furthermore, we may not be able to operate our business successfully or implement our operating policies and strategies as described in this Form 10, which could result in the loss of some or all of your investment.

We have elected to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

This election means that we can delay the adoption of new or revised accounting standards that have different effective dates for public and private companies until such standards are applicable to private companies. As a result of our election, our financial statements may not be comparable to companies that comply with public company effective dates.

The FDA may not accept the results of clinical trials conducted outside of the United States.

The FDA may not accept the results of clinical trials conducted outside of the United States. All clinical trials conducted outside of the United States to support the FDA application will be run in accordance with all US guidelines and regulations but that does not guarantee the FDA’s acceptance of the clinical trial results.  Clinical studies to support US licensure will only be conducted in the United States and EU and will be clearly discussed and documented with both regulatory bodies.

ITEM 2. FINANCIAL INFORMATION.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion should be read in conjunction with the Financial Statements of the Company and notes thereto included elsewhere in this Registration Statement.

Forward Looking Statements

The following information specifies certain forward-looking statements of the management of the Company. Forward-looking statements are statements that estimate the happening of future events and are not based on historical fact. Forward-looking statements may be identified by the use of forward-looking terminology, such as may, shall, could, expect, estimate, anticipate, predict, probable, possible, should, continue, or similar terms, variations of those terms or the negative of those terms. The forward-looking statements specified in the following information statement have been compiled by our management on the basis of assumptions made by management and considered by management to be reasonable. Our future operating results, however, are impossible to predict and no representation, guaranty, or warranty is to be inferred from those forward-looking statements.

The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. We cannot guaranty that any of the assumptions relating to the forward-looking statements specified in the following information are accurate, and we assume no obligation to update any such forward-looking statements. Such forward-looking statements include statements regarding our anticipated financial and operating results, our liquidity, goals and plans.

All forward-looking statements in this Registration Statement are based on information available to us as of the date of this report, and we assume no obligation to update any forward-looking statements.

Overview

We have invested a significant portion of our time and financial resources in the acquisition and development of our most advanced drug candidate, IRT-103 low-dose naltrexone (“LDN”). While we currently have other drug candidates in clinical trials, we anticipate that our ability to generate significant product revenues in the near term will depend primarily on the successful development, regulatory approval, marketing and commercialization of IRT-103 (LDN) by us or by one of our potential partners. It is uncertain whether IRT-103 (LDN) will have successful results in its development, regulatory approval, marketing and commercialization.

The Company has incurred significant net losses since inception and has relied on its ability to fund its operations through private equity financings. Management expects operating losses and negative cash flows to continue at more significant levels in the future. As the Company continues to incur losses, the transition to profitability is dependent upon the successful development, approval, and commercialization of its product candidate and achieving a level of revenue adequate to support the Company’s cost structure. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional funds. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources.

Results of Operations – Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

Revenues

We had no revenues from operations for the years ended December 31, 2012 and 2011. We do not anticipate having any significant future revenues until we have sufficiently funded operations.

Operating Expenses

Operating expenses totaled $153,088,578 for 2012, compared to $0 for 2011. We anticipate that certain operating expenses will continue to increase for fiscal year 2013 as we continue to develop our products and build our infrastructure.

Included in operating expenses was an impairment of goodwill of $98,000,000 in 2012, compared to $0 in 2011, which was related to the acquisition of TNI BioTech IP, Inc.

Also included in selling, general and administrative expenses in 2012 were charges arising from the settlement of debt in exchange for equity.  There were no such costs in 2011.  In 2012, the Company issued 2,800,140 shares of common stock with a fair market value of $22,204,864 for the retirement of $250,500 of principal and $94,000 of accrued interest of four convertible promissory notes payable during the year ended December 31, 2012.  An original discount of $191,595 was recorded upon issuance during the year ended December 31, 2009. The terms of the conversion were modified during the year ended December 31, 2012 and the terms varied between $0.01 and $0.20 per share. In accordance with ASC 420-20-40, Debt-Debt with Conversions and Other Options-Derecognition, the Company recognized a loss on settlement of debt of $21,668,769 to reflect the modification in terms of the conversion of the convertible promissory notes, payable based upon the fair market value of the common stock at the date the lender accepted the conversion offer.  The promissory notes payable were not between related parties of the Company.  Convertible promissory notes totaled $432,363 and $682,863 at December 31, 2012 and 2011, respectively.

The Company also issued 101,310 shares of common stock with a fair market value of $462,039 for the retirement of $25,000 of principal and $543 of accrued interest of two promissory notes payable during the year ended December 31, 2012. The conversion rate for the $20,000 promissory note payable was $0.20 and the conversion rate for the $5,000 promissory note payable was $4.82. The Company recognized a loss on settlement of debt of $436,496 for the year ended December 31, 2012. The promissory notes payable were not between related parties of the Company.

The Company recorded an investor relations expense of $25,810,469 in 2012 as compared to $0 in 2011. This amount was calculated using Black Scholes, as the cost for issuing stock warrants.  The warrants were issued to purchasers of company stock as an inducement to purchase the stock.  No R&D related costs were incurred in this regard.  The stock warrant expense was calculated using Black Scholes method.

Amortization of prepaid consulting fees totaled $17,004,479 in 2012, as compared to $0 in 2011. These fees were incurred for introductions to investors and investment bankers and market support through introductions to retail brokers; preparation of analyst report to initiate Wall Street analyst coverage of the report; arrangement of conferences for Company to present its business plans and science; consultation for manufacturing pharmaceutical compounds and supervision for quality control; procurement of research equipment; and consulting for the construction of a manufacturing facility and manufacturing in Nicaragua.

The Company issued stock for services which totaled $9,160,980 in 2012 as compared to $0 in 2011. Services related to incorporation and start up of the Company; accounting services; services to raise equity; consulting related to R&D for production, set up of manufacturing facilities.  $4,665,980 of this cost was allocated to selling, general and administrative expenses; $4,495,000 was incurred for research and development.

Depreciation and amortization expenses were $1,570,232 in 2012 as compared to $0 in 2011, which related primarily to the amortization of patents and licenses.

Selling, general and administrative expenses paid in cash were $1,361,228 in 2012, compared to $0 in 2011.  These expenses included consulting expenses, dues and subscriptions, office expenses, incorporation and merger expenses, payroll costs, professional fees, stock listing expenses, and travel costs.

Research and development cash expense totaled $181,190 in 2012 as compared to $0 in 2011. Cash expenses in 2012 comprised contracted technical and administrative services, travel, office supplies, payroll, licensing fees, and rent expenses.

The Company’s carrying value of goodwill is the residual of the purchase price over the fair value of the net assets acquired from various acquisitions including the acquisition of TNI BioTech IP, Inc. In accordance with ASC Topic 350, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite useful lives are not amortized. The Company tests goodwill for impairment at the reporting unit level on an annual basis, as of December 31, or whenever potential impairment triggers occur, such as a significant change in business climate or regulatory changes that would indicate that an impairment may have occurred. Goodwill and indefinite lived intangible assets are required to be tested for impairment at least annually. The Company may use a qualitative test, known as “Step 0” or a two-step quantitative method to determine whether impairment has occurred. Based on the two-step tests performed during the quarter ended December 31, 2012, the Company determined that there was a material impairment of goodwill and recorded an impairment of $98,000,000. See Notes to the Financial Statements.

Liquidity

Liquidity is measured by our ability to secure enough cash to meet our contractual and operating needs as they arise. We do not anticipate generating sufficient net positive cash flows from our operations to fund the next twelve months. Our cash flows from financing activities were primarily derived from the sale of common stock sold pursuant to a private placement. We had cash of $313,095 at the end of year 2012, compared to $12 at the end of year 2011.

Our cash reserves will not be sufficient to meet our operational needs and we need to raise additional capital to pay for our operational expenses and provide for capital expenditures. Above the basic operational expenses, which are estimated at $150,000 per month, we estimate that we need approximately $7-15 Million USD in 2013 to fully develop our products and for phase III clinical trials for Crohn’s Disease. If we are not able to raise additional working capital, we may have to cease operations altogether.

For the years ended December 31, 2012 and 2011, we had net cash provided by (used in) operating activities from continuing operations of ($944,466) and ($38), respectively. The decrease in 2012 is primarily due to the loss of $175,220,849 from continuing operations. For the years ended December 31, 2012 and 2011, we had net cash used in investing activities from continued operations of ($1,062) and $0, respectively. The decrease in 2012 is due to the purchase of computer equipment.

We issued a total of 7,285,000 shares of common stock for cash in 2012, which generated $1,136,500 in proceeds. We additionally generated $146,128 from issued notes payable in 2012, compared to $0 of proceeds generated from issued notes in 2011.

Stock Issued for Services and Stock Warrant Expense

During the year ended December 31, 2012, the Company issued 6,966,800 shares of common stock with a fair market value of $9,160,980 of which $4,495,000 were for research and development expense and $4,665,980 were for selling, general and administrative.  The Company also issued 6,790,000 shares of common stock with a fair market value of $23,087,250 for prepaid consulting services.  Prepaid consulting services are amortized over the term of the contracts.  For the year ended December 31, 2012, the Company amortized $17,004,479 of these prepaid consulting fees of which $283,979 were for research and development expense and $16,720,500 were for selling, general and administrative.  The Company determined the fair market value of the stock warrants issued during the year ended December 31, 2012 to be $25,810,469 and included the expense in selling, general and administrative.

To value the stock issued for services after March 28, 2012, the Company used the stock prices on the dates that the services agreements were entered into. Stock warrant expense for warrants issued after March 28, 2012 was calculated using the stock price on the dates that the related underlying stock was issued to the investors.

When accounting for stock-based transactions with non-employees, the Company follows the requirements of ASC 505-50-05-5.  The pronouncement requires all non-employee transactions, in which goods or services are the consideration received in exchange for equity instruments, to be accounted for based on the fair value of the consideration received or the fair value of the equity instruments issued, whichever is more reliably measurable.  In 2012, the Company used the fair value of the equity instruments issued to determine the cost of all stock issued for services.  In 2012, in all cases the fair value of warrants issued for services was determined using the Black-Scholes model.

Summary

Our ability to continue as a going concern is dependent entirely on raising funds through the sale of equity or debt. We anticipate that we will continue our attempt to raise capital through private equity transactions, the development a credit facility with a lender or the exercise of options and warrants; however, such additional capital may not be available to us at acceptable terms or available at all. In the event that we are unable to obtain additional capital, we would be forced to cease operations altogether. Due to our net losses, negative cash flow and negative working capital, in their report on our audited financial statements for the year ended December 31, 2012, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern.

Off-Balance Sheet Arrangements

During the year ended December 31, 2012, we did not engage in any off balance sheet arrangements as defined in item 303(a)(4) of the SEC’s Regulation S-K.

ITEM 3. PROPERTIES.

Bethesda Office

TNIB’s headquarters are located at 6701 Democracy Boulevard, Suite 300, Bethesda, Maryland 20817. The Company also leases office space in Orlando, Florida on a month-to-month basis.

Malawi Clinic

The Company has begun preparing its Malawi Clinic. It is currently being cleaned and painted and the equipment is being installed in the building. Management anticipates that the Clinic will be open within 6 months.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth, as of May 29, 2013, certain information concerning the beneficial ownership of our common stock by (i) each stockholder known by us to own beneficially 10% or more of our outstanding common stock; (ii) each director; (iii) each named executive officer; and (iv) all of our executive officers and directors as a group, and their percentage ownership and voting power.

Name and Address	Amount of Beneficial Ownership(1)		Percentage of Class %

Nicholas Plotnikoff	8,000,000	(2)	14.0
6701 Democracy Blvd. #300
Bethesda, Maryland 20817

Eugene Youkilis	2,000,000	(3)	3.5
6701 Democracy Blvd. #300
Bethesda, Maryland 20817

Noreen Griffin	4,860,000	(4)	8.5
6701 Democracy Blvd. #300
Bethesda, Maryland 20817

Gloria Herndon	1,684,182	(5)	3.0
6701 Democracy Blvd. #300
Bethesda, Maryland 20817

Christopher Pearce	3,843,000	(6)	6.7
6701 Democracy Blvd. #300
Bethesda, Maryland 20817

Fengping Shan	1,500,000	(7)	2.6
6701 Democracy Blvd. #300
Bethesda, Maryland 20817

Dr. Ronald Herberman*	1,250,000	(7)	2.2
6701 Democracy Blvd. #300
Bethesda, Maryland 20817

All directors and officers as a group (7 persons)	23,137,182		40.5
_________________
(1)	Except as otherwise indicated, each person possesses sole voting and investment power with respect to the shares shown as beneficially owned.

(2)	These shares are held by the Plotnikoff Family Trust

(3)	Represents 1,000,000 shares held in the name of CDR Youkilis, LLC, of which Eugene Youkilis is the manager, and 1,000,000 shares held by Eugene Youkilis, individually.

(4)
Represents 300,000 shares held in the name of Griffin Enterprises Group, LLC, of which Ms. Griffin is the manager, 1,000,000 shares are held by the Griffin Family Trust, 600,000 shares are held by Noreen Griffin, individually and 2,960,000 shares are issuable under her employment agreement.

(5)	Represents 4,182 shares held by GB Investment Holdings Ltd., 180,000 shares held by Gloria Herndon, individually and 1,500,000 shares held by The Gloria Herndon 2010 Irrevocable Trust.

(6)	1,000,000 shares are issuable under his employment agreement, 943,000 shares are held by Chris Pearce, individually and 1,900,000 shares are held by the Pearce Family Trust.

(7)	1,000,000 shares are held by Harriet Herberman, 250,000 are held in the name of Ronald Herberman.

*	Deceased

Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of our common stock, except to the extent authority is shared by spouses under community property laws. Unless otherwise indicated below, the address for beneficial ownership shall be the Company’s address at 6701 Democracy Blvd., Suite 300, Bethesda, Maryland 20817.

ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

Our directors and executive officers and additional information concerning them are as follows:

Name	Age	Term	Position
Noreen Griffin	60	2 Years	Chief Executive Officer and Director
Dr. Nicholas Plotnikoff	82	1 Year	Non-Executive Chairman of the Board
Christopher Pearce	69	2 Years	Chief Operating Officer and Director(*)
Dr. Eugene Youkilis	74	2 Years	President and Director
Peter Aronstam	61		Chief Financial Officer
Dr. Fengping Shan	54		Chief Science Officer and Director
Dr. Gloria B. Herndon	62	1 Year	Director and Advisory Board
Dr. Angus Dalgleish	63		Chief Medical Officer and Director of Research and Development (#)
_____________
(*) Mr. Pearce began his term as Chief Financial Officer of TNIB. Upon the appointment of Mr. Aronstam as Chief Financial Officer on January 1, 2013, Mr. Pearce was appointed Chief Operating Officer.
(#) Dr. Dalgleish was appointed to replace the late Dr. Herberman who passed away on June 1, 2013.

Directors and Officers

Dr. Nicholas Plotnikoff, Non-Executive Chairman of the Board

Dr. Nicholas Plotnikoff has a Ph.D. in Pharmacology and over 20 years experience in the pharmaceutical industry working in Pharmacology, Toxicology, and Clinical Research. Dr. Plotnikoff was a Professor of Pharmacology at the University of Illinois Medical Center in Chicago from December 1987 until his retirement in May 2008. Dr. Plotnikoff formed TNI Pharmaceutical, Inc. in 1987, which became a public company in 1991. Dr. Plotnikoff served as its Chief Executive Officer and President for the next 20 years where he helped develop the immunological effects of MENK. He successfully managed the project teams that developed the new drug applications (“NDA”) for Traxene (a Valium-like tranquilizer) and Cylert (a non-amphetamine psychostimulant).  Dr. Plotnikoff was responsible for the Phase I and Phase II trials for MENK in HIV/AIDS.

In basic research, he was the first to identify the central nervous system effects of hypothalamic releasing factors (brain hormones), resulting in clinical development for treatment of depression and Parkinson’s disease. Dr. Plotnikoff has co-authored 25 publications with Dr. Andrew Schally, covering basic research in the field of depression and Parkinson’s disease. Dr. Plotnikoff was issued a number of international patents for the use of MENK in HIV/AIDS and cancer. TNI BioTech IP, Inc. acquired the patents in 2012.

Noreen Griffin, Founder, Chief Executive Officer and Director

Noreen Griffin is one of the Founders and is the Chief Executive Officer of TNI BioTech, Inc. Ms. Griffin was a vital part of the acquisition of the patents and therapies involving MENK and LDN. She was involved with the inventors and patent holders for over 5 years before deciding to join the team that formed TNI BioTech, Inc.

Ms. Griffin has over 25 years of industry experience having founded and led a number of startup companies. She has played an integral role in raising multiple rounds of private and venture capital funds on behalf of clients. Ms. Griffin has owned and operated a small consulting firm located in Washington, D.C. and Florida. Ms. Griffin has served as Chief Financial Officer and Vice President of a number of small public companies over the last 10 years. In addition, Ms. Griffin has significant experience in the administration of companies in bankruptcies.

From 1998 to 2012, Ms. Griffin was the sole officer and director of Supertrail Manufacturing Co., Inc., a private company in Aberdeen, Mississippi.  From 1997 to 1999, Ms. Griffin was Chief Financial Officer of Environmental Remediation Holdings, Inc., a public reporting company in Lafayette, Louisiana. From 2004 to 2009, she was an advisor to Global Environmental Energy Corp, a public company, and assumed the role of sole officer for the purpose of the company’s bankruptcy. From 2007 to 2012, Ms. Griffin was Chief Executive Officer of pH Solutions a private company in Boston, Massachusetts. Since 2010, Ms. Griffin has been a partner of Griffin Enterprises Group. The firm provides chief financial officer services to its clients on a part-time basis.

Dr. Eugene Youkilis, Director and President

Dr. Eugene Youkilis has a Ph.D. in Toxicology and is a Diplomate of the American Board of Toxicology. He was President and Founder of Clinical Bio-Tox Laboratories, Director of Toxicology and Immunobiology at Baxter International, Laboratory Section Chief and Director at Stroger Hospital (formerly Cook County Hospital) and is currently a Principal Associate with Toxicology Resource Associates. Dr. Youkilis has provided consulting services to industry organizations, research facilities and the legal profession in the areas of forensic, clinical and industrial/occupational toxicology. Dr. Youkilis has over 25 years of experience in the pharmaceutical and healthcare industry working in Toxicology, Pharmacology and Clinical Research. Dr. Youkilis was a Senior Research Investigator with G. D. Searle & Company. Dr. Youkilis is the author or co-author of over 25 presentations and publications. He began working with Dr. Nicholas Plotnikoff in 1983 on the patented technology acquired by TNIB for the treatment of HIV/AIDS and cancer patients.

Since his retirement from John H. Stroger Hospital in 2007 until the patented technology was acquired by TNIB IP, Dr. Youkilis worked closely with Dr. Plotnikoff on the development of this patented technology. Specifically, he worked to acquire pertinent clinical data, obtain and enhance the patent coverage and raise funds for clinical trials.

Dr. Youkilis has worked in an operational, scientific, and business capacity for over 25 years. He has been responsible for the administrative and technical aspects of a hospital STAT and outpatient clinic laboratories and provided laboratory supervisors with direction and assistance to assure that the laboratories complied with all required regulations. He was responsible for the scientific and technical personnel and operations of a large independent forensic urine drug-testing laboratory with clientele including many large corporations. He has assured that companies maintain strict adherence to all applicable aspects of current forensic toxicology principles and utilized state of the art methods and instrumentation. He initiated a comprehensive quality assurance/quality control program to position a company’s laboratories for a rigid certification process. He has budgeted, managed and planned aspects of all general and special toxicity studies within certain programs.  He supervised all phases of the studies including protocol design, implementation, and reporting aspects.

Dr. Fengping Shan, Director and Chief Science Officer

Fengping Shan has a Ph.D. in Microbiology/Immunology. Dr. Shan is Professor of Immunology and Vice Director of the Institute of Immunology, China Medical University, and Shenyang, China. Professor Shan has been with the University from 2006 to present.

Dr. Fengping Shan was the Senior Scientist for Penta Biotech from 2000 to 2006, Chief Scientist for the China Liaoning Institute of Microbiological Science from 1995 to 2000 and studied at the National Cancer Research in Paris, France from 1990 to 1994. Dr. Shan has authored 50 publications, been issued 11 patents, and is the unique inventor of a thrombolytic enzyme from the earthworm. From 2000 to present, Dr. Shan has worked both in the United States and China on the clinical trials with Dr. Nicholas Plotnikoff involving new immunotherapies for the treatment of cancer. Based on the trials, a number of patents were filed in China beginning in 2009 and 2010, and approved in 2011.

Christopher Pearce, Director and Chief Operating Officer

Christopher Pearce was born in the United Kingdom and educated at Lord Wandsworth College and London University where he received his LLB (Bachelor of Law). He agreed to accept a position with TNIB in late 2011, due to his 10 year history and involvement with Dr. Nicholas Plotnikoff. In addition to his position with TNIB he is one of the founding principals of pH Pharmaceutical, Inc. (a pharmaceutical company focused on the commercial application and licensing of a patented technology) and its affiliated company, pH Solutions, since its inception in December 2007. Mr. Pearce serves on the Board of Directors and served as the Chief Financial Officer until the Company appointed Mr. Peter Aronstam, at which time Mr. Pearce was appointed as the Company’s Chief Operating Officer. The Company felt his experience was still needed on the Board for deliberations regarding the Company’s business. He maintains good relationships with the other members of the Board, which makes him an effective consensus builder in coming to decisions to be made by the Board of Directors.

Mr. Pearce has had an association with independent filmmakers for over 30 years. He was head of Cannon Group production and served as Chairman and Chief Executive Officer from 1991 to 1994.  Over the years as director, chief operating officer and chief executive officer at Cannon Group, Mr. Pearce managed more than 5,000 employees worldwide and $500,000,000 in revenue per annum. His responsibilities included running large operations that required sourcing products and services, contract negotiation, marketing and advertising, scheduling, warehousing and inventory management and employee oversight.  When he left Cannon Group in 1994 he began working for Global Pictures, Inc.  Mr. Pearce retired from filmmaking in 2000 and has since worked as an advisor on numerous projects.

Peter Aronstam, Chief Financial Officer

Peter Aronstam is Chief Financial Officer of TNI BioTech, Inc. Mr. Aronstam brings more than 30 years of experience in accounting, finance, banking, international trade and law to his clients. His career is marked by a progression of senior finance roles with growth and performance-driven enterprises, from start-up technology and internet companies to chief financial officer roles with small service providers ($50 Million USD) to very large international manufacturers ($25 Billion USD) to global banks.

Mr. Aronstam has advised publicly-held and privately-owned businesses since 1978, providing both full-time and part-time CFO services. His background includes start-up VC-backed entrepreneurial companies, manufacturing technology and service companies, serving as a public-company CFO, corporate and international banking in major multinational banks, managing HR and IT functions, and raising more than $500,000,000 in debt and equity for his companies and their customers.

From 2001 to 2006, Mr. Aronstam was the Chief Financial Officer of Airspan Networks, Inc., a public reporting company in Boca Raton, Florida. He also was the CFO of private company Mainstream Holdings, LLC in West Palm Beach, Florida from 2007 to 2008 and private company The Neptune Society in Plantation, Florida from 2008 to 2009. Since 2010, Mr. Aronstam has been a partner of B2B CFO Partners, LLC, doing business as B2B CFO. The firm provides CFO services to its clients on a part time basis.

Born and educated in South Africa, Mr. Aronstam earned his Bachelor of Commerce, Bachelor of Law and PhD from the University of the Witwatersrand in South Africa. Mr. Aronstam has worked in South Africa, Canada, and Florida. He currently lives in Boca Raton, FL.

Dr. Angus George Dalgleish MD, FRACP, FRCP, FRCPath, FMedSci, Chief Medical Officer and Director of Research and Development

Dr. Angus Dalgleish is a specialist in cancer immunology and HIV. He studied medicine at University College London where he obtained an MBBS and a BSc in Anatomy. He is a Fellow of The Royal College of Physicians of the UK and Australia, Royal College of Pathologists and The Academy of Medical Scientists. He also trained in Internal Medicine and Oncology in Brisbane and Sydney. Following an interest in how viruses caused cancer, he undertook a PhD with Professor Robin Weiss, a FRS at the Institute of Cancer Research and Royal Marsden Hospital before becoming a senior clinical scientist at the MRC Clinical Research Center in Northwick Park. He was appointed to Foundation Chair of Oncology at St. George’s University of London in 1991. His main interests there have been the immunology of cancer and the development of immunotherapies to treat, in particular, melanoma. In 1997, he founded Onyvax Ltd., a privately funded biotechnology company developing cancer vaccines and currently holds a position as Research Director.

Professor Dalgleish currently sits on 8 editorial boards; he has published over 300 peer-reviewed papers and authored or co-authored over 70 chapters in medical books. He is the co-editor of 5 medical books. He has been on numerous grant committees and is currently on the European Commission Cancer Board.

Professor Dalgleish’s career to date includes several key oncological discoveries that stemmed from an original interest in the pathogenesis of cancer. Some of these discoveries include: confirmed the link between Hepatitis B (“HBV”) and liver cancer in native Australians, showing through the use of newly available sensitive assays that most instances were not due to alcohol as claimed before; co-discovered the CD4 receptor for HIV; published the first paper linking Slim Disease in East Africa with HIV; developed the theory of pathogenesis that HIV only causes AIDS by immune activation and not by cytopathic killing; and investigated anti-idiotype and allogeneic based vaccines for HIV and then applied the theory to cancer; pioneered melanoma vaccines in the U.K. (Megavax and CancerVax) and adapted this approach to prostate cancer. In Phase II active agent is 42% with near doubling of time to progression to disease, compared with matched cancers and the therapies (Journal Clinical Oncology 2005) and showed that even small volume colon cancer causes cell mediated immunosuppression, which is reverted following surgery and developed cancer arises due to chronic inflammation theory, thereby causing immunosuppression and angiogenesis and the ideal environment for stochastic changes to survival. Professor Angus Dalgleish currently has an active interest in group optimizing dendritic cell treatment for cancer, both basic research and clinical groups and the identification of novel anti-inflammatory agent in vaccinated goat serum therapy is patent pending.

Dr. Ronald B. Herberman, Chief Medical Officer and Director of Research and Development (1940-2013)

Dr. Ronald Herberman had served as the Company’s Chief Medical Officer and Director of Research and Development from September 2012 until his death on June 1, 2013.

Dr. Joseph M. Fortunak, Vice President of Global Research and Development and Chemical Development

Dr. Fortunak graduated from the University of Wisconsin-Madison with a PhD in Organic Chemistry. After spending time holding a postdoctoral position at Cambridge University, he spent over 20 years in the pharmaceutical industry, most recently as Director and Head of Global Process Research and Development at Abbott Laboratories.  Before taking the position at Abbott Laboratories, Dr. Fortunak worked as Senior Research Investigator for Smith Kline Beechman (GlaxoSmithKline) and was the Executive Director of DuPont Pharmaceutical Company.  Recently, Dr. Fortunak assumed the position of Associate Professor of Chemistry with a joint appointment in Pharmaceutical Sciences at Howard University in Washington, D.C., with a goal of developing an international program for Current Good Manufacturing Practices (“cGMPs”) practices worldwide.

Dr. Fortunak has extensive experience dealing with the FDA and other regulatory agencies and has worked on industry initiatives (PQRI, BACPAC I & II) as a member of the PhRMA API Technical Group.  He has significantly contributed to new drug development for illnesses including Malaria, Parkinson's disease, Ovarian, Breast and Small-Cell Lung cancer, Hypertension and Congestive Heart Failure, AIDS (NNRTI), Breast and Ovarian cancer and Karposi's sarcoma and AIDS (NRTI).

In addition to his other work, Dr. Fortunak is a consultant for the Clinton Foundation’s HIV/AIDS Initiative (CHAI) and the World Health Organization; advising these organizations on pricing and production of antiretroviral drugs (“ARV”) as well as advising generic manufacturers of ARVs on the requirements for cGMPs, general strategies for process development and route discovery for the production of Active Pharmaceutical Ingredients (“API”).

Dr. Gloria B. Herndon, Director

Dr. Herndon earned her Bachelor Degrees in Economics and Political Science, as well as a Masters Degree and a PhD in International Law and Economics from Johns Hopkins University. Subsequently, she worked for the U.S. Department of Agriculture as an economist, then joined the State Department and was posted to U.S. Embassy Commerce positions in Africa and Europe.

Upon leaving the State Department, Dr. Herndon founded and continues to direct GB Herndon and Associates, which is domiciled in the District of Columbia. The company initially focused on structuring medical and benefits insurance for its corporate clients, but evolved into a multi-line insurance broker and is more than a decade old. Its diverse clientele includes the National Medical Association, embassies of foreign governments, the National Association of Postal and Federal Employees (“NAPFE”) and the University of the District of Columbia.

In recent years, Dr. Herndon has further diversified the company by forging strategic partnerships with leading providers of insurance and student financial services for the higher education market. GB Herndon and Associates maintains corporate affiliations with the National Association for Equal Opportunity in Higher Education (“NAFEO”), the American Association of Community Colleges (“AACC”), and the Association of Community College Trustees (“ACCT”).

Dr. Herndon is active in the business and local communities through her involvement with various organizations, some of which include the Board of Trade, the DC Chamber of Commerce, the National Conference of Negro Women (“NCNW”), Africare, and Women’s Business Network. Corporations including Office Depot, Six Continent Hotels, and American Express have appointed her to Advisory Board positions. Dr. Herndon co-chairs the Board of Directors of the Women’s Business Center and chairs the Corporate Advisory Boards of the National Head Start Association (“NHSA”) and the National Association for Equal Opportunity in Higher Education (“NAFEO”). On occasion, she is a consulting resource for the National Institutes of Health (“NIH”) regarding the impact of the HIV/AIDS pandemic on the insurance industry and provides other AIDS-related information when requested by the United States Department of State.

Dr. Herndon is a published author, member of numerous public and private entity boards and the recipient of a number of awards. She also established the Small Business Administration’s (“SBA”) program for advising small and minority-owned businesses on the design and implementation of business and benefits insurance programs.

The Advisory Board

Dr. Ndiouga Dieng, PhD

Dr. Ndiouga Dieng has been Senior Pharmacy Manager of John Hopkins Hospital since 2007. He manages the evening and overnight hospital operations and staff, and supervises the preparation of admixtures including investigational medications. He has provided rapport to international patients, directed overseas pathologist projects between John Hopkins and Senegal, and directed an overseas vaccination project between John Hopkins, the Serum Institute of India and Senegal. Dr. Dieng is a graduate of Howard University.

ITEM 6. EXECUTIVE COMPENSATION.

The Company’s directors are not compensated. The Officers receive an annual salary as described in the table below for the services rendered on behalf of the Company.

	Annual Compensation
					Option		All Other
Name and Principal Position	Year	Salary(**)	Bonus(***)		Awards		Compensation		Total ($)

Noreen Griffin	2012	$213,643	$5,000	(1)		$—	$18,000	(2)	$236,643
Chief Executive Officer	2011	$—	$—			$—	$—		$—

Eugene Youkilis	2012	$15,983	$—			$—	$—		$15,983
President	2011	$—	$—			$—	$—		$—

Dr. Fengping Shan	2012	$15,000	$—			$—	$—		$15,000
Chief Science Officer	2011	$—	$—			$—	$—		$—

Christopher Pearce	2012	$195,860	$4,000	(3)		$—	$18,000	(4)	$217,8600
Chief Operating Officer(*)	2011	$—	$—			$—	$—		$—

Dr. Ronald B. Herberman (#)	2012	$62,500	$—			$—	$—		$62,500
Chief Medical Officer and Director of Medical Research and Development	2011	$—	$—		$		$—		$—

Peter Aronstam(*)	2012	$5,000	$—			$—	$—		$5,000
Chief Financial Officer	2011	$—	$—			$—	$—		$—

Dr. Nicholas Plotnikoff	2012	$20,000	$—			$—	$—		$20,000
Non-Executive Chairman of the Board	2011	$—	$—		$		$—		$—

(1)   On March 25, 2012, the Company agreed to issue Ms. Griffin 5,000,000 shares of common stock as a signing bonus in accordance with her employment agreement.  As of December 31, 2012, the Company issued 2,040,000 shares and 2,960,000 shares are to be issued.  The 5,000,000 shares were recorded at the par value which was determined to be the fair market value as of the date of the agreement. The Company recognized an expense of $5,000 for the year ended December 31, 2012.

(2)    The Company pays Ms. Griffin $1,500 per month for unaccountable expenses during each month of the term.  Unaccountable expenses refer to costs incurred by Ms. Griffin in the course of business that are not required to be reported on a monthly expense report.  These costs include expenses incurred related to international travel.

(3)    On January 2, 2012, the Company agreed to issue 4,000,000 shares of common stock to Mr. Pearce as a signing bonus in accordance with his employment agreement. As of December 31, 2012, the Company issued 3,000,000 shares and 1,000,000 shares are to be issued.  The 4,000,000 shares were recorded at par value which was determined to be the fair market value as of the date of the agreement. The Company recognized an expense of $5,000 for the year ended December 31, 2012.

(4)   The Company pays Mr. Pearce $1,500 per month for unaccountable expenses during each month of the term.  Unaccountable expenses refer to costs incurred by Mr. Pearce in the course of business that are not required to be reported on a monthly expense report.  These costs include expenses incurred related to international travel.

(*)   Mr. Pearce was the Chief Financial Officer of the Company during the 2012 term. He was appointed Chief Operating Officer on January 1, 2013 when Mr. Aronstam was appointed Chief Financial Officer.

(**)     Salary is established by the market rate for the specific officer’s experience level and position and may be increased upon the Company’s receipt of sufficient capital. Compensation is only for an individual’s role as an officer of the Company, Directors receive no compensation for their role as a director.

(***) The Company, in its sole discretion, will determine whether to pay to an employee a bonus based on the Officers’ performance in comparison to the Company and the performance criteria set by the Board of Directors.

(#) Dr. Herberman passed away June 1, 2013.

ITEM 7. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Director Independence

We are not currently listed on any national securities exchange that has a requirement that the board of directors be independent. At this time we do not have an “independent director” as that term is defined under the rules of the NASDAQ Capital Market.

Related Transactions

See the Notes to the Financial Statements.

ITEM 8. LEGAL PROCEEDINGS.

None.

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

a. Market information.

TNI BioTech is currently traded on the Over the Counter Market (“OTC Market”). The Company’s ticker symbol is “TNIB.” To have our securities quoted on OTCQB or OTCBB we must: (1) be a company that reports its current financial information to the Securities and Exchange Commission (“SEC”), banking regulators or insurance regulators; and (2) have at least one market maker who completes and files a Form 211 with FINRA. Over the Counter Markets differ substantially from national and regional stock exchanges because it: (a) operates through communication of bids, offers and confirmations between broker-dealers, rather than one centralized market or exchange; and (b) securities admitted to quotation are offered by one or more broker-dealers rather than “specialists” which operate in stock exchanges.

The following table sets forth the high and low transaction price for each quarter within the two most recent fiscal years as provided by OTC Markets Group, Inc. The information reflects prices between dealers, and does not include retail markup, markdown, or commission, and may not represent actual transactions.

	Over The Counter Pink Sheets Market(1)
Quarter Ended	High		Low
March 31, 2013		$10.20		$4.00
December 31, 2012		$9.70		$1.40
September 30, 2012		$2.75		$0.72
June 30, 2012		$5.50		$2.60
March 31, 2012	$	N/A	$	N/A
December 31, 2011	$	N/A	$	N/A
September 30, 2011	$	N/A	$	N/A
June 30, 2011	$	N/A	$	N/A
March 31, 2011	$	N/A	$	N/A
________________
(1)
Over The Counter Market quotations reflect inter-dealer prices without retail mark-up, mark-down or commission, and may not represent actual transactions. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company, LLC. As of the date of this report, we had approximately 401 shareholders of record, not including those common shares held in street name.

b. Holders.

As of August 22, 2013, there are 207 holders of the Company’s common stock and there is no authorized preferred stock.

c. Dividends.

The Company issued a one-time dividend of 1,182,474 shares of TNIB to the existing shareholders of pH Environmental, Inc. (now known as TNI BioTech, Inc.) with a record date of April 23, 2012. The dividend was distributed in two installments due to a calculation error made by a previous transfer agent.

TNIB has no plans of paying cash dividends in the future.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

The Company did not issued any shares of its stock during 2011 and 2010.

The Company has an outstanding note payable to K-C Operations (an unrelated party) issued on October 15, 2009. The balance as of December 31, 2012 and 2011 was $398,000 and $498,000, respectively. The note matured on October 31, 2010 and accrues interest at a rate of 6% per annum and is convertible to shares of common stock at a rate of $0.20 per share. The following conversions of principal and interest resulting in share issuances occurred in 2012: On March 25, 2012: $4,028 was converted to 20,140 shares; April 24, 2012: $100,000 was converted to 500,000 shares; May 25, 2012: $25,000 was converted to 125,000 shares; November 28, 2012: $2,500 was converted to 12,500 shares; November 29, 2012: $66,500 was converted to 332,500 shares. These issuances were subject to the requirements of Rule 144 of the Securities Act of 1933.

The Company has an outstanding note payable to Robert Johnson (former officer and director) issued on September 30, 2006 with a balance as of December 31, 2012 and 2011 of $21,546.60 and $161,547, respectively. The note matured on September 30, 2007 and is convertible to shares of common stock at a rate of $0.20 per share. On April 24, 2012, $140,000 of the note was converted to 700,000 shares of common stock. This issuance was subject to the requirements of Rule 144 of the Securities Act of 1933.

The Company has an outstanding note payable to Lexicon (an unrelated party) issued on January 15, 2009.  The note is due upon demand.  The balance as of December 31, 2012 and 2011 was $12,817 and $23,316, respectively.  The note bears an interest rate of 6% per annum and is convertible to shares of common stock at a rate of $0.01 per share. On April 24, 2012, $10,850 of this note was converted into 1,085,000 shares of common stock. This issuance was subject to the requirements of Rule 144 of the Securities Act of 1933.

The Company issued a convertible promissory note on May 21, 2012 for $5,000. The note accrued interest at a rate of 9.875% per semi-annum. On December 5, 2012, the holder converted the $5,542.92 balance of the note into 1,310 shares of restricted common stock. This issuance was subject to the requirements of Rule 144 of the Securities Act of 1933.

The Company issued 2,800,140 shares of common stock with a fair market value of $22,204,604 for the retirement of $250,500 of principal and $94,000 of accrued interest of four convertible promissory notes payable during the year ended December 31, 2012.  An original discount of $191,595 was recorded upon issuance during the year ended December 31, 2009.  The terms of the conversion were modified during the year ended December 31, 2012 and the terms varied between $0.01 and $0.20 per share.  In accordance with ASC 420-20-40, Debt-Debt with Conversions and Other Options-Derecognition, the Company recognized a loss on settlement of debt to reflect the modification in terms of conversion of $21,668,769 on the conversion of the convertible promissory notes payable based upon the fair market value of the common stock at the date the lender accepted the conversion offer.  The promissory notes payable were not between related parties of the Company.  Convertible promissory notes totaled $432,363 and $682,863 at December 31, 2012 and 2011, respectively.

The Company issued 101,310 shares of common stock with a fair market value of $462,039 for the retirement of $25,000 of principal and $543 of accrued interest of two promissory notes payable during the year ended December 31, 2012.  The conversion rate for the $20,000 promissory note payable was $0.20 and the conversion rate for the $5,000 promissory note payable was $4.83.  The Company recognized a loss on settlement of debt of $436,496 for the year ended December 31, 2012. The promissory notes payable were not between related parties of the Company.  The Company did not have any notes payable balances outstanding at December 31, 2012 and 2011.

Shares Issued for Subsidiary and Patent Acquisition:

The Company acquired TNI BioTech IP, Inc., its wholly-owned subsidiary in exchange for 20,250,000 shares of the Company’s common stock of which 8,000,000 shares were issued to Dr. Plotnikoff for the acquisition of the patent and the remaining 12,250,000 shares were issued to the founders of TNI IP in exchange for all of their right, title and interest in their TNI IP shares.

As of the date of the acquisition, TNI BioTech IP, Inc. had no assets of determinable value, no liabilities and no operations.  Therefore, the disclosure of the financial statements for the business acquired and the pro forma financial statements were not material to the overall financial statements and were not included.

The Company issued 20,250,000 shares of common stock for TNI BioTech IP, Inc.  The trading value of the common stock was used to determine the fair market value of TNI BioTech IP, Inc.  The stock was valued based upon the date of the agreement.  The Company allocated 8,000,000 shares to the patent license agreement and 12,250,000 shares to goodwill.  The patent license agreement dated March 23, 2012 originally indicated that 6,000,000 shares would be issued to Dr. Plotnikoff.  Subsequent to the original agreement (April 24, 2012), an additional 2,000,000 shares were issued.  The share price was allocated as follows:

Patents:		FMV
Shares agreed upon at 3/23/2012	6,000,000	$0.001	$6,000
Shares agreed upon at 4/24/2012	2,000,000	$8.00	16,000,000
Total value			16,006,000

Goodwill
Shares agreed upon at 4/24/2012	12,250,000	$8.00	$98,000,000

As part of the License Agreement for the intellectual property developed by Dr. Bernard Bihari, the Company is required to issue 540,000 shares of the Company’s common stock. The Company issued 300,000 shares under the Patent License Agreement for the acquisition of patent rights for the intellectual property of Dr. Jill Smith and LDN Research Group, LLC. The Company issued 300,000 shares of its restricted Common Stock to Penn State University under the exclusive license agreement with the Penn State Research Foundation executed on January 18, 2013. (For additional information on the license and patent acquisitions, see Note 10 of the Notes to the Financial Statements).

Shares Issued under Private Placement:

The issuances from the Company were exempt from registration under Rule 506 of Regulation D pursuant to the private offering exemption of Section 4(a)(2) of the Securities Act. These shares are restricted and are not registered, thus shareholders cannot resell the shares until they are either registered or an exemption from registration is available. The stock certificates bear a restrictive legend.

The Company recorded the sale of its common stock based upon the cash proceeds received from the transactions.  These sales of common stock for cash occurred during August 27, 2012 through December 31, 2012 and were not sold to any related parties.  The Company acknowledges that its common stock was traded for amounts that exceeded the cash proceeds received by the Company.  However, the Company’s trading level was not sufficient to support the capital required by the Company.  Additionally, the Company was not able to find an investor (or group of investors) willing to pay the trading value which ranged from $1.15 - $9.10 per share for a block of restricted shares and the price had to be lowered in order to raise a significant amount of capital.

As a result of the above analysis, the Company did not record an additional expense for the difference between the trading value of the common stock and the cash proceeds received.

During the year ended December 31, 2012, the Company issued 6,966,800 shares of common stock for services, which included founder shares, and 6,790,000 shares of common stock for consulting fees, which require future performance commitments. The Company valued these shares based upon the fair market value of the common stock at the date of the agreements.

Shares Issued For Services, Consulting and Prepaid Consulting:

The issuances for services exempt from registration under Section 4(a)(2) of the Securities Act. These shares are restricted and are not registered, thus shareholders cannot resell the shares until they are either registered or an exemption from registration is available. The stock certificates bear a restrictive legend.

During the year ended December 31, 2012, the Company issued 6,966,800 shares of common stock for services, which included founder shares, and 6,790,000 shares of common stock for consulting fees. The Company valued these shares based upon the fair market value of the common stock at the date of the agreements.

Dividend

The Company issued a 6% dividend calculated based on the number of shares that were to be outstanding after the issuance for the acquisition of TNI (now known as TNI BioTech IP, Inc.) and awarded to shareholders of record before the close of the acquisition. The Company’s former transfer agent mistakenly issued a dividend based on the number of shares outstanding before the close of the share exchange.  The Company has instructed its new transfer agent, Issuer Direct, to deliver the correct number of shares authorized under the dividend to the shareholders according to their ownership percentage of common shares as of the record date. The estimated number of shares issued under the dividend was 1,182,474.

Warrant Exercises

On October 8, 2012 a warrant holder exercised its rights to purchase 25,000 shares for $2,500. Certificates representing restricted shares will contain a legend stating that the shares have not been registered under the Securities Act and the restrictions on transferability under the Securities Act.

The Company made an offer to the holders of Common Stock Purchase Warrants issued in the Company’s 2012 Private Placement offering a reduced exercise price of $0.75 per share if they exercised by the deadline, which was subsequently extended to March 22, 2013.

During the first quarter of 2013, warrant holders purchased a total of 1,180,434 shares at the reduced exercise price of $0.75 per share for a total of $885,326. Under the terms of the exercise, warrant holders that exercised their warrants at the Reduced Warrant Price received newly-issued five-year Common Stock Purchase Warrants with an exercise price of $15 per share (the “Series C Warrants”). The number of shares purchasable under the Series C Warrants will equal 25% of the total number of shares exercised at the Reduced Warrant Price.

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Common Stock

The Company is authorized to issue 500,000,000 shares of Common Stock at a par value of $0.001 per share. The Common Stock of the corporation that is issued and outstanding shall be entitled to vote 100% of the stockholder voting rights. Each holder of Common Stock shall be entitled to one vote per share.

As of March 18, 2012, the Company reversed the Common Stock leaving approximately 113,644 shares issued and outstanding.

On April 24, 2012, the Company acquired TNI BioTech, Inc. for 20,250,000 shares as part of a share exchange agreement.

The Company issued a one-time dividend of 1,182,474 shares to the existing shareholders of ph Environmental, Inc. (now TNI BioTech, Inc.), with a record date of April 23, 2012. The dividend shares were issued in two installments.

As of August 22, 2013 there are 58,873,369 shares of common stock issued and outstanding and no shares of Preferred Stock authorized, issued or outstanding.

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation and Bylaws provide for the indemnification of a present or former director or officer to the fullest extent permitted by Florida law, against all expense, liability and loss reasonably incurred or suffered by the officer or director in connection with any action against such officer or director. The Company also maintains director and officer liability insurance.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

Please see our financial statements attached at the end of this registration statement.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

The Company had a change in its independent registered public accounting firm during its last two fiscal years or through the date of this filing. The Company notes that it has not had any disagreements with its current public accounting firm (Turner Stone & Company, LLP) during the last two fiscal years or through the date of this filing on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of the public accounting firm, would have caused it to make reference to the subject matter of the disagreement in connection with its report on the Company’s financial statements.

Effective February 28, 2013, Liggett, Vogt & Webb P.A. (“LVW”), resigned as TNI BioTech, Inc.’s, (the “Company”) registered independent auditor.

LVW was engaged by the Company as a registered independent accountant from December of 2012 to February of 2013.  During this time LVW did not issue an opinion on any financial statements of the Company.

In connection with LVW’s procedures, there was a disagreement between the Company and LVW concerning the valuation approach for the Company’s intellectual property. The Board of Directors discussed the subject matter of this disagreement with LVW.

The Board of Directors of the Company later approved the engagement of Turner, Stone & Company, L.L.P. (“Turner”), as the registered independent public accountant for the Company. The Company has authorized the former accountant to respond fully to the inquiries of the successor accountant.

During the Company’s two (2) most recent fiscal years and any subsequent interim period, before the Company’s engagement of Turner, the Company did not consult with Turner regarding: (i) the application of accounting principles to any specified transaction; (ii) the type of audit opinion that might be rendered on the Company’s financial statements; (iii) written or oral advice that would be an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issues; or (iv) any matter that was the subject of a disagreement between the Company and its predecessor auditor as described in Item 304(a)(1)(iv) or a reportable event as described in Item 304(a)(1)(v) of Regulation S-K.

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

List of Financial Statements

Exhibits Schedule

The following exhibits are filed with this Form 10:

Exhibit	Description
3.1	Restated Articles of Incorporation*
3.2	Bylaws*
10.1	Sale and Assignment of Patent and Transfer of Technology Agreement with Nicholas Plotnikoff †r
10.2	Agreement with Professor Shan# †r
10.3	Patent License Agreement with Penn State Research Foundation# r†
10.4	Patent License Agreement Between TNI BioTech, Inc. and Jacqueline Young for the intellectual property of Dr. Bernard Bihari#
10.5	Patent License Agreement with Dr. Jill Smith and LDN Research Group, LLC# r†
10.6	Strategic Framework Agreement for Cooperation with Hubei Qianjiang Pharmaceutical Company and Commissioned Processing Contract, Addendum to Venture Cooperation and Strategic Framework Agreement# †r
10.7	Malawi Memorandum of Agreement#
10.8	Malawi Letter of Intent#
10.9	Distribution Agreement in Nigeria# †r
10.10	ViPharma Agreement# †r
10.11	Strategic Framework Agreement with Zhongzu Group#
10.12	Manufacturing Agreement with Laboratorios Ramos (and English translation)^ r
10.13	Engagement Agreement for Corporate Advisory Services by the Brewer Groupt
16.1	Letter re change in certifying accountant Î
23.1	Report of Independent Registered Public Accounting Firm+

*
filed with the Form 10 Registration Statement filed with the SEC on April 22, 2013 and the Amendment No. 1 to the Form 10 Registration Statement filed with the SEC on June 7, 2013 and incorporated herein by reference

#	filed with the Amendment No. 1 to the Form 10 Registration Statement filed with the SEC on June 7, 2013 and incorporated herein by reference

+	filed with the Amendment No. 2 to the Form 10 Registration Statement filed with the SEC on July 18, 2013 and incorporated herein by reference

^	filed with the Amendment No. 3 to the Form 10 Registration Statement filed with the SEC on August 23, 2013 and incorporated herein by reference

t	filed with the Amendment No. 4 to the Form 10 Registration Statement filed with the SEC on September 25, 2013 and incorporated herein by reference

Î	filed with the Amendment No. 5 to the Form 10 Registration Statement filed with the SEC on October 11, 2013 and incorporated herein by reference

†	Portions of this exhibit have been redacted pending a determination by the Securities and Exchange Commission as to whether these portions should receive confidential treatment.

r	Re-filed herewith this Amendment No. 6 to the Form 10 Registration Statement

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized.

TNI BioTech, Inc.

By:	/s/ Noreen Griffin
Noreen Griffin
Chief Executive Officer

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
TNI BioTech, Inc.
Bethesda, Maryland

We have audited the accompanying balance sheets of TNI BioTech, Inc. (the “Company”) as of December 31, 2012 and 2011 and the related statements of operations, changes in stockholders’ equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of TNI BioTech, Inc. as of December 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern.  As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations since inception and has a working capital deficiency both of which raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are also described in Note 1.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Turner, Stone & Company, L.L.P.

Dallas, Texas
April 9, 2013

TNI BIOTECH, INC.
BALANCE SHEETS
DECEMBER 31, 2012 AND 2011

	2012	2011
ASSETS
Current Assets:
Cash and cash equivalents	$313,095	$12

Total current assets	313,095	12

Fixed Assets:
Computer equipment, net of accumulated depreciation
of $118 and $0 respectively	944	-

Intangible Assets:
Patents and licenses, net of amortization
of $1,570,114 and $0, respectively (Note 2 and 10)	18,688,270	-

Deposits	24,928	-
Net assets of discontinued operations	-	911,614

Total assets	$19,027,237	$911,626

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current Liabilities:
Accounts payable	$286,698	$-
Payable to officer	76,000	-
Accrued liabilities	427,211	69,185
Current portion patent liability	200,000	-
Notes payable	432,363	682,863
Net liabilities of discontinued operations	-	1,106,987

Total current liabilities	1,422,272	1,859,035

Non-current Liabilities:
Notes payable related party	121,128	-
Long-term portion patent liability	140,000	-
Total non-current liabilities	261,128	-

Total Liabilities	1,683,400	1,859,035

Stockholders' Equity (Deficit):
Common stock - par value $0.001; 500,000,000 shares authorized;
45,489,368 and 113,644 shares issued and outstanding respectively	45,489	114
Additional paid in capital	196,632,775	1,005,603
Stock issuances due	3,690,960	-
Prepaid services	(6,082,771)	-
Accumulated deficit	(176,942,616)	(1,953,126)

Total stockholders' equity (deficit)	17,343,837	(947,409)
Total liabilities and stockholders' equity (deficit)	$19,027,237	$911,626

The accompanying footnotes are an integral part of these financial statements.

TNI BIOTECH, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

Revenues, net	$-	$-

Operating expenses:
Selling, general and administrative	48,558,177	-
Research and development expense	4,960,169	-
Depreciation and amortization expense	1,570,232	-
Impairment of goodwill	98,000,000	-
Total operating expenses	153,088,578	-

Loss from operations	(153,088,578)	-

Other income (expense):
Interest expense	(27,003)	(31,279)
Loss on settlement of debt	(22,105,265)	-
Total other income (expense)	(22,132,268)	(31,279)

Loss from continuing operations	(175,220,846)	(31,279)

Gain (loss) from discontinued operations	231,356	(94,376)

Net loss	$(174,989,490)	$(125,655)

Basic and diluted loss per share:
Loss from continuing operations	$(6.85)	$(0.28)
Gain (loss) from discontinued operations	0.01	(0.83)
	$(6.84)	$(1.11)

Weighted average number of shares outstanding	25,583,111	113,644

The accompanying footnotes are an integral part of these financial statements.

TNI BIOTECH, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	Common Stock		Additional Paid	Stock to	Prepaid	Accumulated
	Shares	Amount	in Capital	Be Issued	Services	Deficit	Total

Balance, December 31, 2010 as originally reported	113,644,000	$113,644	$892,073	$-	$-	$(1,827,471)	$(821,754)

Effect of reverse stock split	(113,530,356)	(113,530)	113,530	-	-	-	-

Adjusted balance, December 31, 2010	113,644	114	1,005,603	-	-	(1,827,471)	(821,754)

Net loss	-	-	-	-	-	(125,655)	(125,655)

Balance, December 31, 2011	113,644	114	1,005,603	-	-	(1,953,126)	(947,409)

Issuance of common stock for services	6,966,800	6,967	9,150,053	-	-	-	9,157,020

Issuance of common stock - dividend	1,182,474	1,182	(1,182)	-	-	-	-

Issuance of common stock in exchange for debt	2,901,450	2,901	22,472,407	-	-	-	22,475,308

Issuance of common stock for Acquisition of TNI BioTech IP including Plotnikoff Patent	20,250,000	20,250	113,985,750	-	-	-	114,006,000

Issuance of common stock for prepaid services	6,790,000	6,790	23,080,460	-	(23,087,250)	-	-

Amortization of prepaid services	-	-	-		17,004,479	-	17,004,479

Issuance of common stock for cash	7,285,000	7,285	1,129,215	-	-	-	1,136,500

Issuance of warrants as inducement for sale of common stock	-	-	25,810,469	-	-	-	25,810,469

Shares to be issued for patents and licenses	-	-	-	3,687,000	-	-	3,687,000

Shares to be issued for services	-	-	-	3,960	-	-	3,960

Net loss	-	-	-	-	-	(174,989,490)	(174,989,490)

Balance, December 31, 2012	45,489,368	$45,489	$196,632,775	$3,690,960	$(6,082,771)	$(176,942,616)	$17,343,837

The accompanying footnotes are an integral part of these financial statements.

TNI BIOTECH, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(174,989,490)	$(125,655)
(Gain) loss from discontinued operations	(231,356)	94,376
Loss from continuing operations	(175,220,846)	(31,279)

Adjustments to reconcile loss from continuing operations to
net cash flows provided by (used in) operating activities:
Depreciation	118	-
Amortization	1,570,114	-
Impairment of goodwill	98,000,000	-
Stock issued for services	9,160,980	-
Amortization of stock issued for prepaid services	17,004,479	-
Loss on settlement of debt	22,105,265	-
Stock warrant expense	25,810,469	-
Changes in operating assets and liabilities:
Deposits	(24,928)	-
Accrued liabilities	452,569	31,241
Payable to officer	76,000	-
Accounts payable	121,314	-
Net cash provided by (used in) operating activities
from continuing operations	(944,466)	(38)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of computer equipment	(1,062)	-
Net cash used in investing activities
from continuing operations	(1,062)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from sale of common stock	1,136,500	-
Proceeds from notes payable	146,128	-
Payments made on patent liability	(60,000)	-

Net cash provided by financing activities
from continuing operations	1,222,628	-

CASH FLOWS FROM DISCONTINUED OPERATIONS
Net cash provided by operating activities	35,983	-

Increase (decrease) in cash	313,083	(38)
Cash, beginning of year	12	50
Cash, end of year	$313,095	$12

The accompanying footnotes are an integral part of these financial statements.

TNI BIOTECH, INC.
STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

	2012	2011

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Stock to be issued for patents and licenses	$3,687,000	$-

Debt assumed for Bihari patent	$400,000	$-

Accrued liabilities for purchase of Smith LDN patent	$165,384	$-

Conversion of debt and accrued interest to common stock	$370,043	$-

Common shares issued for acquisition of TNI Bio Tech IP	$98,000,000	$-

Common shares issued for Plotnikoff patent license	$16,006,000	$-

Common shares issued for prepaid services	$23,087,250	$-

Stock dividend	$1,182	$-

The accompanying footnotes are an integral part of these financial statements.

TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

1. Organization and Description of Business

TNI BioTech, Inc. (the “Company”) was initially incorporated in Florida on December 2, 1993 as Resorts Clubs International, Inc. (“Resorts Club”). It was formed to manage and market golf course properties in resort markets throughout the United States. Galliano International Ltd. (“Galliano”) was incorporated in Delaware on June 27, 1998. The Company began trading in November 1999 through the filing of a 15C-211. On November 3, 2004, Galliano merged with Resorts Club International, Inc. Resorts Club was the surviving corporation. On August 10, 2010, Resorts Club changed its name to pH Environmental, Inc. (“pH Environmental”). On April 23, 2012, pH Environmental completed a name change to TNI BioTech, Inc., and on April 24, 2012 pH Environmental executed a share exchange agreement for the acquisition of all of the outstanding shares of TNI BioTech, Inc. (“TNI”).

TNI BioTech is a biopharmaceutical company focused on developing and commercializing therapeutics to treat cancer, HIV/AIDS and autoimmune diseases by combating these chronic and often life-threatening diseases through the activation and rebalancing of the body’s immune system. The Company has been developing active and adoptive forms of immunotherapies through the acquisition of patents, INDs (investigational new drug) and clinical data and all proprietary technical information, know-how, procedures, protocols, methods, prototypes, designs, data and reports, which are not readily available to others through public means, and which are owned, generated or developed through experiments or testing by Dr. Plotnikoff, Professor Shan, Dr. Bernard Bihari, Dr. Ian Zagon, Dr. Jill Smith, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky. The Company currently has offices in Bethesda, Maryland and Orlando, Florida.

Going Concern

The Company has incurred significant net losses since inception and has relied on its ability to fund its operations through private equity financings. Management expects operating losses and negative cash flows to continue at more significant levels in the future. As the Company continues to incur losses, transition to profitability is dependent upon the successful development, approval, and commercialization of its product candidate and the achievement of a level of revenues adequate to support the Company’s cost structure. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional cash. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources. Based on the Company’s operating plan, existing working capital at December 31, 2012 was not sufficient to meet the cash requirements to fund planned operations through December 31, 2013 without additional sources of cash. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

The Company has experienced a net loss from operations of $174,989,490 and has used cash and cash equivalents for operations in the amount of $944,466 during the year ended December 31, 2012, resulting in stockholder’s equity of $17,343,837.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying financial statements have been prepared in accordance with United States (U.S.) generally accepted accounting principles (U.S. GAAP) and include all adjustments necessary for the fair presentation of the Company’s financial position for the periods presented.

The Company qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we do not have more than $1,000,000,000 in annual gross revenue and did not have such amount as of December 31, 2012, our last fiscal year. We are electing to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates.

Cash, Cash Equivalents, and Short-Term Investments

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value.

Marketable securities with original maturities greater than three months and less than one year are considered to be short-term investments. Short-term investments are reported at fair market value and unrealized gains and losses are included as a separate component of stockholders’ equity (deficit). Realized gains, realized losses, the amortization of premiums and discounts, interest earned and dividends earned are included in other income (expense). The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. Investments with maturities beyond one year are classified as long-term. A decline in the market value of a security below its cost value that is deemed to be other than temporary is charged to earnings, and results in the establishment of a new cost basis for the security.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company is exposed to credit risk, subject to federal deposit insurance, in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of amounts recorded on the balance sheets.

Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment and does not segment the business for internal reporting or decision making.

Fair Value of Financial Instruments

In accordance with the reporting requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 825, “Financial Instruments”, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments.  Cash, patents and license, accounts payable, payable to officer, patent liability and net liabilities of discontinued operations are accounted for at cost which approximates fair value due to the relatively short maturity of these instruments.   The carrying value of notes payable and notes payable related party also approximate fair value since they bear market rates of interest and other terms.  None of these instruments are held for trading purposes.

TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the related lease. Maintenance and repairs are charged against expense as incurred. Depreciation expense from continuing operations for the years ended December 31, 2012 and December 31, 2011 was $118 and $0, respectively. Depreciation expense from continuing operations for the three months ended March 31, 2013 and 2012 was $120 and $0, respectively.

Intangible Assets

Costs incurred to acquire and/or develop the Company’s product licenses and patents are capitalized and amortized by straight-line methods over estimated useful lives of seven to sixteen years. Intangible assets are stated at the lower of cost or estimated fair market value.  During the year ended December 31, 2012, the Company capitalized $20,258,384 of such costs incurred for the Company’s acquisition of licenses for the patents. (See Note 10). Amortization expense for the years ended December 31, 2012 and December 31, 2011 was $1,570,114 and $0, respectively. Amortization expense for the three months ended March 31, 2013 and 2012 was $696,124 and $0, respectively. The Company estimates its amortization expense related to these assets will approximate $2,600,000 each year.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed by ASC Topic 360-10-05, “Property, Plant and Equipment” (formerly SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets”). If the carrying amount of the asset, including any intangible assets associated with that asset, exceeds its estimated undiscounted net cash flow, before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value.  No impairment losses were recognized for the year ended December 31, 2012 nor for the three months ended March 31, 2013.

Research and Development Costs

Research and development costs are charged to expense as incurred and are typically comprised of salaries and benefits, pre-clinical studies, clinical trial activities, drug development and manufacturing, fees paid to consultants and other entities that conduct certain research and development activities on the Company’s behalf and third-party service fees, including clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as operating expenses.

Income Taxes

The Company follows FASB ASC Topic 740, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC Topic 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of December 31, 2012, and March 31, 2013, the Company does not have a liability for unrecognized tax uncertainties.

 TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of December 31, 2012, and March 31, 2013, the Company has no accrued interest or penalties related to uncertain tax positions.

Stock-Based Compensation and Issuance of Stock for Non-Cash Consideration

The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The majority of the non-cash consideration pertains to services rendered by consultants and others and has been valued at the fair market value of the Company’s common stock at the date of the agreement.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC Topic 505-50, “Equity-Based Payments to Non-Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method. Dilutive common stock equivalents are comprised of common stock purchase warrants and options outstanding. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

Potentially dilutive securities not included in the calculation of diluted net loss per share because to do so would be anti-dilutive are as follows (in common equivalent shares):

	Year Ended December 31,
	2012	2011
Common Stock Purchase Warrants	7,260,000	-

Total	7,260,000	-

Recent Accounting Standards

During the year ended December 31, 2012 and through April 9, 2013, there were several new accounting pronouncements issued by the Financial Accounting Standards Board.  Each of these pronouncements, as applicable, has been or will be adopted by the Company.  Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

The Company qualifies as an “emerging growth company” as defined in Section 101 of the Jumpstart our Business Startups Act (“JOBS Act”) as we do not have more than $1,000,000,000 in annual gross revenue and did not have such amount as of December 31, 2012, our last fiscal year. We are electing to use the extended transition period for complying with new or revised accounting standards under Section 102(b)(1) of the JOBS Act.

Goodwill

The Company’s carrying value of goodwill is the residual of the purchase price over the fair value of the net assets acquired from various acquisitions including the acquisition of TNI BioTech IP, Inc. In accordance with ASC Topic 350, “Goodwill and Other Intangible Assets,” goodwill and intangible assets with indefinite useful lives are not amortized. The Company tests goodwill for impairment at the reporting unit level on an annual basis, as of December 31, or whenever potential impairment triggers occur, such as a significant change in business climate or regulatory changes that would indicate that an impairment may have occurred. Goodwill and indefinite lived intangible assets are required to be tested for impairment at least annually. The Company may use a qualitative test, known as “Step 0” or a two-step quantitative method to determine whether impairment has occurred.

 TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

In 2012, the Company elected to evaluate the goodwill via the two step methodology whereby the first step, used to identify potential impairment, compares the fair value of the reporting unit with its carrying value including goodwill. The fair value of each reporting unit is estimated using a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term growth rate for our business, the useful life over which cash flows will occur and the determination of our weighted cost of capital. If the fair value of a reporting unit is less than the carrying amount, goodwill of the reporting unit is considered impaired and the second test is performed. The second step of the impairment test performed, when required, compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. If the carrying amount of the reporting unit goodwill exceeds the implied fair value of that goodwill, an impairment charge is recognized for the amount equal to that excess.

Based on the tests performed during the quarter ended December 31, 2012, the Company determined that there was a material impairment of goodwill and recorded an impairment of $98,000,000 (Note 10).

3. Property and Equipment

	December 31,
	2012	2011
Property and equipment:
Computer equipment	$1,062	$
Furniture and fixtures

Total property and equipment
Less accumulated depreciation	(118)		(-)

Property and equipment, net	$944		$-

The Company utilizes the straight-line method for depreciation, using two to five-year depreciable asset lives. Depreciation expense was not material for all periods presented.

4. Accrued Expenses and Other Liabilities

Accrued expenses and other liabilities consist of the following:

	December 31,
	2012	2011
Worldpoints Travel Rewards Card	$(242)	$-
Accrued Payroll to Officer	(355,603)	-
Accrued Interest - Notes Payable	(3,288)	(69,185)
Payroll Liabilities	(62,478)	-
State Payroll Taxes	(5,600)	-

Other	-	-

Total accrued expenses and other liabilities	$(427,211)	$(69,185)

TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

5. Promissory Notes

The Company has an outstanding note payable to K-C Operations (an unrelated party) issued on October 15, 2009. The balance as of December 31, 2012 and 2011 was $398,000 and $498,000, respectively. The note matured on October 31, 2010 and accrues interest at a rate of 6% per annum and is convertible to shares of common stock at a rate of $0.20 per share.

The Company has an outstanding note payable to Robert Johnson (former officer and director, now an unrelated party) issued on September 30, 2006 with a balance as of December 31, 2012 and 2011 of $21,546.60 and $161,547, respectively. The note matured on September 30, 2007 and is convertible to shares of common stock at a rate of $0.20 per share.

The Company has an outstanding note payable to Lexicon (an unrelated party) issued on January 15, 2009.  The note is due upon demand.  The balance as of December 31, 2012 and 2011 was $12,817 and $23,316, respectively.  The note bears an interest rate of 6% per annum and is convertible to shares of common stock at a rate of $0.01 per share.

The Company issued 2,800,140 shares of common stock with a fair market value of $22,204,604 for the retirement of $250,500 of principal and $94,000 of accrued interest of four convertible promissory notes payable during the year ended December 31, 2012.  An original discount of $191,595 was recorded upon issuance during the year ended December 31, 2009. The terms of the conversion were modified during the year ended December 31, 2012 and the terms varied between $0.01 and $0.20 per share. In accordance with ASC 420-20-40, Debt-Debt with Conversions and Other Options-Derecognition, the Company recognized a loss on settlement of debt of $21,668,769 to reflect the modification in terms of the conversion of the convertible promissory notes, payable based upon the fair market value of the common stock at the date the lender accepted the conversion offer.  The promissory notes payable were not between related parties of the Company.  Convertible promissory notes totaled $432,363 and $682,863 at December 31, 2012 and 2011, respectively.

The Company issued 101,310 shares of common stock with a fair market value of $462,039 for the retirement of $25,000 of principal and $543 of accrued interest of two promissory notes payable during the year ended December 31, 2012. The conversion rate for the $20,000 promissory note payable was $0.20 and the conversion rate for the $5,000 promissory note payable was $4.83. The Company recognized a loss on settlement of debt of $436,496 for the year ended December 31, 2012. The promissory notes payable were not between related parties of the Company.

During 2012 the Company issued 2,901,450 shares of common stock for the retirement of $370,043 of promissory notes payable and accrued interest.  The Company recognized a loss on conversion of the above debt of $22,105,265.

In accordance with ASC 470-20-40-16, the Company recognized an expense equal to the fair value of the securities transferred on the conversion of the promissory notes in excess of the fair value of securities issuable pursuant to the original conversion terms.  The promissory notes were not held by a related party. The fair value of the securities was measured as of the date the inducement offer was accepted by the convertible debt holder, which was determined to be the date the debt holder converted the debt into equity securities.

6. Capital Structure—Common Stock and Common Stock Purchase Warrants

Each holder of common stock is entitled to vote on all matters and is entitled to one vote for each share held. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock or any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

As of December 31, 2012 and December 31, 2011, the Company was authorized to issue 500,000,000 common shares at a par value of $0.001 per share.

On March 18, 2012, the Company affected a 1 for 1000 reverse stock split of the Company’s Common Stock, resulting in a reduction of the number of shares outstanding of the Company from approximately 113,644,000 to approximately 113,644.  Persons holding less than 1000 shares of Common Stock received one share of Common Stock.  The rights and privileges of the holders of shares of Common Stock were substantially unaffected by the reverse stock split. All issued and outstanding options, warrants and convertible securities were appropriately adjusted for the reverse stock split automatically on the effective date of the reverse stock split, and have been presented in the financial statements to adjust for the reverse stock split.

As of December 31, 2012, the Company had 45,489,368 shares of common stock outstanding and 105,655,470 outstanding as of December 31, 2011.
The Company on April 12, 2012 issued a one-time dividend of 1,182,474 shares to the existing shareholders of TNI BioTech, Inc., with a record date of April 23, 2012.

The Company acquired TNI BioTech IP, Inc., for 20,250,000 shares as part of a share exchange agreement on April 24, 2012 (Note 10).

The Company issued 7,260,000 shares of common stock for cash totaling $1,134,000 to unrelated third party investors.  The common stock was issued with a restrictive legend under the Securities Act of 1933.  The fair market value for the common stock using the prices reported on the OTC market was $23,345,550 which resulted in a “discount” of $22,211,550.  However, the trading volume was limited and the Company was not able to find an investor (or group of investors) willing to pay the trading value as reported on the OTC Market shares for a block of restricted shares and the price had to be lowered in order to raise the capital needed by the Company for operations.  Additionally, the Company also issued 7,260,000 warrants as an inducement for the sale of common stock.  The fair market value of the warrants was calculated using the Black Scholes model and was expensed when issued. The common stock purchase warrants for the purchase of up to 7,260,000 shares of common stock are exercisable at prices ranging from $1.00 - $1.50.

TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

Stock Warrants

Between September and December 2012, the Company issued 7,260,000 warrants, exercisable into one share of common stock of the Company for each warrant at prices between $1.00 and $1.50 per share.  The warrants expire between September and December 2017.

The warrants were issued as an additional incentive to purchase our common stock.  Accordingly, an expense was recognized based upon the estimated fair value of the warrants using the Black-Scholes pricing model.  The variables used in the Black-Scholes pricing model during the year ended December 31, 2012 were a weighted average exercise price of $1.02, a discount rate of .76%, an expected life of 5 years, and volatility of 193%. Fair value of $25,810,469 was calculated using the Black-Scholes Model.

Following is a summary of outstanding stock warrants at December 31, 2012 and 2011 and activity during the years then ended:
	Number of Shares	Exercise Price	Weighted Average Price
Warrants as of December 31, 2011	-	-	-

Issued in 2012	7,260,000	$1.00 – 1.50	$1.02

Expired	-	-	-

Exercised	-	-	-

Warrants as of December 31, 2012	7,260,000	$1.00 – 1.50	$1.02

Summary of outstanding warrants as of December 31, 2012:

Expiration Date	Number of Shares	Exercise Price	Remaining Life (years)
2013	-	-	-
2014	-	-	-
2015	-	-	-
2016	-	-	-
September 2017	2,565,000	$1.00-1.50	4.8
October 2017	2,385,000	$1.00	4.8
November 2017	2,300,000	$1.00 – 1.50	4.9
December 2017	10,000	$1.00	5.0

7. Stock Compensation

Founders’ Shares and Shares Issued for Services

During the year ended December 31, 2012, the Company issued 6,966,800 shares of common stock for services, which included founder shares, and 6,790,000 shares of common stock for consulting fees.  The Company valued these shares based upon the fair market value of the common stock at the date of the agreements.  The consulting fees are amortized over the contract periods which are typically twelve months.  The Company recognized an expense from common stock issued for services of $9,160,980 and $0 for the years ended December 31, 2012 and 2011, respectively. The amortization of prepaid services totaled $17,004,479 and $0 for the years ended December 31, 2012 and 2011.

TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

8. Income Taxes - Results of Operations

There was no income tax expense reflected in the results of operations for the years ended December 31, 2012 and 2011.

Deferred tax assets reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income taxes.

Deferred tax assets:	2012	2011

Net operating losses	$26,223,000	$43,000
Valuation allowance	(26,223,000)	(43,000)

Total deferred tax assets	$-	$-

The Company has recognized no tax benefit for the losses generated for the periods through December 31, 2012. ASC Topic 740 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company’s ability to realize the benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize revenue, we believe that the full valuation allowance should be provided.

Our effective tax rate for fiscal years 2011 and 2012 was 0%. Our tax rate can be affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income we earn in jurisdictions. It may also be affected by discrete items that may occur in any given year, but are not consistent from year to year.

As of December 31, 2012, we have estimated federal and state income tax net operating loss (“NOL”) carry-forwards of $98,700,000, which will expire in 2031-2032. $32,897.31 of which is the allowable carry forward amount pursuant to 26 USC § 382.

	2012		2011
	Amount	Percent	Amount	Percent
Benefits for income tax at federal statutory rate	$59,500,000	34%	$43,000	34%
Change in valuation allowance	(26,180,000)	(15)	$(43,000)	(34)
Non-deductible impairment of goodwill	(33,320,000)	(19)	-	-
	$-	-%	$-	-%

9. Discontinued Operations

In April 2012, TNI BioTech, Inc., divested itself of certain assets and liabilities related to its previous activities in the hospitality business (“Resorts Club”) by transferring them to Resorts Club International Corporation Georgia.  Accordingly, the operations of that business have been reflected as discontinued operations in the financial statements.

The result of this transfer was a Gain from Discontinued Operations of $231,356. This transfer is not expected to affect the cash flow of the remaining operations.

These financial statements reflect the results of Resorts Club as a discontinued operation for all periods presented.

TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

The net sales and earnings of discontinued operations were as follows:
	Twelve Months Ended December 31
	2012	2011

Net Sales	0	1,062

Earnings before Income Taxes	231,356	(94,376)

Income Taxes	0	0

Net Earnings from Discontinued Operations	231,356	(94,376)

The balance sheet and statement of cash flows exclude the divested hospitality business. The Net Liabilities of discontinued operations of the divested business were as follows:

	Twelve Months Ended December 31
	2012	2011

Current Assets	0	0

Fixed Assets, Net	0	1,100

Non-Current Assets	0	910,514

Less:

Current Liabilities	0	1,106,987

Other Liabilities	0	0

Net Liabilities of Discontinued Operations	0	195,373

Cash flows from operating and investing activities of discontinued operations for the years ended December 31, 2012 and 2011 were $35,983 and $0, respectively.

 TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

10. Licenses and Supply Agreements

Patent and Subsidiary Acquisition

The Company entered into a share exchange agreement on April 24, 2012 to acquire all of the outstanding shares of TNI BioTech IP, Inc., (“TNI IP”) a biotechnology firm incorporated in Florida formed to acquire patents related to the treatment of cancer and HIV/AIDS and autoimmune diseases, using Met-enkephalin (“MENK”) and Naltraxone (“LDN”). The goal of TNI IP’s management is to enable mankind and civilization to combat fatal diseases by activating and mobilizing the body’s own immune system using TNI IP’s patented use of Met-enkephalin (referred to herein as MENK).

The first patents acquired by TNI IP were acquired from Dr. Nicholas P. Plotnikoff and Professor Fengping Shan in 2012.  Dr. Plotnikoff and Dr. Shan have been specializing in research activities directed toward the study of cytokines, which are hormones naturally produced by the immune system. The primary cytokine, among many others currently being studied by TNI IP, is MENK.  The Company is focused on the treatment of cancer, HIV/AIDS and other infectious diseases through the use of our lead compounds.

The Company entered into a Sale of Technology Agreement with Dr. Nicholas P. Plotnikoff on March 4, 2012, wherein Dr. Plotnikoff agreed to transfer and assign all of his rights, title and interest in: European Patent United Kingdom, Germany, France, Ireland EP 1401471 BI Methods for inducing sustained immune response; Russian Patent Russian Federation patent number 2313364; The Patent Office of the People’s Republic of China, Application No.: 200810165784.8 China Patent CN1015113407 A The Patent Office of the People’s Republic of China ISSN: 1006-2858 CN 21-1349/R; Patent Agencies Government of India Patent, Application number 1627/KOLNP/2003 number 220265 an Enkephalin Peptide Composition; and the US Patent Pending, US Patent Application 10/146.999 e. The Company received all the production formulations and technology designs from Dr. Plotnikoff necessary for the manufacturing, formulation, production and protocols of the MEK treatment of cancer and HIV/AIDS. As consideration for entering into the Sale of Technology Agreement, Dr. Plotnikoff received 8,000,000 shares of common stock, a royalty of a single-digit percentage on all sales of MENK and was granted the position of Non-Executive Chairman of the Board of Directors.

TNI IP changed its name from TNI BioTech, Inc. to TNI BioTech IP, Inc. on April 23, 2012.  TNI BioTech IP, Inc. is the wholly-owned subsidiary of the Company. TNI IP was acquired in exchange for 20,250,000 shares of the Company’s common stock, of which 8,000,000 shares were issued to Dr. Plotnikoff for TNI IP’s acquisition of the patent and the remaining 12,250,000 shares were issued to the founders of TNI IP in exchange for all of their right, title and interest in their TNI IP shares. The goodwill arising on the acquisition of TNI BioTech IP, Inc. was valued at $98,000,000 and license agreements arising from the acquisition of TNI BioTech IP, Inc. was valued at $16,006,000.

At the time of the acquisition, the valuation of goodwill and other intangible assets were determined using the fair market price for the Company’s common stock, which were exchanged for shares of TNI BioTech IP, Inc.  In the fourth quarter of 2012, the Company performed an annual valuation to determine whether any goodwill or intangible assets that had been acquired by the Company were impaired. The result of this valuation was that material impairments were identified. The Company recognized an impairment of the goodwill arising on the acquisition of TNI BioTech IP, Inc. of $98,000,000.

Patent License Agreements

On August 13, 2012, the Company signed an exclusive License Agreement with Ms. Jacqueline Young for the intellectual property developed by Dr. Bernard Bihari relating to treatments with opioid antagonists such as naltrexone and Met-enkephalin for a variety of diseases and conditions including malignant lymphoma, chronic lymphocytic leukemia, Hodgkin’s lymphoma, and non-Hodgkin’s lymphoma, chronic herpes virus infections, chronic herpes viral infections such as chronic genital herpes caused by the herpes simplex virus Type 2 and chronic infections due to the Epstein-Barr virus and a treatment method for humans infected with HTLV-III (AIDS) virus, including patients clinically diagnosed as suffering from AIDS and those suffering from AIDS-related complex (ARC).  The Bihari patents were acquired in exchange for 540,000 shares of the Company’s common stock with a fair market value of $972,000 and assumed liabilities of $400,000, which is payable to Ms. Young over a twenty-four month period in equal installments to reimburse her for the costs of a New York City office in accordance with the patent license agreement.  The patent liability at December 31, 2012 totaled $340,000. The cost of the patent totaled $1,372,000.  Additionally, the Company will pay the licensor a royalty payment of 1% of gross MENK sales and provide the licensor a position as non-executive chairman of the Company. The License Agreement is valid for the life of the patents and expires on a country by country basis in each country where patent rights exist, upon the expiration of the last to expire patent in each country or in the event the patent in such country is held to be invalid and/or unenforceable (by a court or government body of competent jurisdiction) or admitted to be invalid or unenforceable. Additionally, TNI can cancel the License Agreement upon 120 days’ written notice and shall pay all royalties and fees that have accrued under the Agreement. TNI has the exclusive rights to the intellectual property however, Licensor retains a right to practice the Licensed Patents solely for noncommercial, academic research purposes.

On December 24, 2012, the Company signed an agreement for the acquisition of patent rights for the intellectual property of Dr. Jill Smith and LDN Research Group, LLC (the “Patent License Agreement”), whose members are Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky and orphan drug designation by the FDA to a novel late-stage drug, trademarked “LDN,” for the treatment of Pediatric Crohn’s disease. The patent covers methods and formulations for treatment of the inflammatory and ulcerative diseases of the bowel, using naltrexone in low doses as an opioid antagonist. Endogenous opioids and opioid antagonists have been shown to play a role in stimulating and rebalancing the immune system and the healing and repair of tissues. These patents were acquired in exchange for 300,000 shares of the Company’s common stock with a fair market value of $2,715,000 and payment of $165,384 (consisting of a $100,000 initial license fee and payment of $65,384 of expenses), which totaled $2,880,384.  The Company is also required to pay an annual license fee of $100,000 and a minimum annual royalty of $100,000.  The Company has an exclusive, worldwide license to make, have made, use, lease, import, offer for sale and sell Licensed Products and to use the method under the patent rights. The agreement will terminate on the expiration or abandonment of the last patent to expire or ten years after the sale of the first licensed product. The Company may terminate the agreement upon 90 days’ written notice, provided all sublicenses are terminated and all amounts due and owing are paid to the licensor parties. The licensor parties may terminate the agreement ten days' after notice to the Company if the Company is ten days late in payment or there is a breach that remains uncured for ten days after written notice of such breach.

 TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

In partial consideration of the Patent License Agreement, the Company agreed to pay to the members the applicable milestone payments listed below after substantial achievement of each milestone event is achieved by the Company, its Affiliates or Sublicensees.

A.	Upon initial of each Phase III trial, the Company will pay $350,000.

B.	Upon positive completion of each Phase III clinical trial of the therapeutic use of an LDN compound in the Field of Use, the Company will pay $150,000.

C.	When an NDA is accepted for review by the FDA, the Company will pay $250,000.

D.	When FDA approval to market the NDA is approved, the Company will pay $750,000.

E.	Upon the first dosing of the first patient in a Phase III clinical trial for each Licensed Product, the Company will pay 250,000 shares of the Company’s common stock.

F.	Upon the first sale of each Licensed Product, the Company will issue 400,000 shares of the Company’s common stock.

G.	Upon the achievement of $20 Million in cumulative sales for each licensed product covered by NDAs, the Company will issue 500,000 shares of the Company’s common stock.

The Company must pay an annual license fee in the low six-figure range and mid single digit percentage royalties on the net sales of each licensed product with an annual minimum royalty payment in the low six-figure range. The Company will pay a sublicense fee between 10-20% calculated on the payments the Company receives from any such sublicense.

As part of the Patent License Agreement, the Company has the right to apply to the Food and Drug Administration (FDA) for the transfer of the orphan drug status, the investigational new drug applications (INDs), and the right to acquire the relevant clinical data set from Dr. Smith. The FDA has designated orphan drug status for the use of low dose naltrexone in the treatment of pediatric patients with Crohn’s disease and ulcerative colitis.

The Patent License Agreement calls for the formation of a Development Committee to monitor the clinical progress of the Licensed Products and will consist of independent scientific and technical leaders who are highly regarded by the scientific community in the Field of Use of each Licensed Product. The development committee consists of at least one representative from the Licensor Parties and one representative from the Company in addition to outside experts in the field.

Naltrexone in low dose is a platform immunomodulatory technology that the Company expects to clinically test in the treatment of other immune-mediated or immune-deficient diseases for which it has previously acquired additional patents.

The Company signed an exclusive licensing agreement with The Penn State Research Foundation on January 18, 2013 to license all of the intellectual property developed by Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith for the treatment of cancer titled “Opioid Growth Factor and Cancer” and “Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer” (the “Licensing Agreement”).

The patent covers methods and formulations related to the treatment and prevention of different cancers. More specifically, the present inventions describe the use of drugs that interact with opioid receptors (naltrexone, naloxone and the pentapeptide growth factor Met-enkephalin) to inhibit and arrest the growth of cancer. Endogenous opioids and opioid antagonists have been shown to play a role in stimulating and rebalancing the immune system and the healing and repair of tissues. Such efficacy has been discovered to be partially due to the functional manipulation of the zeta opioid receptor through exogenous and endogenous Met-enkephalin. This receptor has been determined to be present in a variety of cancers, including pancreatic and colon cancer.

As part of the Licensing Agreement, TNI BioTech is working to acquire the orphan drug designation (IND) and clinical data set from Dr. Jill Smith.

The Licensing Agreement calls for TNI BioTech to: (a) use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Business Plan; (b) expend a minimum of $110,000 (per annum) to develop and commercialize Licensed Products as soon as practicable, consistent with sound business practices and judgment; (c) be responsible for obtaining all requisite regulatory approvals needed to use or sell Licensed Products in the Field of Use; and (d) make the first commercial sale of a Licensed Product by December 31, 2016.

The Licensing Agreement provides that the Company must make an initial license fee of $100,000 and the issuance of 300,000 shares and an annual license maintenance fee in the low ten thousand dollar amount range. The Company will also make payments to licensor upon the achievement of certain milestone events such as initiations of Phase II or Phase III clinical trials in a low hundred thousand dollar amount, acceptance of the NDA by the FDA in a low hundred thousand amount and FDA approvals in a high hundred thousand dollar amount. The Company will issue shares upon reaching certain milestones including the issuance of a mid ten thousand amount of shares upon the first dosing of patients in clinical trials, the issuances of a low hundred thousand number of shares upon the initial sale of a licensed product and a milestone fee of a low hundred thousand share amount upon reaching sales of $20 million in cumulative sales. If the Company achieves all of the milestones, a total of $1,350,000 will be paid in milestone payments.

The Company will also pay the licensor a percentage of net sales in the mid single digit range of the licensed products each quarter subject to a minimum royalty payment in the low hundred thousand dollar range. The Company must also pay the licensor a low double digit percentage of any payments received from any sublicenses.

The Licensing Agreement calls for the formation of a Development Committee to monitor the clinical progress of the Licensed Products, which will consist of independent scientific and technical leaders who are highly regarded by the scientific community in the Field of Use of each Licensed Product.

The Licensing Agreement terminates on the expiration or abandonment of the last patent to expire or become abandoned. The Company may terminate the Licensing Agreement at any time upon 60 days’ prior written notice and ceasing to make and sell all licensed products, the termination of all sublicenses and payment of all monies owed under the Licensing Agreement. The licensor may terminate the agreement 30 days after notice to the Company if the Company is 30 days late in payment or a breach that remains uncured for 45 days after written notice of such breach.

On March 15, 2013 the Company executed a Patent License Agreement with Professor Fengping Shan.  The Company obtained exclusive rights to develop and commercialize the licensed technology.  The licensed technology is the intellectual property developed and owned by Professor Shan (i) relating to the treatment of a variety of diseases and conditions with MENK including multiple forms of lymphoma and cancer and (ii) a treatment method for humans infected with the HLTV-III (AIDS) virus including AIDS and AIDS related complex (ARC).  The licensed technology includes the methods and formulations for these treatments including but not limited to all INDs, communications with regulatory agencies, patient data, and letters relating to these treatments.  The licensed technology also includes the following patents: 200710158742.7 MENK, its application is in treating leukemia and other blood cancers; No. 200710051586.4 MENK, its application is in preparation of human and animal vaccines; No. 200610046249.1, a nasal spray formulation containing MENK; No. 201210290150.1 LDN, combined with MENK, its application is in preparation of an anticancer drug (Pending); No. 201210302259.2 LDN, combined with MENK, its application is in preparation of leukophoresis for anticancer (Pending); No. 200810229085.5 Compound MENK as a drug for colon cancer and pancreatic cancer; No. o. 200910011030.1, Naltrexone as well as analougues being anticancer drug. Under this license, the Company must issue 500,000 common shares to Prof. Shan and a $100,000 upfront license fee, and reimburse Prof. Shan for all out of pocket expenses in connection with the patents in mid five figure range. The Company will pay Prof. Shan a mid single digit percentage running royalty of gross sales subject to decreases if third party intellectual property is needed to complete such sale or product but in no event less than a high percentage of a low single digit percentage and a low single digit percentage of all sublicense revenue. This agreement shall last for the duration of each of the licensed patents however the Company may terminate the license agreement on 120 days' written notice to Professor Shan.

 TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

11. Commitments and Contingencies

Malawi Treatment Facilities

On July 14, 2012, GB Oncology and Imaging Group LTD (“GBOIG”) in partnership with TNIB signed a letter of intent agreement to collaborate with the Government of Malawi to assist in expanding the treatment of cancer, HIV/AIDS and other infectious diseases.

The Company and GB will work in connection with the government of Malawi to open and operate clinics that provide treatments for HIV/AIDS, cancer and other infectious diseases. GBOIG and TNIB expect to have the oncology and infectious disease clinic fully operational within 12 months of the signing of the Agreement, and hope to begin treatment for HIV patients within 180 days. Under the letter of intent, TNIB and GBOIG will begin by providing HIV/AIDS treatment to 25,000 patients and hopefully expanding to 500,000 within 24 months.  The Company shall contribute $1,000 in initial capital to the venture.  The Company shall be allocated 50% of the net income from the venture.  Either party may terminate the venture with 180 days’ notice to the other party prior to the one-year anniversary of the Agreement.  After the one-year anniversary, the agreement may only be terminated with 180 days' notice to the other party if the other party has breached the Agreement.

GB Oncology and Imaging Group LTD., a subsidiary of GB Energie LLC is a Washington D.C. based minority woman-owned business managed by Dr. Gloria B. Herndon. Dr. Herndon is also a director of TNI BioTech, Inc.

Open an Oncology and Infectious Disease Center in Malawi at Queen Elizabeth Central Hospital

On September 25, 2012, GB Oncology and Imaging Group LTD (“GBOIG”) in partnership with TNIB, signed an agreement with the Government of Malawi to open an outpatient clinic at Queen Elizabeth Central Hospital (in Malawi) for the treatment of cancer and infectious disease.  The duration of the Agreement shall be for 25 years with an optional 10 year renewal to be indicated by the Government of Malawi at least three  years prior to the expiration of the term.  The Government of Malawi shall bear the upfront costs for the agreement of not less than $2,500,000.

Distribution Agreement in Nigeria

Effective November 9, 2012, TNI BioTech, Inc., signed an exclusive Distribution Agreement with G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings, LLC for the Federal Republic of Nigeria. Under the terms of the Distribution Agreement, G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings LLC will have exclusive marketing and distribution rights to IRT-103 LDN and IRT-104 LDN cream in Nigeria until the end of the term of the agreement on December 31, 2017. TNIB will be responsible for the manufacture and supply of IRT-103 LDN and IRT-104 LDN cream. As part of the Distribution Agreement, G-Ex Technologies/St. Maris Pharma will provide TNIB with a revolving letter of credit for the minimum purchase of 750,000 doses monthly of IRT-103 LDN or IRT-104 LDN cream priced at $1.00 per dose.   There are no upfront fees.

The Distribution Agreement calls for G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings, LLC to purchase a minimum of 15,000,000 doses monthly within 24 months to maintain the exclusivity of the Agreement. Once G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings, LLC reach sales of 1,000,000 doses per day, TNIB has agreed to joint venture a factory in the Federal Republic of Nigeria to meet local demands.

G-Ex Technologies/St. Maris Pharma is a consortium of companies organized under the laws of the Republic of Nigeria operated by management, consultant, general pharmaceutical, clinical pharmacy and marketing executives, each with over 25 years of industry experience and well versed in the changing dynamics of the prescription and over-the-counter drug international marketplace. G-Ex Technologies/St. Maris Pharma has been actively supported by medical practice professionals in business and academia who have been involved in the management of related drug therapies for many years.

Strategic Framework Agreement with Zhongzhu Group

On October 9, 2012, the Company signed a Strategic Framework Agreement for Cooperation with the Zhongzhu Group. Under the Strategic Framework Agreement, the parties will work together to further the development of new products and conduct research and development on TNI’s licensed patented technology. Specifically, the parties aim to co-invest to develop and market products focusing on HIV, cancer and related autoimmune system therapies, develop co-ventured manufacturing facilities in China, and develop co-ventured distribution of the developed products in China and Africa.  The agreement does not have a definitive term, as each new agreement resulting from the cooperation will set forth the material terms, including, but not limited to, fees, duration and termination therein.

Supervision and Inspection of Manufacturing in Nicaragua

On April 23, 2013, the Company signed a Contract with ViPharma for the Supervision and Inspection of Manufacturing Processes as part of its negotiations for a contract for the manufacturing of LDN in a tablet, capsule and/or cream. The Contract sets out the terms and conditions under which ViPharma will carry out the services of inspecting and supervising the manufacturing and packaging processes of LDN and ensure compliance with the FDA’s good manufacturing practices and the Company’s specifications. ViPharma will carry out its obligations in whatever Latin American country the Company ultimately decides to manufacture LDN within. Under the Contract, ViPharma has the exclusive rights to supervise and inspect all manufacturing processes of LDN in Latin America. The Contract began on April 23, 2013 and has a duration of 10 years, with automatic renewal every 5 years thereafter unless either party is in breach of the contract or either party terminates the agreement, without cause, with 90-days’ written notice. In the event of a breach by either party, the non-breaching party must give notice to the breaching party and the breaching party has a 45-day period to cure.

Operating Leases

The Company leases office space in Bethesda, Maryland and Orlando, Florida under a month-to-month lease agreement. Rental expense for the years ended December 31, 2012 and 2011 was $10,303 and $0, respectively.

 TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

12. Related Party Transactions

Effective September 15, 2012, TNI BioTech, Inc. entered into a one-year employment agreement with Joseph Griffin, the brother of the Company's Chief Executive Officer, in which base salary, the grant of a common stock, and health insurance coverage were defined.  As a signing bonus, Mr. Griffin received 250,000 shares of restricted common stock of the Company.  During the year ended December 31, 2012, the Company paid cash compensation totaling $11,146.  There were no compensation payments to Mr. Griffin in 2011.

In 2012, Webfoot, Inc., provided financing to the Company and as of December 31, 2012, the Company owed Webfoot, Inc., $121,128. Webfoot, Inc., is owned by the son of Noreen Griffin.  On February 21, 2013, the Company entered into a formal loan agreement to evidence the amount owed on December 31, 2012.  The loan bears interest at an annual rate of 6%.  The interest is repayable at maturity. The note matures on February 21, 2014.

In 2012, Noreen Griffin made payments on the Company's behalf covering the costs of incorporation and merger-related expenses.  At December 31, 2012, the Company owed Ms. Griffin $30,000.  On February 13, 2013, the Company entered into a formal loan agreement to evidence repayment of the amount owed on December 31, 2012.  The loan bears interest at an annual rate of 6%. The interest is repayable at maturity.

In 2012, Griffin Enterprises, Inc. made payments on the Company's behalf covering the cost of incorporation and merger-related expenses.  Griffin Enterprises, Inc. is wholly owned by Noreen Griffin.  At December 31, 2012, the company owed Griffin Enterprises, Inc. $46,000.  On February 13, 2013, the Company entered into a formal loan agreement to evidence repayment of the amount owed on December 31, 2012.  The loan bears interest at an annual rate of 6%. The interest is repayable at maturity.

13. Subsequent Events

The Company evaluated events that occurred subsequent to December 31, 2012 through April 9, 2013, the date the financial statements were available to be issued.

Related Party Transaction

On January 3, 2013, the Company formalized the terms under which Kelly O’Brien Wilson, the daughter-in-law of the Company's Chief Executive Officer has been employed. Ms. Wilson had been working with the Company in 2012 and her three-year employment agreement is effective as of December 1, 2012. The terms of the agreement define her base salary, a grant of a common stock, and health insurance coverage.  As a signing bonus, Ms. Wilson is entitled to receive 50,000 shares of common stock of the Company.  During the year ended December 31, 2012, the Company paid cash compensation totaling $4,035. There were no compensation payments to Ms. Wilson in 2011.

On March 15, 2013 the Company executed a Patent License Agreement with Professor Fengping Shan.  The Company obtained exclusive rights to develop and commercialize the licensed technology.  The licensed technology is the intellectual property developed and owned by Professor Shan (i) relating to the treatment of a variety of diseases and conditions with MENK including multiple forms of lymphoma and cancer and (ii) a treatment method for humans infected with the HLTV-III (AIDS) virus including AIDS and AIDS related complex (ARC).  The licensed technology includes the methods and formulations for these treatments including but not limited to all INDs, communications with regulatory agencies, patient data, and letters relating to these treatments.  The licensed technology also includes the following patents: 200710158742.7 MENK, its application is in treating leukemia and other blood cancers; No. 200710051586.4 MENK, its application is in preparation of human and animal vaccines; No. 200610046249.1, a nasal spray formulation containing MENK; No. 201210290150.1 LDN, combined with MENK, its application is in preparation of an anticancer drug (Pending); No. 201210302259.2 LDN, combined with MENK, its application is in preparation of leukophoresis for anticancer (Pending); No. 200810229085.5 Compound MENK as a drug for colon cancer and pancreatic cancer; No. o. 200910011030.1, Naltrexone as well as analougues being anticancer drug. This agreement shall last for the duration of each of the licensed patents however the Company may terminate the license agreement on 120 days' written notice to Professor Shan.

Commissioned Processing Contract, Addendum to Venture Cooperation and Strategic Framework Agreement

The Company signed a Commissioned Processing Contract, Addendum to Venture Cooperation and Strategic Framework Agreement with Hubei Qianjiang Pharmaceutical Co., LTD (“HBQ”) on February 24, 2013. Under the Commissioned Processing Contract, HBQ will manufacture low dose Naltrexone for TNI. The Addendum to Venture Cooperation expands the scope of the originally executed agreement in October to include clinical trials on pancreatic and liver cancer. Under the Strategic Framework Agreement, the parties will work together to further the research and development and marketing of new products. Specifically, the parties aim to co-invest to develop and market products focusing on HIV-AIDS and develop co-ventured distribution of the developed products in China, Central America, South America, Africa and the United States.

 TNI BioTech, Inc.
Notes to the Financial Statements
December 31, 2012 and 2011

Common Stock Purchase Warrant Exercises

The Company made an offer to the holders of Common Stock Purchase Warrants issued in the Company’s 2012 Private Placement offering a reduced exercise price of $0.75 per share if they exercised by the deadline, which was subsequently extended to March 22, 2013.

Warrant holders purchased a total of 1,180,434 shares at the reduced exercise price of $0.75 per share for a total for $885,326.

Under the terms of the exercise, warrant holders exercising at the Reduced Warrant Price newly-issued five-year Common Stock Purchase Warrants with an exercise price of $15 per share (the “Series C Warrants”). The number of shares purchasable under the Series C Warrants will equal 25% the total number of shares exercised at the Reduced Warrant Price.

The following is a schedule of shares issued subsequent to year-end.

Shares

Shares issued for services	5,533,000
Shares issued to Penn State University	300,000
Shares issued for the LDN Smith Patents	300,000
Shares issued to Foundation	100,000
Shares issued for debt	545,833
Shares issued for promissory notes	60,000
Shares issued for warrant exercise	1,180,434
Shares issued to Founders	1,500,000
9,519,267

TNI BIOTECH, INC.
BALANCE SHEET
Unaudited

	March 31, 2013	December 31, 2012
ASSETS
Current Assets:
Cash and cash equivalents	$176,246	$313,095
Prepaids and Other Current assets	130,000	-
Total current assets	306,246	313,095

Fixed Assets:
Computer equipment, net of accumulated depreciation
of $238 and $118 respectively	1,994	944

Intangible Assets:
Patents and licenses, net of amortization
of $2,266,238 and $1,570,114, respectively	20,702,685	18,688,270

Deposits	10,528	24,928

Total assets	$21,021,453	$19,027,237

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	$362,374	$286,698
Payable to officer	76,000	76,000
Accrued liabilities	559,388	427,211
Current portion patent liability	200,000	200,000
Notes payable	619,697	432,363

Total current liabilities	1,817,459	1,422,272

Non-current Liabilities:
Notes payable related party	121,128	121,128
Long-term portion patent liability	68,333	140,000
Total non-current liabilities	189,461	261,128

Total Liabilities	2,006,920	1,683,400

Stockholders' Equity:
Common stock - par value $0.001; 500,000,000 shares authorized;
53,508,635 and 45,489,368 shares issued and outstanding as of March 31, 2013 and December 31, 2012 respectively	53,508	45,489
Additional paid in capital	247,558,786	196,632,775
Stock issuances due	1,120,960	3,690,960
Prepaid services	(38,086,431)	(6,082,771)
Accumulated deficit	(191,632,290)	(176,942,616)

Total stockholders' equity	19,014,533	17,343,837
Total liabilities and stockholders' equity	$21,021,453	$19,027,237

The accompanying notes are an integral part of these condensed financial statements.

TNI BIOTECH, INC.
STATEMENTS OF OPERATIONS
(Unaudited)

	THREE MONTHS ENDED
	March 31, 2013	March 31,2012

Revenues, net	$-	$-

Operating expenses:
Selling, general and administrative	7,702,170	-
Research and development expense	2,980,101	-
Depreciation and amortization expense	698,995	-
Total operating expenses	11,381,266	-

Loss from operations	(11,381,266)	-

Other income (expense):
Interest expense	(239,912)	(6,751)
Loss on settlement of debt	(3,068,496)
Total other income (expense)	(3,308,408)	(6,751)

Loss from continuing operations	(14,689,674)	(6,751)

Gain (loss) from discontinued operations	-	7,348

Net Income (loss)	$(14,689,674)	$597

Basic and diluted loss per share:
Loss from continuing operations	$(0.29)	$(0.06)
Gain (loss) from discontinued operations	-	0.07
	$(0.29)	$0.01

Weighted average number of shares outstanding	49,983,416	113,644

The accompanying notes are an integral part of these condensed financial statements.

TNI BIOTECH, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
FOR THE QUARTER ENDED MARCH 31, 2013 AND THE YEARS ENDED DECEMBER 31, 2012, and 2011
(Unaudited)

	Common Stock		Additional Paid	Stock to	Prepaid	Accumulated
	Shares	Amount	in Capital	Be Issued	Services	Deficit	Total

Balance, December 31, 2010 as originally reported	113,644,000	$113,644	$892,073	$-	$-	$(1,827,471)	$(821,754)

Effect of reverse stock split	(113,530,356)	(113,530)	113,530	-	-	-	-

Adjusted balance, December 31, 2010	113,644	114	1,005,603	-	-	(1,827,471)	(821,754)

Net loss	-	-	-	-	-	(125,655)	(125,655)

Balance, December 31, 2011	113,644	114	1,005,603	-	-	(1,953,126)	(947,409)

Issuance of common stock for services	6,966,800	6,967	9,150,053	-	-	-	9,157,020

Issuance of common stock - dividend	1,182,474	1,182	(1,182)	-	-	-	-

Issuance of common stock in exchange for debt	2,901,450	2,901	22,472,407	-	-	-	22,475,308

Issuance of common stock for Acquisition of TNI BioTech IP including Plotnikoff Patent	20,250,000	20,250	113,985,750	-	-	-	114,006,000

Issuance of common stock for prepaid services	6,790,000	6,790	23,080,460	-	(23,087,250)	-	-

Amortization of prepaid services	-	-	-		17,004,479	-	17,004,479

Issuance of common stock for cash	7,285,000	7,285	1,129,215	-	-	-	1,136,500

Issuance of warrants for inducement of sale of common stock	-	-	25,810,469	-	-	-	25,810,469

Shares to be issued for patents and licenses	-	-	-	3,687,000	-	-	3,687,000

Shares to be issued for services	-	-	-	3,960	-	-	3,960

Net loss	-	-	-	-	-	(174,989,490)	(174,989,490)

Balance, December 31, 2012	45,489,368	45,489	196,632,775	3,690,960	(6,082,771)	(176,942,616)	17,343,837

Issuance of common stock for prepaid services	5,533,000	5,533	39,559,867	-	(39,565,400)	-	-

Amortization of prepaid services	-	-	-	-	7,561,740	-	7,561,740

Issuance of common stock for Jill Smith/LDN license	300,000	300	2,714,700	(2,715,000)	-	-	-

Issuance of common stock for Penn State License	300,000	300	2,549,700	-	-	-	2,550,000

Issuance of common stock issued for charitable donation	100,000	100	749,900	-	-	-	750,000

Issuance of common stock in exchange for debt	545,833	546	3,129,616	-	-	-	3,130,162

Issuance of common stock for loan expenses	60,000	60	272,190	-	-	-	272,250

Issuance of common stock for cash	1,180,434	1,180	884,144	-	-	-	885,324

Common stock to be issued for cash	-	-	-	145,000	-	-	145,000

Issuance of warrants for common stock	-	-	1,065,894	-	-	-	1,065,894

Net loss	-	-	-	-	-	(14,689,674)	(14,689,674)

Balance, March 31, 2013	53,508,635	$53,508	$247,558,786	$1,120,960	$(38,086,431)	$(191,632,290)	$19,014,533

The accompanying notes are an integral part of these condensed financial statements.

TNI BIOTECH, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED
	March 31, 2013	March 31, 2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(14,689,674)	$597
(Gain) loss from discontinued operations	-	(7,348)
Loss from continuing operations	(14,689,674)	(6,751)

Adjustments to reconcile loss from continuing operations to
net cash flows used in operating activities:
Depreciation	120	-
Amortization	696,124	-
Stock issued for services	7,561,740	-
Loss on settlement of debt	3,068,496	-
Stock warrant expense	1,065,894	-
Stock issued for donation	750,000	-
Stock issued for interest	232,250	-
Changes in operating assets and liabilities:
Accrued liabilities	132,177	6,751
Prepaid expenses and deposits	(75,600)	-
Accounts payable	75,676	-
Net cash used in operating activities
from continuing operations	(1,182,797)	-

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of computer equipment	(1,170)	-
Purchase of Penn State License	(160,539)	-
Net cash used in investing activities
from continuing operations	(161,709)	-

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from exercise of stock options	735,326	-
Proceeds from sale of stock	294,998	-
Proceeds from notes payable	249,000	-
Payments made on patent liability	(71,667)	-

Net cash provided by financing activities
from continuing operations	1,207,657	-

CASH FLOWS FROM DISCONTINUED OPERATIONS
Net cash provided by operating activities	-	-

Increase (decrease) in cash	(136,849)	-
Cash, beginning of period	313,095	12
Cash, end of period	$176,246	$12

The accompanying notes are an integral part of these condensed financial statements.

TNI BIOTECH, INC.
STATEMENTS OF CASH FLOWS
(Unaudited)

	THREE MONTHS ENDED
	March 31,2013	March 31, 2012

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:

Cash paid for interest	$-	$-

SUPPLEMENTAL DISCLOSURES OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Conversion of debt and accrued interest to common stock	$61,666	$-

Common Shares issued for Penn State License	$2,550,000	$-

Common shares issued for prepaid services	$39,565,400	$-

The accompanying notes are an integral part of these condensed financial statements.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

1. Organization and Description of Business

TNI BioTech, Inc. (the “Company” or “TNIB”) was initially incorporated in Florida on December 2, 1993 as Resorts Clubs International, Inc. (“Resorts Club”). It was formed to manage and market golf course properties in resort markets throughout the United States. Galliano International Ltd. (“Galliano”) was incorporated in Delaware on June 27, 1998. The Company began trading in November 1999 through the filing of a 15C-211. On November 3, 2004, Galliano merged with Resorts Club International, Inc. Resorts Club was the surviving corporation. On August 10, 2010, Resorts Club changed its name to pH Environmental Inc (“pH Environmental”). On April 23, 2012, pH Environmental completed a name change to TNI BioTech, Inc., and on April 24, 2012 pH Environmental executed a share exchange agreement for the acquisition of all of the outstanding shares of TNI BioTech, Inc.

TNI BioTech is a biopharmaceutical company focused on developing and commercializing therapeutics to treat cancer, HIV/AIDS and autoimmune diseases by combating these chronic and often life-threatening diseases through the activation and rebalancing of the body’s immune system. The Company has been developing active and adoptive forms of immunotherapies through the acquisition of patents, INDs (investigational new drug) and clinical data and all proprietary technical information, know-how, procedures, protocols, methods, prototypes, designs, data and reports, which are not readily available to others through public means, and which are owned, generated or developed through experiments or testing by Dr. Plotnikoff, Professor Shan, Dr. Bernard Bihari, Dr. Ian Zagon, Dr. Jill Smith, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky. The Company currently has offices in Bethesda, Maryland and Orlando, Florida.

Going Concern

The Company has incurred significant net losses since inception and has relied on its ability to fund its operations through private equity financings. Management expects operating losses and negative cash flows to continue at more significant levels in the future. As the Company continues to incur losses, transition to profitability is dependent upon the successful development, approval, and commercialization of its product candidate and achieving a level of revenues adequate to support the Company’s cost structure. The Company may never achieve profitability, and unless and until it does, the Company will continue to need to raise additional cash. Management intends to fund future operations through additional private or public debt or equity offerings, and may seek additional capital through arrangements with strategic partners or from other sources. Based on the Company’s operating plan, existing working capital at March 31, 2013 was not sufficient to meet the cash requirements to fund planned operations through March 31, 2014 without additional sources of cash. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include adjustments that might result from the outcome of this uncertainty. This basis of accounting contemplates the recovery of the Company’s assets and the satisfaction of liabilities in the normal course of business.

The Company has experienced a net loss from operations of $14,689,674 and has used cash and cash equivalents for operations in the amount of $1,182,797 during the three months ended March 31, 2013, resulting in stockholders’ equity of $19,014,533.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”), as amended for interim financial information.

The financial information as of December 31, 2012 is derived from the audited financial statements presented in the Company’s Form 10 Registration Statement filed with the Commission on April 22, 2013 for the year ended December 31, 2012. The unaudited interim consolidated financial statements should be read in conjunction with the Company’s Form 10 Registration Statement, which contains the audited financial statements and notes thereto, together with Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the years ended December 31, 2012 and 2011.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management’s opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the three months ended March 31, 2013 are not necessarily indicative of results for the full fiscal year.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

Use of Estimates

The preparation of the Company’s financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from such estimates.

Cash, Cash Equivalents, and Short-Term Investments

The Company considers all highly liquid investments with original maturities at the date of purchase of three months or less to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposits, commercial paper and U.S. government and U.S. government agency obligations. Cash equivalents are reported at fair value.

Marketable securities with original maturities greater than three months and less than one year are considered to be short-term investments. Short-term investments are reported at fair market value and unrealized gains and losses are included as a separate component of stockholders’ equity (deficit). Realized gains, realized losses, the amortization of premiums and discounts, interest earned and dividends earned are included in other income (expense). The cost of investments for purposes of computing realized and unrealized gains and losses is based on the specific identification method. Investments with maturities beyond one year are classified as long-term. A decline in the market value of a security below its cost value that is deemed to be other than temporary is charged to earnings, and results in the establishment of a new cost basis for the security.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are primarily cash and cash equivalents. The Company is exposed to credit risk, subject to federal deposit insurance, in the event of a default by the financial institutions holding its cash and cash equivalents to the extent of amounts recorded on the balance sheets.

Segment and Geographic Information

Operating segments are defined as components of an enterprise about which separate discrete information is available for evaluation by the chief operating decision maker, or decision making group, in deciding how to allocate resources and in assessing performance. The Company views its operations and manages its business in one operating segment and does not segment the business for internal reporting or decision making.

Fair Value of Financial Instruments

In accordance with the reporting requirements of Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 825, “Financial Instruments”, the Company calculates the fair value of its assets and liabilities which qualify as financial instruments under this standard and includes this additional information in the notes to the financial statements when the fair value is different than the carrying value of those financial instruments.  Cash, patents and license, accounts payable, payable to officer, patent liability and net liabilities of discontinued operations are accounted for at cost which approximates fair value due to the relatively short maturity of these instruments.   The carrying value of notes payable and notes payable related party also approximate fair value since they bear market rates of interest and other terms.  None of these instruments are held for trading purposes.

Property and Equipment

Property and equipment are stated at cost, less accumulated depreciation. Depreciation is determined on a straight-line basis over the estimated useful lives of the assets, which generally range from three to five years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the term of the related lease. Maintenance and repairs are charged against expense as incurred. Depreciation expense from continuing operations for the three months ended March 31, 2013 and 2012 was $120 and $0, respectively.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

Intangible Assets

Costs incurred to acquire and/or develop the Company’s product licenses and patents are capitalized and amortized by straight-line methods over estimated useful lives of seven to sixteen years. Intangible assets are stated at the lower of cost or estimated fair market value.  During the three months ended March 31, 2013, the Company capitalized $2,710,539 of such costs incurred for the acquisition of the Company’s patents. (See Note 10 of the Company’s Form 10 Registration Statement).  Amortization expense for the three months ended March 31, 2013 and 2012 was $696,124 and $0, respectively.  The Company estimates its amortization expense related to these assets will approximate $2,600,000 each year for the next five years.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable as prescribed by ASC Topic 360-10-05, “Property, Plant and Equipment” (formerly SFAS No. 144 “Accounting for the Impairment of Long-Lived Assets”). If the carrying amount of the asset, including any intangible assets associated with that asset, exceeds its estimated undiscounted net cash flow, before interest, the Company will recognize an impairment loss equal to the difference between its carrying amount and its estimated fair value.  No impairment losses were recognized for the three months ended March 31, 2013.

Research and Development Costs

Research and development costs are charged to expense as incurred and are typically comprised of salaries and benefits, pre-clinical studies, clinical trial activities, drug development and manufacturing, fees paid to consultants and other entities that conduct certain research and development activities on the Company’s behalf and third-party service fees, including clinical research organizations and investigative sites. Costs for certain development activities, such as clinical trials are recognized based on an evaluation of the progress to completion of specific tasks using data such as patient enrollment, clinical site activations, or information provided by vendors on their actual costs incurred. Payments for these activities are based on the terms of the individual arrangements, which may differ from the pattern of costs incurred, and are reflected in the financial statements as operating expenses.

Income Taxes

The Company follows FASB ASC Topic 740, “Income Taxes”, which requires recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax assets and liabilities are based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance to the extent management concludes it is more likely than not that the asset will not be realized. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The standard addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under ASC Topic 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the tax authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such a position should be measured based on the largest benefit that has a greater than fifty percent likelihood of being realized upon ultimate settlement. ASC Topic 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. At the date of adoption, and as of March 31 2013, the Company does not have a liability for unrecognized tax uncertainties.

The Company’s policy is to record interest and penalties on uncertain tax positions as income tax expense. As of March 31, 2013, the Company has no accrued interest or penalties related to uncertain tax positions.

Stock-Based Compensation and Issuance of Stock for Non-Cash Consideration

The Company measures and recognizes compensation expense for all share-based payment awards made to employees and directors, including employee stock options, based on estimated fair values equaling either the market value of the shares issued or the value of consideration received, whichever is more readily determinable. The majority of the non-cash consideration pertains to services rendered by consultants and others and has been valued at the estimated value of the services to be provided on the dates issued.

The Company’s accounting policy for equity instruments issued to consultants and vendors in exchange for goods and services follows the provisions of ASC Topic 505-50, “Equity-Based Payments to Non-Employees.” The measurement date for the fair value of the equity instruments issued is determined at the earlier of (i) the date at which a commitment for performance by the consultant or vendor is reached or (ii) the date at which the consultant or vendor’s performance is complete.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

Net Loss per Share

Basic net loss per share is calculated by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, without consideration for common stock equivalents. Diluted net loss per share is calculated by dividing the net loss by the weighted-average number of common share equivalents outstanding for the period determined using the treasury-stock method and the if-converted method. Dilutive common stock equivalents are comprised of common stock purchase warrants and options outstanding. For all periods presented, there is no difference in the number of shares used to calculate basic and diluted shares outstanding due to the Company’s net loss position.

Recent Accounting Standards

For the three months ended March 31, 2013, there were several new accounting pronouncements issued by the Financial Accounting Standards Board.  Each of these pronouncements, as applicable, has been or will be adopted by the Company.  Management does not believe the adoption of any of these accounting pronouncements has had or will have a material impact on the Company’s financial statements.

3. Promissory Notes

On March 11, 2013 the Company issued four short-term promissory notes to third party investors totaling $249,000. Under the terms of the notes, the Company was required to issue a total of 25,000 shares of restricted common stock to the note holders as loan origination fees. The notes matured on March 25, 2013. Under the terms of the notes, if the loans were not repaid, the note holders would collectively receive 25,000 shares of restricted common stock on the maturity date and every 30 days thereafter that the notes remain unpaid. On April 25, 2013 the Company issued a total 50,000 shares of its restricted common stock to the noteholders for the two defaults on March 25, 2013 and April 25, 2013.

The Company has an outstanding note payable to K-C Operations (an unrelated party) issued on October 15, 2009. The balance as of March 31, 2013 and December 31, 2012 was $338,833 and $398,000, respectively. The note matured on October 31, 2010 and accrues interest at a rate of 6% per annum and is convertible to shares of common stock at a rate of $0.20 per share.

The Company has an outstanding note payable to Robert Johnson (former officer and director) issued on September 30, 2006 with a balance as of March 31, 2013 and December 31, 2012 of $21,547 and $21,547, respectively. The note matured on September 30, 2007 and is convertible to shares of common stock at a rate of $0.20 per share.

The Company has an outstanding note payable to Lexicon (an unrelated party) issued on January 15, 2009.  The note is due upon demand.  The balance as of March 31, 2013 and December 31, 2012 was $10,317 and $12,817, respectively.  The note bears an interest rate of 6% per annum and is convertible to shares of common stock at a rate of $0.01 per share.

During the quarter ending March 31, 2013, the Company issued 545,833 shares of common stock for the retirement of $61,667 of promissory notes payable and accrued interest.  The Company recognized a loss on conversion of the above debt of $3,068,495 and $0 in the three months ending March 31, 2013 and 2012 respectively.

4. Capital Structure—Common Stock and Common Stock Purchase Warrants

Each holder of common stock is entitled to vote on all matters and is entitled to one vote for each share held. No holder of shares of stock of any class shall be entitled as a matter of right to subscribe for or purchase or receive any part of any new or additional issue of shares of stock of any class, or of securities convertible into shares of stock or any class, whether now hereafter authorized or whether issued for money, for consideration other than money, or by way of dividend.

As of March 31, 2013 and March 31, 2012, the Company was authorized to issue 500,000,000 common shares at a par value of $0.001 per share.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

On March 18, 2012, the Company effected a 1 for 1000 reverse stock split of the Company’s common stock, resulting in a reduction of the number of shares outstanding of the Company from approximately 113,644,000 to approximately 113,644.  Persons holding less than 1000 shares of common stock received one share of common stock.  The rights and privileges of the holders of shares of common stock were substantially unaffected by the reverse stock split. All issued and outstanding options, warrants and convertible securities were appropriately adjusted for the reverse stock split automatically on the effective date of the reverse stock split, and have been presented retroactively in the financial statements.

As of March 31, 2013 and December 31, 2012 the Company had 53,508,635 and 45,489,368 shares of common stock outstanding respectively.

The Company on April 12, 2012 issued a one-time dividend of 1,182,474 shares to the existing shareholders of TNI BioTech, Inc., with a record date of April 23, 2012.  No dividends were issued in the three months ending March 31, 2013.

The Company acquired TNI BioTech IP, Inc., for 20,250,000 shares as part of a share exchange agreement on April 24, 2012.  There were no acquisitions for shares in the three months ending March 31, 2013.

During 2012, the Company issued 7,260,000 shares of common stock for cash totaling $1,134,000 to unrelated third party investors.  The common stock was issued with 144 restrictions.  The fair market value for the common stock using the prices reported on the OTC market was $23,345,550 which resulted in a “discount” of $22,211,550.  However, the trading volume was limited and the Company was not able to find an investor (or group of investors) willing to pay the trading value as reported on the OTC Market shares for a block of restricted shares and the price had to be lowered in order to raise the capital needed by the Company for operations.  Additionally, the Company also issued 7,260,000 warrants as an inducement for the sale of common stock.  The fair market value of the warrants was calculated using the Black Scholes model and was expensed when issued. The common stock purchase warrants for the purchase of up to 7,260,000 shares of common stock are exercisable at prices ranging from $1.00 - $1.50.

Stock Warrants

In the three months ended March 31, 2013, the Company issued common stock purchase warrants for the purchase of up to 295,109 shares of common stock of the Company at an exercise price $15.00 per share.  The warrants expire between January and March 2018.

Fair value of $1,065,894 was calculated using the Black-Scholes Model. Variables used in the Black-Scholes option-pricing model during the three months ended March 31, 2013, include (1) 0.77% discount rate, (2) warrant life is the expected remaining life of the options as of each year end, (3) expected volatility recorded during the three months ended March 31, 2013, related to these options.

The Company made an offer to the holders of Common Stock Purchase Warrants issued in the Company’s 2012 Private Placement offering a reduced exercise price of $0.75 per share if they exercised by the deadline, which was subsequently extended to March 22, 2013. During the first quarter of 2013, the Company issued 1,180,434 shares of its restricted common stock through common stock purchase warrant exercises. The warrants were exercised at a price of $0.75 per share and the Company received proceeds of $885,325 for equity from the exercise of the warrants.

Under the terms of the exercise, warrant holders exercising at the Reduced Warrant Price were issued new five-year Common Stock Purchase Warrants with an exercise price of $15.00 per share (the “Series C Warrants”). The number of shares purchasable under the Series C Warrants equals 25% of the total number of shares exercised at the Reduced Warrant Price. The Company issued 295,109 Series C Warrants during the three months ended March 31, 2013.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

Following is a summary of outstanding stock warrants at March 31, 2013 and December 31, 2012 and activity during the periods then ended:

	Number of Shares	Exercise Price	Weighted Average Price
Warrants as of December 31, 2012	7,260,000	$1.00 – 1.50	$1.02

Issued in 1st quarter of 2013	295,109	$15.00	$15.00

Expired	-	-	-

Exercised	980,434	$0.75	$0.75

Warrants as of March 31, 2013	6,574,675	$1.00 – 15.00	$1.66

Summary of outstanding warrants as of March 31, 2013:

Expiration Date	Number of Shares	Exercise Price	Remaining Life (years)
2013	-	-	-
2014	-	-	-
2015	-	-	-
2016	-	-	-
September 2017	2,281,666	$1.00-1.50	4.2
October 2017	2,265,000	$1.00	4.3
November 2017	1,732,900	$1.00 – 1.50	4.4
December 2017	-	$-	-
January 2018	167,084	$15.00	4.6
February 2018	127,27	$15.00	4.7
March 2018	5 750	$15.00	4.8
5. Stock Compensation

Founders’ Shares and Shares Issued for Services

During the three months ended March 31, 2013, the Company issued 5,533,000 shares of common stock for prepaid services, which included founder shares.  The Company valued these shares based upon the fair market value of the common stock at the date of the agreements.  The consulting fees are amortized over the contract periods, which are typically twelve months.  The Company recognized an expense from common stock issued for services of  $39,565,400 and $0 for the three months ended March 31, 2013 and 2012, respectively. The amortization of prepaid services totaled $7,561,740 and $0 for the three months ended March 31, 2013 and 2012, respectively.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

6. Income Taxes - Results of Operations

There was no income tax expense reflected in the results of operations for the three months ended March 31, 2013.

Deferred tax assets reflect the net income tax effect of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income taxes.

Deferred tax assets:	As of March 31, 2013	As of December 31, 2012

Net operating losses	$31,218,000	$26,223,000
Valuation allowance	31,218,000	(26,223,000)

Total deferred tax assets	$-	$-

The Company has recognized no tax benefit for the losses generated for the three months ended March 31, 2013 and the year ended December 31, 2012. ASC Topic 740 requires that a valuation allowance be provided if it is more likely than not that some portion or all of a deferred tax asset will not be realized. The Company’s ability to realize the benefit of its deferred tax asset will depend on the generation of future taxable income. Because the Company has yet to recognize revenue, we believe that the full valuation allowance should be provided.

Our effective tax rate for fiscal years 2011 and 2012 was 0%. Our tax rate can be affected by recurring items, such as tax rates in foreign jurisdictions and the relative amount of income we earn in jurisdictions. It may also be affected by discrete items that may occur in any given year, but are not consistent from year to year.

As of December 31, 2012, we have estimated federal and state income tax net operating loss (“NOL”) carry-forwards of $98,700,000, which will expire in 2031-2032. $32,897 of which is the allowable carry forward amount pursuant to 26 USC § 382.

	March 31, 2013		March 31, 2012
	Amount	Percent	Amount	Percent
Benefits for income tax at federal statutory rate	$4,995,000	34%	$200	34%
Change in valuation allowance	(4,995,000)	(34)	$-	-
Other	-		(200)	(34)
	$-	-%	$-	-%

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

7. Discontinued Operations

In April 2012, TNI BioTech, Inc., divested itself of certain assets and liabilities related to its previous activities in the hospitality business (“Resorts Club”) by transferring them to Resorts Club International Corporation Georgia.  Accordingly, the operations of that business have been reflected as discontinued operations in the financial statements.

The result of this transfer was a Gain from Discontinued Operations in 2012 of $231,356. This transfer is not expected to affect the cash flow of the remaining operations.

These financial statements reflect the results of Resorts Club as a discontinued operation for all periods presented.

The net sales and earnings of discontinued operations were as follows:

	Three Months Ended March 31,	Three Months Ended March 31,
	2013	2012

Net Sales	0	0

Earnings before Income Taxes	0	7,348

Income Taxes	0	0

Net Earnings from Discontinued Operations	0	7,348

Cash flows from operating and investing activities of discontinued operations for the three months ended March 31, 2013 and 2012 were $0 and ($6,751), respectively.

8. Licenses and Supply Agreements

Patent and Subsidiary Acquisition

The Company entered into a share exchange agreement April 24, 2012 to acquire all of the outstanding shares of TNI BioTech IP, Inc., (“TNI IP”) a biotechnology firm incorporated in Florida formed to acquire patents related to the treatment of cancer and HIV/AIDS and autoimmune diseases, using Met-enkephalin (“MENK”) and Naltrexone (“LDN”). The goal of TNI IP’s management is to enable mankind and civilization to combat fatal diseases by activating and mobilizing the body’s own immune system using TNI IP’s patented use of MENK.

The first patents acquired by TNI IP were acquired from Dr. Nicholas P. Plotnikoff and Professor Fengping Shan in 2012.  Dr. Plotnikoff and Dr. Shan have been specializing in research activities directed toward the study of cytokines, which are hormones naturally produced by the immune system. The primary cytokine, among many others currently being studied by TNI IP, is MENK.  The Company is focused on the treatment of cancer, HIV/AIDS and other infectious diseases through the use of our lead compounds.

TNI IP changed its name from TNI BioTech, Inc., to TNI BioTech IP, Inc. on April 23, 2012.  TNI BioTech IP, Inc., is the wholly-owned subsidiary of the Company. TNI IP was acquired in exchange for 20,250,000 shares of the Company’s common stock of which 8,000,000 shares were issued to Dr. Plotnikoff for the acquisition of the patent and the remaining 12,250,000 shares were issued to the founders of TNI IP in exchange for all of their right, title and interest in their TNI IP shares. The goodwill arising on the acquisition of TNI BioTech IP, Inc. was valued at $98,000,000 and license agreements arising from the acquisition of TNI BioTech IP, Inc. was valued at $16,006,000.

At the time of the acquisition, the valuation of goodwill and other intangible assets were determined using the fair market price for the Company’s common stock which were exchanged for shares of TNI BioTech IP, Inc.  In the fourth quarter of 2012, the Company performed an annual valuation to determine whether any goodwill or intangible assets that had been acquired by the Company were impaired. The result of this valuation was that material impairments were identified. The Company recognized an impairment of the goodwill arising on the acquisition of TNI BioTech IP, Inc. of $98,000,000.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

Patent License Agreements

On August 13, 2012, the Company signed a License Agreement with Ms. Jacqueline Young for the intellectual property developed by Dr. Bernard Bihari relating to treatments with opioid antagonists such as naltrexone and Met-enkephalin for a variety of diseases and conditions including malignant lymphoma, chronic lymphocytic leukemia, Hodgkin’s lymphoma, and non-Hodgkin’s lymphoma, chronic herpes virus infections, chronic herpes viral infections such as chronic genital herpes caused by the herpes simplex virus Type 2 and chronic infections due to the Epstein-Barr virus and a treatment method for humans infected with HTLV-III (AIDS) virus including patients clinically diagnosed as suffering from AIDS and those suffering from AIDS-related complex (ARC).  The Bihari patents were acquired in exchange for 540,000 shares of the Company’s common stock with a fair market value of $972,000 and assumed liabilities of $400,000 which is payable to Ms. Young over a twenty-four month period in equal installments to reimburse her for the costs of a New York city office in accordance with the patent license agreement.  The patent liability at December 31, 2012 totaled $340,000. The cost of the patent totaled $1,372,000.  Additionally, the Company will pay the licensor a royalty payment of 1% of gross MENK sales and pay a 1% sublicense fee on any sublicense revenue.

On December 24, 2012, the Company signed an agreement for the acquisition of patent rights for the intellectual property of Dr. Jill Smith and LDN Research Group, LLC (the “Patent License Agreement”), whose members are Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Moshe Rogosnitzky and orphan drug designation by the FDA to a novel late-stage drug, trademarked “LDN,” for the treatment of Pediatric Crohn’s Disease. The patent covers methods and formulations for treatment of the inflammatory and ulcerative diseases of the bowel, using naltrexone in low doses as an opioid antagonist. Endogenous opioids and opioid antagonists have been shown to play a role in stimulating and rebalancing the immune system and the healing and repair of tissues. These patents were acquired in exchange for 300,000 shares of the Company’s common stock with a fair market value of $2,715,000 and payment of $165,384 (consisting of the initial license fee of $100,000 and expenses of $65,384), which totaled $2,880,384. The Company is also required to pay an annual license fee of $100,000 and a minimum annual royalty of $100,000.

In partial consideration of the Patent License Agreement, the Company agreed to pay to the members the applicable milestone payments listed below after substantial achievement of each milestone event is achieved by the Company, its Affiliates or Sublicensees.

A.	Upon initiation of each phase III trial, the Company will pay $350,000.
B.	Upon positive completion of each phase III clinical trial of the therapeutic use of an LDN compound in the field of Use, the Company will pay $150,000.
C.	When an NDA is accepted for review by the FDA, the Company will pay $250,000.
D.	When FDA approval to market the NDA is approved, the Company will pay $750,000.
E.	Upon the first dosing of the first patient in a phase III clinical trial for each Licensed Product, the Company will pay 250,000 shares of the Company’s common stock.
F.	Upon the first sale of each Licensed Product, the Company will issue 400,000 shares of the Company’s common stock.
G.	Upon the achievement of $20 Million USD in cumulative sales for each licensed product covered by NDAs, the Company will issue 500,000 shares of the Company’s common stock.

As part of the Patent License Agreement, TNI BioTech has the right to apply to the Food and Drug Administration (FDA) for the transfer of the orphan drug status, the investigational new drug applications (INDs), and the right to acquire the relevant clinical data set from Dr. Smith. The FDA has designated orphan drug status for the use of low dose naltrexone in the treatment of pediatric patients with Crohn’s disease and ulcerative colitis.

The Patent License Agreement calls for the formation of a Development Committee to monitor the clinical progress of the Licensed Products and will consist of independent scientific and technical leaders who are highly regarded by the scientific community in the Field of Use of each Licensed Product. The development committee consists of at least one representative from the Licensor Parties and one representative from the Company in addition to outside experts in the field.

Naltrexone in low dose is a platform immunomodulatory technology that the Company expects to clinically test in the treatment of other immune-mediated or immune-deficient diseases for which it has previously acquired additional patents.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

The Company signed an exclusive licensing agreement with The Penn State Research Foundation on January 18, 2013 to license all of the intellectual property developed by Dr. Ian S. Zagon, Dr. Patricia J. McLaughlin and Dr. Jill P. Smith for the treatment of cancer titled “Opioid Growth Factor and Cancer” and “Combination Therapy with Opioid Growth Factor and Taxanes for the Treatment of Cancer” (the “Licensing Agreement”).  These licenses were acquired in exchange for 300,000 shares of the Company’s common stock with a fair market value of $2,550,000 and expenses of $160,539 which totaled $2,710,539.

The patent covers methods and formulations related to the treatment and prevention of different cancers. More specifically, the present inventions describe the use of drugs that interact with opioid receptors (naltrexone, naloxone and the pentapeptide growth factor Met-enkephalin) to inhibit and arrest the growth of cancer. Endogenous opioids and opioid antagonists have been shown to play a role in stimulating and rebalancing the immune system and the healing and repair of tissues. Such efficacy has been discovered to be partially due to the functional manipulation of the zeta opioid receptor through exogenous and endogenous Met-enkephalin. This receptor has been determined to be present in a variety of cancers, including pancreatic and colon cancer.

As part of the Licensing Agreement, TNI BioTech is working to acquire the orphan drug designation (IND) and clinical data set from Dr. Jill Smith.

The Licensing Agreement calls for TNI BioTech to (a) use commercially reasonable efforts to develop, commercialize, market and sell Licensed Products in a manner consistent with the Business Plan; (b) will expend a minimum of $110,000 (per annum) to develop and commercialize Licensed Products as soon as practicable, consistent with sound business practices and judgment; (c) be responsible for obtaining all requisite regulatory approvals needed to use or sell Licensed Products in the Field of Use; and (d) make the first commercial sale of a Licensed Product by December 31, 2016.

The Licensing Agreement calls for the formation of a Development Committee to monitor the clinical progress of the Licensed Products, which will consist of independent scientific and technical leaders who are highly regarded by the scientific community in the Field of Use of each Licensed Product.

In confirmation letters dated April 3, 2013, the Company received acknowledgement from the Department of Health and Human Services confirming the Food and Drug Administration’s (FDA) receipt of the change in sponsorship of the investigational new drug application (IND) for Naltrexone HCL and the orphan drug designation for [met5]-enkephalin and the orphan drug designation for the use of low dose naltrexone in the treatment of pediatric patients with Crohn’s Disease.

9. Commitments and Contingencies

Malawi Treatment Facilities

On July 14, 2012, GB Oncology and Imaging Group LTD (“GBOIG”) in partnership with TNIB signed a letter of intent agreement to collaborate with the Government of Malawi to assist in expanding the treatment of cancer, HIV/AIDS and other infectious diseases.

The Company and GB will work in connection with the government of Malawi to open and operate clinics that provide treatments for HIV/AIDS, cancer and other infectious diseases. GBOIG and TNIB expect to have the oncology and infectious disease clinic fully operational within 12 months of the signing of the Agreement, and hope to begin treatment for HIV patients within 180 days. Under the letter of intent, TNIB and GBOIG will begin by providing HIV/AIDS treatment to 25,000 patients and hopefully expanding to 500,000 within 24 months.

The Company is not responsible for any of the costs in connection with the clinic in Malawi.  The cost to open the clinic is approximately $1,000,000, but such costs will not be paid by TNI. TNI BioTech is assisting in obtaining donations for the facility.  GB Oncology is responsible for funding the clinic costs.  Brewer Foundation has also agreed to help with providing some of the medical equipment through its foundation.

GB Oncology and Imaging Group LTD., a subsidiary of GB Energie LLC is a Washington D.C. based minority woman-owned business managed by Dr. Gloria B. Herndon. Dr. Herndon is also a director of TNI BioTech, Inc.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)

Distribution Agreement in Nigeria

Effective November 9, 2012, TNI BioTech, Inc., signed an exclusive Distribution Agreement with G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings, LLC for the Federal Republic of Nigeria. Under the terms of the Distribution Agreement, G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings LLC will have exclusive marketing and distribution rights to IRT-103 LDN and IRT-104 LDN cream in Nigeria. TNIB will be responsible for the manufacture and supply of IRT-103 LDN and IRT-104 LDN cream. As part of the Distribution Agreement, G-Ex Technologies/St. Maris Pharma will provide TNIB with a revolving letter of credit for the minimum purchase of 750,000 doses monthly of IRT-103 LDN or IRT-104 LDN cream priced at $1.00 per dose.

The Distribution Agreement calls for G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings, LLC to purchase a minimum of 15,000,000 doses monthly within 24 months to maintain the exclusivity of the Agreement. Once G-Ex Technologies/St. Maris Pharma and GB Pharma Holdings, LLC reach sales of 1,000,000 doses per day TNIB has agreed to joint venture a factory in the Federal Republic of Nigeria to meet local demands.

G-Ex Technologies/St. Maris Pharma is a consortium of companies organized under the laws of the Republic of Nigeria operated by management, consultant, general pharmaceutical, clinical pharmacy and marketing executives, each with over twenty-five years of industry experience and well versed in the changing dynamics of the prescription and over-the-counter drug international marketplace. G-Ex Technologies/St. Maris Pharma has been actively supported by medical practice professionals in business and academia who have been involved in the management of related drug therapies for many years.

Strategic Framework Agreement with Zhongzhu Group

On October 9, 2012, the Company signed a Strategic Framework Agreement for Cooperation with the Zhongzhu Group. Under the Strategic Framework Agreement, the parties will work together to further the development of new products and conduct research and development on TNI’s licensed patented technology. Specifically, the parties aim to co-invest to develop and market products focusing on HIV, cancer and related autoimmune system therapies, develop co-ventured manufacturing facilities in China, and develop co-ventured distribution of the developed products in China and Africa.

Commissioned Processing Contract, Addendum to Venture Cooperation and Strategic Framework Agreement

The Company signed a Commissioned Processing Contract, Addendum to Venture Cooperation and Strategic Framework Agreement with Hubei Qianjiang Pharmaceutical Co., LTD (“HBQ”) on February 24, 2013. Under the Commissioned Processing Contract, HBQ will manufacture low dose Naltrexone for TNI. The Addendum to Venture Cooperation expands the scope of the originally executed agreement in October to include clinical trials on pancreatic and liver cancer. Under the Strategic Framework Agreement, the parties will work together to further the research and development and marketing of new products. Specifically, the parties aim to co-invest to develop and market products focusing on HIV-AIDS and develop co-ventured distribution of the developed products in China, Central America, South America, Africa and the United States.

Manufacturing

In March 2013, the Company decided that it would be better to outsource our manufacturing, rather than manufacture ourselves.  This decision was made when the joint venture partner was unable to provide a facility that meet international standards for manufacturing and canceled the contract.   The Company at the same time entered into discussions with an existing facility in Managua, Nicaragua that has excess capacity.  The Company believes that between the facility in Nicaragua and the Qianjiang Pharmaceutical GMP facility located in China, the Company should be able to begin delivering LDN by July 1, 2013.

TNI BioTech, Inc.
Notes to the Financial Statements
March 31, 2013
(Unaudited)
African Contracts

In the African countries where the Company currently has contracts, international laws require the exporting company provide a certificate of Free Sale. It has taken TNI BioTech longer than anticipated to obtain the certificate of Free Sale.

Operating Leases

The Company leases office space in Bethesda, Maryland and Orlando, Florida under a month-to-month lease agreement. Rental expense for the three months ended March 31, 2013 and the twelve months ended December 31, 2012 was $16,259 and $10,303, respectively.

10. Related Party Transactions

Effective September 15, 2012, TNI BioTech, Inc. entered into a one-year employment agreement with Joseph Griffin, the brother of the Company's Chief Executive Officer, in which base salary, the grant of a common stock, and health insurance coverage were defined.  As a signing bonus, Mr. Griffin received 250,000 shares of restricted common stock of the Company.  During the quarter ended March 31, 2013, the Company paid cash compensation totaling $18,702.  During the year ended December 31, 2012, the Company paid cash compensation totaling $11,146.

In 2012, Webfoot, Inc., provided financing to the Company and as of December 31, 2012, the Company owed Webfoot, Inc., $121,128.  Webfoot, Inc., is owned by the son of Noreen Griffin.  On February 21, 2013, the Company entered into a formal loan agreement to evidence the amount owed on December 31, 2012.  The loan bears interest at an annual rate of 6%.  The interest is repayable at maturity.  The note matures on February 21, 2014.

In 2012, Noreen Griffin made payments on the Company's behalf covering the costs of incorporation and merger-related expenses.  At December 31, 2012, the Company owed Ms. Griffin $30,000.  On February 13, 2013, the Company entered into a formal loan agreement to evidence repayment of the amount owed on December 31, 2012.  The loan bears interest at an annual rate of 6%. The interest is repayable at maturity.

In 2012, Griffin Enterprises, Inc. made payments on the Company's behalf covering the cost of incorporation and merger-related expenses.  Griffin Enterprises, Inc. is wholly-owned by Noreen Griffin.  At December 31, 2012, the company owed Griffin Enterprises, Inc. $46,000.  On February 13, 2013, the Company entered into a formal loan agreement to evidence repayment of the amount owed on December 31, 2012.  The loan bears interest at an annual rate of 6%. The interest is repayable at maturity.

On January 3, 2013, the Company formalized the terms under which Kelly O’Brien Wilson, the daughter-in-law of the Company's Chief Executive Officer has been employed. Ms. Wilson had been working with the Company in 2012 and her three-year employment agreement is effective as of December 1, 2012. The terms of the agreement define her base salary, a grant of a common stock, and health insurance coverage.  As a signing bonus, Ms. Wilson is entitled to receive 50,000 shares of common stock of the Company.  During the quarter ended March 31, 2013, the Company paid cash compensation totaling $12,884.  During the year ended December 31, 2012, the Company paid cash compensation totaling $4,035.  Ms. Wilson has not received the 50,000 shares of common stock that were part of her original agreement and previously disclosed in our Form 10 Registration Statement. The terms of Ms. Wilson’s agreement are currently being re-negotiated including the share issuance.

11. Subsequent Events

On April 4, 2013, a warrant holder exercised its right to purchase 107,900 shares of restricted common stock of the Company. The Company received $80,925 from the exercise of the warrants.

On April 5, 2013, the Company issued a $100,000 short-term note to a third party investor that matures on April 19, 2013. Under the terms of the note, the Company was required to issue 10,000 shares of its restricted common stock as a loan origination fee. If the note was not repaid on the maturity date, then the Company must issue 10,000 shares and must issue an additional 10,000 shares for each 30 day period after the maturity date that the note remains unpaid. The Company issued 10,000 shares for the default on April 19, 2013.

In April 2013, the Company issued 60,000 shares of restricted common stock at a per share price of $0.75 and 26,975 Series C Warrants to a holder of Common Stock Purchase Warrants issued in the Company’s 2012 Private Placement.

The following is a schedule of shares issued subsequent to March 31, 2013.
Shares

Shares issued for loan origination fee	10,000
Shares issued for default on promissory notes	35,000
Shares issued for warrant exercise	107,900
Shares issued to investor	60,000

Meeting with FDA Regarding LDN

In May 2013, the Company received confirmation of a Type C meeting with the FDA to discuss the Phase 3 clinical development program for a proposed 505(b)(2) application for Low Dose Naltrexone (“LDN”) in the treatment of adults and pediatric patients with Crohn’s disease. The meeting was held on June 26, 2013. The Company presented an updated development plan that matches the initially proposed timeline and will proceed as planned.

Meeting with FDA Regarding MENK

The Company received confirmation of a Type B meeting with the FDA on August 20, 2013 to discuss the Phase 3 clinical development program and CMC plans for Met-enkephalin in combination with gemcitabine in the treatment of pancreatic cancer.